As filed with the Securities and Exchange Commission on February 17, 2009
Registration No. 333-150822

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YANGLIN SOYBEAN, INC.
(Exact name of registrant as specified in its charter)

Nevada	2075	20-4136884

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

99 Fan Rong Street, Jixian County, Heilongjiang 155900 P.R. China
(86) 469-467-8077
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jiannan Zhang, Esq.
Cadwalader, Wickersham & Taft LLP
China Central Place, Tower 2, Suite 2301
79 Jianguo Road
Beijing, China 100025

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as amended check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒
(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
common stock issuable upon conversion of the Series A Convertible Preferred Stock, par value $0.001 per share	7,000,000 shares	$4.5	$31,500,000	$1,100.40

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock quoted on the OTCBB on February 12, 2009 .

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Subject to Completion, dated February 17, 2009

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

7,000,000 Shares

YANGLIN SOYBEAN, INC.

Common Stock

This prospectus relates to shares of common stock of Yanglin Soybean, Inc. (“we”, “us” or the “Company”) in connection with that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 7,000,000 shares of our common stock.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the Over the Counter Bulletin Board (“OTCBB”) or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is quoted on the OTCBB under the symbol “YSYB.OB.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2009.

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Our Company

We are, through Heilongjiang Yanglin Soybean Group Co. Ltd. (“Yanglin”), our subsidiary in the People’s Republic of China (“PRC”), engaged in manufacturing non-genetically modified soybean-based products in the People’s Republic of China . Since its inception in 1996, Yanglin has been engaged primarily in soybean crushing and its main products were soybean meal and soybean oil. Yanglin has been expanding into refining and deep processing segments to produce higher-end and more profitable products including salad oil, squeezed oil, concentrated protein, textured protein, defatted soybean powder, and powdered soybean oil.

Our headquarters and production facilities are located in Heilongjiang province, the PRC’s soybean-growing capital, which provides abundant supply of raw materials for soybean processing.

Organizational History

We were originally incorporated on May 26, 1921 under the laws of the State of Nevada. Our original Articles of Incorporation were oriented toward mining operations. Our Common Stock traded on the San Francisco Mining Exchange and on the OTCBB. We operated a number of mining properties and in 1980, we became inactive and trading in our Common Stock ceased.

We have had no operations, assets or liabilities since 1980 until the reverse merger and accordingly, were deemed to be a "blank check" or shell company that is, a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person.

On Oct. 3, 2007, we acquired Faith Winner Investments Limited ( “Faith Winner (BVI)”), a company incorporated under the laws of the British Virgin Islands, in a share exchange transaction with Winner State Investments Limited (“Winner State (BVI)”), a company incorporated in the British Virgin Islands, Fang Chen, Yang Miao and Ying Zhang for a total of 18,500,000 or 97.43% of our issued and outstanding shares of common stock. As a result, Faith Winner (BVI) became our wholly-owned subsidiary.

Faith Winner (BVI) owns all the equity interest of Faith Winner (Jixian) Agriculture Development Company Limited (“WFOE”), a company incorporated under the laws of the PRC. WFOE has entered into a series of contractual agreements with Yanglin, a company incorporated under the laws of the PRC, which essentially gives WFOE control over Yanglin’s business and management as if Yanglin were a wholly-owned subsidiary of WFOE.

The contractual agreements were utilized instead of a direct acquisition of Yanglin’s assets because current PRC law which took effect on September 8, 2006 does not specifically establish the approval procedures and detailed implementation regulations for a non-PRC entity’s equity to be used as consideration to acquire a PRC entity's equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity to use its equity to acquire a PRC entity. If acquisition of a PRC entity using foreign equity were possible, we could have acquired 100% of the stock of Yanglin in exchange for shares of our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we presently do not have sufficient cash to pay the estimated full value of all of the assets of Yanglin, we, through WFOE, purchased the maximum amount of assets possible with the net proceeds of the private placement on October 7, 2007, and leased from Yanglin the remainder of the assets used in Yanglin’s business.

We have completed the following required transactions contemplated in the contractual agreements: WFOE’s registered capital verification process in PRC, WFOE’s transmission to Yanglin the full purchase price for the intellectual property, including the trademark purchase and the principal amount of a loan made under the contractual agreements, WFOE’s approval for the transfer of intellectual property from Yanglin and WFOE’s obtaining a business license from local branch of PRC’s State Administration of Industry and Commerce as an operating company. Please see disclosures under heading “Certain Relationships and Related Transactions.” on page 78.

Our current structure, after the aforementioned transactions, is set forth in the diagram below:

On January 18, 2008, we amended our Articles of Incorporation to change the name of our company from Victory Divide Mining Company to Yanglin Soybean, Inc.

Because we conduct  our business operations through Yanglin, in the following sections, unless otherwise noted, “we”, “Company” and “Yanglin” are used interchangeably.

Our Business

Our products are sold under the “Yanglin” brand name. We, through Yanglin, buy all our supplies of soybeans from Heilongjiang Province, the major soybean grown area in China and where we are located.

In fiscal 2006, we, through Yanglin, processed approximately 310,000 tons of soybeans and generated total revenue of approximately $88.1 million, producing a net income of $6.9 million. In fiscal 2007, we processed approximately 385,000 tons of soybeans and generated total revenue of approximately $155.2 million, producing a net income of $10.3 million.

We, through Yanglin,  sell Yanglin products to various geographic regions of the PRC, both directly to manufacturers and through distributors. We sell Yanglin soy meal output primarily to manufacturers of animal feed. Yanglin soybean oil is distributed through wholesalers and distributors. Because the domestic demand exceeds supply, we sell all Yanglin products to its customers in the PRC although we understand that some of Yanglin’s products are exported internationally by certain of its customers.

Our Competitive Advantages

We believe we have several competitive advantages:
•	Our products have favorable brand-name recognition due to the superior quality of our products and our proven track record in the industry;

•
We, through Yanglin, are strategically located to access cheaper and more stable soybean supply. Jixian County, where the company is headquartered, is located in the heart of the Three Rivers Plains, a major soybean production area, and Yanglin has established long-term healthy relationship with the local farmers and suppliers;

•	We, through Yanglin, have extensive sales networks covering the most areas of China and have negotiated better arrangements with the distributors to save cost and to promote higher efficiency.

•
Our business is better managed and our operations are more efficient compared to many larger state-owned soybean processors. Our costs are lower, margins are higher and we are in better financial conditions;

•
We believe that Yanglin does not face direct competition from international conglomerates such as Archer Daniels Midlands and Cargill, as they produce predominantly genetically modified soybean products, whereas Yanglin produce non-genetically modified soybean products which appeal to more health-conscious customers;

•	Our employees, both management and workers, have great skills and experience in the soybean industry. Many of them worked in the industry for more than 20 years.

Our Strategy

•	Increase Our Sources of Supply

•	Expand Capacity by Building New Plants or through Acquisitions

•	Expansion of Our Sales Network

•	Expansion of Our Product Line

Risk Factors

An investment in our common stock involves a high degree of risk. The following risks, as well as the other risks discussed in “Risk Factors,” should be carefully considered before participating in this offering:

•	Our raw material supply is vulnerable to natural disasters, which could severely disrupt the normal operation of our business and therefore adversely affect our business.

•	Soybean prices fluctuate greatly. This may adversely affect our operations.

•	Our efforts to expand into soybean deep-processing segment and to manufacture high-end and more profitable products may not be successful.

•	Our full capacity may be reached soon. Our growth may be impacted if we could not expand our capacity in the near future.

•	We do not have long-term soybean supply contracts, which could have a material adverse effect on us.

•	The soybean price is largely beyond our control in addition to natural disaster or supply competition.

•	Some of our land may be reclaimed by the government and this may materially impact our operations.

•	We may lose our advantages if there is emergence of new production technologies for other competitors.

•	Our manufacturing process is highly dangerous, which could cause adverse effects on our operation.

•	We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our main customers reduce their orders from us.

•	Our product delivery is dependent upon the efficiency of the rail system and any disruption in the services or increase in transportation costs will have a material adverse impact on our operations.

•	Potential environmental liability could have a material adverse effect on our operations and financial condition.

•	Inadequate funding for our capital expenditure may affect our growth strategy and profitability.

•	The sales price fluctuation for our products is periodic, which could affect on our financial results.

•	We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

•
Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

•
Contractual arrangements through which we have established control of Yanglin may not be as effective in providing operational control as direct ownership. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.

•	Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

•	You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management in China.

•	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

•	Inflation in China may inhibit our activity to conduct business in China.

•	Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

•	The fluctuation of the Renminbi may materially and adversely affect your investment.

•	We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule.

•
We may be treated as a resident enterprise for PRC tax purposes as the Enterprise Income Tax Law became effective on January 1, 2008, which may subject us to PRC income tax for any dividends we receive from our subsidiaries and PRC income tax withholding for any dividends we pay to our non-PRC shareholders.

•	We have limited business insurance coverage in China, which could harm our business.

•	Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations.

SUMMARY CONSOLIDATED FINANCIAL DATA

We present below our summary consolidated financial data. The summary consolidated statement of operations data for each of the three years in the period ended December 31, 2007 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, each included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

Consolidated Statement of Operations	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The nine months ended Sep. 30, 2008 ($)	The nine months ended Sep. 30, 2007 ($)

	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	38,430,465	88,078,494	155,206,867	190,237,176	92,218,105
Other sales	-	-	-
Cost of sales	(35,132,664)	(79,862,179)	(142,568,658)	(175,551,015)	(85,089,220)
Gross Profit	3,297,801	8,216,315	12,638,209	14,686,161	7,128,885
Selling expenses	(43,094)	(63,209)	(146,411)	(180,726)	(98,453)
General and administrative expenses	(1,103,262)	(1,078,184)	(1,812,450)	(1,750,924)	(926,552)
Income from operations	2,151,445	7,074,922	10,679,348	12,754,511	6,103,880
Interest expense, net	(150,370)	(219,032)	(394,705)	(627,827)	(240,203)
Other income	-	-	39,385	-	-
Other expense	-	-	-	(14,479)	-
Income before taxation	2,001,075	6,855,890	10,324,028	12,112,205	5,863,677
Income tax	-	-	-	-	-
Net Income	2,001,075	6,855,890	10,324,028	12,112,205	5,863,677

Consolidated Balance Sheets	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec.31, 2007 ($)	The nine months ended Sep. 30, 2008 ($)

	(audited)	(audited)	(audited)	(unaudited)
Current Assets	9,911,883	11,272,054	35,828,927	38,494,471
Total Assets	27,090,833	35,245,747	70,732,531	77,894,013
Current Liabilities	10,634,636	11,050,319	15,587,625	6,660,550
Total Liabilities	10,908,533	11,512,096	16,044,732	7,108,833
Total Stockholders’ Equity	16,182,300	23,733,651	54,687,799	70,785,180

RISK FACTORS

Cautionary Statement Regarding Future Results, Forward-Looking Information And Certain Important Factors

In this prospectus we make, and from time to time we otherwise make, written and oral statements regarding our business and prospects, such as projections of future performance, statements of management’s plans and objectives, forecasts of market trends, and other matters that are forward-looking statements. Statements containing the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimates,” “projects,” “believes,” “expects,” “anticipates,” “intends,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions identify forward-looking statements, which may appear in documents, reports, filings with the Securities and Exchange Commission (“SEC”), news releases, written or oral presentations made by officers or other representatives made by us to analysts, stockholders, investors, news organizations and others, and discussions with management and other of our representatives.

Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties. No assurance can be given that the results reflected in any forward-looking statements will be achieved. Any forward-looking statement speaks only as of the date on which such statement is made. Our forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that may be subject to revision. Except as required by law, we do not undertake any obligation to update or keep current either (i) any forward-looking statement to reflect events or circumstances arising after the date of such statement, or (ii) the important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or which are reflected from time to time in any forward-looking statement.

We face special risks for doing business in China. We face the risk of changes in the policies of the PRC government, the risk of recent PRC regulations restricting the establishment of offshore companies by PRC residents, the risk of ineffective contractual control of Yanglin, the risk of uncertain legal environment in China, the risk of substantial influence by the PRC government over the manner we conduct our business activities, the risk of inflation in China, the risk of restrictions on currency exchange, the risk of fluctuation of Renminbi exchange rate, the risk of distribution our assets upon liquidation, the risk of being treated as a resident enterprise for PRC tax purposes, the risk of limited business insurance coverage, and the risk of future outbreaks of SARS and Avain Flu in China.

In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors, including those mentioned above, that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement. Some of these important factors, but not necessarily all important factors, include the following:

Risks Related To Our Business

Our raw material supply is vulnerable to natural disasters, which could severely disrupt the normal operation of our business and therefore adversely affect our business.

As soybeans are our main raw materials and most of our soybeans are grown in and obtained from farmers in the Heilongjiang province, natural disasters such as drought, earthquakes, floods, and heavy rains in Heilongjiang may lead to a shortage in our supply of soybeans and result in soybean price increases, and consequently adversely affect our operations.

Our efforts to expand into soybean deep-processing and manufacture value added products may not be successful.

In order to grow our business and achieve higher profit margins, we have begun to construct new plants and add new equipment to manufacture value added products such as high-grade oil, protein concentrate, textured protein, powdered oil, etc. If the consumers do not accept our new products, the market for such products has not fully developed, or we do not have experienced sales personnel to market such products, we may not achieve the result as we expect and our business operation and financial conditions may be adversely affected.

Soybean prices fluctuate greatly. This may adversely affect our operations.

As a commodity, soybeans are subject to the price fluctuation of the commodity market in China and indirectly to the international commodity market. For example, the soybean price went up from RMB 1.23 per 500 grams at the beginning of the last year to RMB 2.13 per 500 grams at the end of 2007, and in early March 2008 it has climbed to as high as RMB 2.75 per 500 grams (in December 2008, the number is RMB 1.65 per 500 grams), due to both the shortage in soybean supply caused by a severe drought in 2007 and farmers’ cutting growing areas of soybeans brought by the continuously low price level by the end of 2006. If the soybean price increases significantly, we may have a problem obtaining adequate working capital to satisfy the raw materials needs of our operations.

Our full capacity may be reached soon. Our growth may be impacted if we could not expand our capacity in the near future.

The designed capacity of our facilities is 520,000 tons per year and the maximum utilization rate for our industry is approximately 90%. We processed 385,000 tons of soybean in 2007 and we processed about 420,000 tons in 2008. We will soon need additional capacity to grow our business. If we are not able to build or acquire new facilities in 2009, the growth of our business maybe adversely affected.

We do not have long-term soybean supply contracts, which could have a material adverse effect on us.

Currently, we source about 70% of our raw materials from farmers with whom we have a long term relationship and about 30% from intermediaries who purchase directly from other farmers. However, we do not have long term contracts with the farmers or the intermediaries. All current supply contracts with the soybean farmers are one-year contracts without fixed prices. Therefore, we may not be able to control supply risks. Any significant fluctuation in price of our raw materials could have a material adverse effect on the manufacturing cost of our products.

We have tried to mitigate the risks by paying attractive premium to those farmers who purchase “Yanglin” soybean seeds, cultivate and plant them and then sell the soybeans to us in order to guarantee our soybean supplies. However, if our competitors also pay premium or even pay higher premium to attract the suppliers, we may lose our advantage in purchasing price and lose some of the soybean supplies.

The soybean price is largely beyond our control in addition to natural disaster or supply competition.

The soybean price may also be affected by other factors in addition to natural disasters or supply competition, such as global commodity price increase, government control or suppliers’ financial difficulties. We may have limited options in the short-term for alternative supply if our suppliers fail for any reason, including suppliers’ business failure or financial difficulties to continue the supply of raw materials. Moreover, identifying and accessing alternative sources may increase our costs. Although raw materials are generally available and we have not experienced any raw material shortage in the past, we cannot assure that the necessary materials will continue to be available to us at prices currently in effect or acceptable to us.

Some of our land may be reclaimed by the government and this may materially impact our operations.

Most land in China is state-owned and land use rights may be granted, transferred, leased or allocated. Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. At the same time, allocated land can be reclaimed by the government at any time. The lands occupied by our Factory No. 1 and No. 2 is allocated land and accordingly subject to the risk of being reclaimed. We are in the process of applying for the land use rights over Factory No. 2 to be changed to transferred. Although the risk being reclaimed is very small because the government is encouraging the growth of our industry and in general the market economy system will continue to support our business, we cannot guarantee the land will not be reclaimed in the future.

We may lose our advantages if there is emergence of new production technologies for other competitors.

Our business is dependent on our ability to utilize current technologies to produce high quality products with low cost. Currently, we employ advanced technologies now available in our manufacturing process. However, newer and better manufacturing technologies may emerge. If we are unable to adapt the production processes to newer and more efficient manufacturing technologies that may be used by our competitors to manufacture products that are of higher quality or at a lower cost, we may lose market share and our financial performance may be adversely affected because we do not have the financial resources to build new facilities using such new technologies.

Our manufacturing process is highly dangerous, which could cause adverse effects on our operation.

In our manufacturing process, we use highly inflammable and explosive chemical solutions. Therefore, fires and explosions could occur, which could cause delay in our production, damages to our facilities and injuries to our workers.

We receive a significant portion of our revenues from a small number of customers. Our business will be harmed if our main customers reduce their orders from us.

Our customers mainly comprise approximately 40 distributors of soybean oil and other soybean products, as well as soybean food product and animal feed manufacturers. Although our sales are widely diversified among our customers and our largest customer accounts for only 10% of our total sales, our top ten customers accounted for about 34% of our net sales in fiscal 2007. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer ceases purchasing. If we lose any customers and are unable to replace them with other customers that would purchase a similar amount of our products, our revenues and net income would decline considerably.

Our product delivery is dependent upon the efficiency of the rail system and any disruption in the services or increase in transportation costs will have a material adverse impact on our operations.

Approximately 70% of our products are transported to our customers by rail. We are largely dependent upon the efficiency of China’s rail system and network to deliver our products. Any disruption of their service will largely impact our ability to fulfill our orders on a timely basis and recognize revenue. Also any increase in transportation costs may deter our customers and lead them to source products from other nearby suppliers, thus negatively affecting our sales.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of management, we have complied with the prescribed standard of environment protection as evidenced by a certificate issued by the government. Although it has not been alleged by government officials that we have violated any current environmental regulations, we cannot assure you that the government will not amend the current environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

Inadequate funding for our capital expenditure may affect our growth strategy and profitability.

Our continued growth depends upon our ability to raise capital from outside sources. To maintain our profitability, we should increase the efficiency and achieve economies of scale in production of those low-margin products, and at the same time to develop those high-margin products. Adequate funding is needed to expand the production scale or develop new products. However, adequate funding is dependent upon a number of factors, including but without limitation the nation’s or the world’s economy, our business condition, the financial environment as well as the relevant legal environment. If we are unable to obtain sufficient financing, our growth and profitability may be adversely limited.

The sales price fluctuation for our products is periodic, which could affect on our financial results.

The prices of our products vary seasonably, among others, by the change of soybean supply and demand. Usually, our prices are lowest during the soybean harvest time between October and December and on the peak from January to February because of the Chinese New Year. However, the price also subject to other conditions. As a result, we believe that period-to-period comparisons of our historical results of businesses are not necessarily meaningful and that you should not rely on them as an indication for future performance. It is also possible that our quarterly results of operations may be below the expectations of public market analysts and investors.

Risks Related To Our Management and Internal Control

It will probably cost us a long time to establish adequate management and internal controls. As a result, there may be some operation risks with respect to our business management.

We are constantly striving to establish and improve our business management and internal accounting control to forecast, budget and allocate our funds. However, as a Chinese company that has just become a US public company, it is difficult for us to hire and retain a sufficient number of qualified employees of management and internal control in a short period. It will also probably take us a long time to educate our employees about the internal control. As a result, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records, and instituting business practices that meet international standards in a short period.

The following is a description of each deficiency or weakness with respect to our internal controls over financial reporting identified by our outside auditors.

1)
The Company has not formulated a complete Code of Conduct applicable to all staff, with Chinese and English version, defining acceptable business conduct, conflict of interests and other expected moral behavior, and including anti-fraud mechanism. Also the procedure ruling the drafting, revision, reviewing, approval and issue of the Code should be formulated. Besides, no formal system has been set up for reporting of fraud.

2)	The Company does not have a formal system for employees to report and expose fraud.

3)	The Company currently does not have a complete set of Articles for the board of directors. The Company now does not have any independent director.

4)	The special committees of the board, including audit committee, appointment committee and compensation committee, have not been established.

5)	The Company does not have an accounting policy manual based on U.S. GAAP and have not formulated formal procedures on the accounting treatment of significant transactions and processes.

6)	The Company does not have a formal procedure on review, update and approval of the management procedures.

Because of the above-referenced deficiencies and weaknesses in our disclosure controls and procedures and internal control over financial reporting, we may be unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, and therefore may not be able to obtain the independent auditor certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We depend on key personnel for our business operations, whose discontinuance could incur our high replacement cost.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Shulin Liu, our chairman and chief executive officer, Mr. Zhongtai Guo, chief operating officer, and Mr. Shaocheng Xu, chief financial officer. If one or more of our key executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses and take additional time to recruit and retain new officers.

We may not be able to effectively protect our intellectual property, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary rights, including Yanglin’s. At present, Yanglin has registered the trademarks for “Yanglin” logo in China which are currently used for all Yanglin’s products. We cannot assure you that we will be able to effectively protect Yanglin’s trademarks in the future. Currently, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

While we believe that the technology we use is not protected by any patent or intellectual property rights, we face the risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to the manufacturing of soybean products may involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. Further, we do not have adequate product liability insurance coverage against defective products as our products are manufactured according to fairly basic formulas. Any disputes so far have been resolved through friendly negotiations. There is no guarantee that we will not be involved in any legal proceedings should such negotiations fail one day.

Risks Related to Our Expansion

Our plans for future expansion may not be implemented or successful.

While we have expansion plans, which include manufacturing “Value-added” and refined soybean products, expanding our production lines and expanding our sales, there is no guarantee that such plans will be implemented or that they will be successful. These plans are subject to, among other things, the feasibility to meet the challenges we face, our ability to arrange for sufficient funding for more manufacturing facilities and the increasing working capital and the ability to hire qualified and capable employees to carry out these expansion plans.

Our personnel may not effectively support our growth and therefore impeding the expansion plan.

We currently have sufficient experienced and skilled employees for our business operations. But if our business and markets grow and develop, it will be necessary for us to expand our operation in an orderly fashion, which will put added pressure on our management and operational infrastructure. We may not have the requisite experience to manage and operate a larger, more modern manufacturing plant and bigger production lines. In addition, we may face challenges in product offerings and in integrating acquired businesses. These events would increase demands on our existing management, workforce and facilities. Failure to satisfy these increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not be able to increase our sources for soybean supply. As a result, we may not support our plan to increase production.

In order to increase our raw material supplies, we intend to expand our soybean supply area through securing additional farmland soybean agreements, which in turn will be accomplished through contract negotiations with private farmers and cooperation with state-owned farms. However, it is difficult to obtain access to farmlands from private farmers or state-owned farms. If we cannot expand the soybean supply area, we may not be able to increase the supplies of the soybean and our plan to increase soybean production.

We may have difficulty to expand our sales network in domestic market or to explore new overseas market.

We intend to intensify our marketing efforts in the PRC by expanding existing sales and marketing network coverage to reach more areas by establishing more sales offices within the PRC and maybe in other countries such as Singapore, Malaysia, Canada and the United States. However, overseas consumers may not accept the value of non-generically modified soybean products and may not like to pay the premium of it. It also may be difficult to expand the sales channels in China’s markets if we are unable to advertise our products through various forms of media. But the advertising in commercial magazines, popular newspapers or over the internet will enhance our sales costs.

Our acquisition plan may not succeed, which will adversely affect our overall expansion plan.

We plan to expand our production facilities through the acquisition of approximately 3 to 4 additional factories, which can increase our current annual soybean production capacity up to about 1.5 million tons of soybeans over the next 3 years. However, it will be difficult for us to negotiate the acquisition with those factories, which may bargain for higher acquiring prices. Additionally, the acquisition will be submitted to the government for approval. That process may increase the risk of the acquisition failure or increase our acquisition cost, which decreases the value of the acquisition. If we fail to acquire any factories, our revenue and financial conditions could be adversely affected.

Risks Related To Our Industry

China’s commitments to the World Trade Organization may intensify competition.

In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution business and reducing customs duties. Foreign manufacturers may begin to manufacture non-genetically modified soybean products and ship their products or establish manufacturing facilities in China. Competition from foreign companies may reduce profit margins and hence our business results would suffer.

If the substitute products for soybean oil increase, we may lose our market share of soybean oil market.

Substitute products for soybean oil, such as vegetable oil of peanut and palm oil could increase the intensity of competition faced by us. With the appearance of substitute products for soybean oil, consumers have more choices. Part of consumers may prefer vegetable oil. As a result, we may lose our market share of soybean oil market.

If we are not be able to maintain competitive in non-genetically modified soybean product business, we may not achieve sufficient product revenues.

At present, we are the largest and most integrated private non-genetically modified soybean producer in China. Our products compete with a multitude of products developed, manufactured and marketed by others and we expect competition from new market entrants in the future. Our current competitors are the other domestic non-genetically modified soybean companies and global manufacturers who may enter the non-genetically modified soybean business. Although currently we view ourselves in a favorable position, we may not remain competitive if existing or future competing products may provide better quality, greater utility, lower cost or other benefits from their intended uses than our products, or may offer comparable performance at lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business would suffer.

The inability of the PRC government to keep the PRC a genetically modified-free soybean zone will remove our competitive edge and negatively impact our operations.

We distinguish ourselves from our competitors in that we manufacture and sell non-genetically modified soybean products. Because the PRC is a non-genetically modified soybean growing zone, our competitors are not the large, better capitalized producers of genetically modified soybean products. The PRC has one of the strictest bio-safety regulations in the world, requiring safety certificates and labeling of genetically modified products. However, with so much genetically modified soybeans being imported into the country, there is a question as to whether the PRC is able to keep it a genetically modified-free soybean zone. If the PRC is unsuccessful in keeping the PRC a genetically modified-free soybean zone and our soybeans are tainted through pollination, we will lose our competition edge and this would adversely affect our operations.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, the food industry is undergoing increasing regulations as environmental awareness increases in China. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations, there is no assurance that we will be able to do so in the future.

Risks Related To Doing Business In China

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

The beneficial owners of our company who are PRC residents are required to update their respective registrations with the local branch of the SAFE. However, we cannot assure you that these beneficial owners will update their registrations with the local branch of the SAFE in full compliance with the October 2005 SAFE circular. The failure or inability of beneficial owners of our company who are resident in the PRC to comply with the registration procedures set forth in the October 2005 SAFE circular may subject these beneficial owners to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to us or otherwise adversely affect our business.

Contractual arrangements through which we have established control of Yanglin may not be as effective in providing operational control as direct ownership. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to legally enforce such arrangements and our business, financial condition and results of operations may be materially and adversely affected if these arrangements cannot be enforced.

We rely on contractual arrangements with Yanglin and its shareholders for operating our business. These contractual arrangements may not be as effective in providing us with control over Yanglin as direct ownership.

Under the current contractual arrangements, as a legal matter, if Yanglin fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective.

These contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If Yanglin fails to perform its obligations under these contractual arrangements, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. In addition, the legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Our Chief Executive Officer, Mr. Shulin Liu and his wife Mrs. Huanqin Ding, beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI). Our loan in the amount of approximately $17 million to the domestic Chinese Yanglin Soybean Group Co. Ltd. is callable should Mr. Shulin Liu decide to sell his and/or his wife’s majority interest in Yanglin. This could cause disruption in our operations and as a consequence may adversely affect our financial condition and results of operation.

According to the Exclusive Purchase Option Agreement, Faith Winner (Jixian) (“WFOE”) has the exclusive purchase option to the equity and assets of Yanglin, any other party has no right to purchase any equity from Mr. Shulin Liu and his wife. If Mr. Shulin Liu and his wife breach the Exclusive Purchase Option Agreement to sell the equity, under the Loan Agreement, repayment should be made in its entirety or in part, at WFOE’s option and upon 10 days written notice. Yanglin may choose two ways to repay the debt, either (i) in cash, or (ii) by a transfer of equity interests of Yanglin or all its assets (at the minimum price allowed under PRC law with any excess treated as interests). If Yanglin chooses to repay the debt in cash, it may cause disruption in its operations due to lack of the working capital.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involves uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China, and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management in China.

Substantially all of our assets and our subsidiaries are located in China. In addition, all of our directors and officers reside within China, including our certified public accountant (“CPA”), Albert Wong & Co. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon most of our directors and officers and our CPA, including with respect to matters arising under the U.S. federal securities laws or applicable state securities laws. Moreover, China is not a party to any treaties providing for reciprocal enforcement of judgments of courts with the United States or most other western jurisdictions. As a result, recognition and enforcement in China of judgments of a court in the United States or any other jurisdictions mentioned above in relation to any matter may be difficult or impossible. In addition, you will have difficulties in bring an original action in a Chinese court to enforce liabilities against our directors, officers and our CPA based upon the U.S. federal securities laws.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we hold in Chinese properties.

Inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to distribute dividend or make other payments in U.S. dollars. Normally the revenue will be reinvested in China. If we distribute dividend or  make other payments in U.S. dollars to the shareholders, PRC Foreign Investment Companies Laws require us to provide relevant documents such as tax payment evidence and resolutions of the board of the directors.  In addition, PRC bureaucracy may hinder the process even if all documents are in order. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. If we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

We may not be able to distribute our assets upon liquidation and dividend payment will be subject to restrictions under Chinese foreign exchange rule

Our assets are predominately located inside China. Under the laws governing foreign investment enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. The foreign exchange control authority may or may not approve the repatriation of funds out of China if any funds left after liquidation. See “Statutory Reserves -Page 43”.

We may be treated as a resident enterprise for PRC tax purposes as the Enterprise Income Tax Law became effective on January 1, 2008, which may subject us to PRC income tax for any dividends we receive from our subsidiaries and PRC income tax withholding for any dividends we pay to our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and will generally be subject to the uniform 25.0% enterprise income tax rate as to their global income, including income we receive from our subsidiaries. The term “de facto management bodies” is not defined under the Enterprise Income Tax Law and it is currently unclear in which situations a non-PRC enterprise’s “de facto management body” is located in China. All of our management is currently based in China, and if a majority of the members of our management team continue to be located in China after the effective date of the Enterprise Income Tax Law, we may be considered a PRC resident enterprise and therefore subject to PRC enterprise income tax at the rate of 25% on our worldwide income, which will include any dividend income we receive from our subsidiaries. If we are required under the Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiaries, our revenues could decrease significantly.

If we fail to obtain the recognition of Key Leading Enterprise by the State Administration of Agriculture, the higher tax rate of 25% will be applied to us.

We have been exempted completely from enterprise income tax because Yanglin has been recognized as the Key Leading Enterprise in the industrialization of Agriculture Industry (“KLE in AC”). On August 1, 2008, State Administration of Agriculture and other seven government authorities promulgated the Circular on the Announcement of the Fourth List of Key leading Enterprise in the industrialization of Agriculture Industry (Nong Jing Fa (2008) No.3), which indicates that the review of the qualification of KLE in AC shall be extended until the end of the Year 2009. Therefore, Yanglin will still enjoy complete exemption from Income Tax  until the end of Year 2009.  However, our status as KLE in AC may not be extended beyond the end of Year 2009 and the new tax rate of 25% will be applied to us and our revenues could decrease significantly.

We have limited business insurance coverage in China, which could harm our business.

We are exposed to many risks, including equipment failures, natural disasters, industrial accidents, power outages, and other business interruptions. We do not carry business interruption insurance and as a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us. We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. This is particularly true given our plan to significantly expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC. We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims. We have not established any reserve funds for potential warranty claims since historically we have experienced few warranty claims for our products so that the costs associated with our warranty claims have been low. If we experience an increase in warranty claims significantly, it would have a material adverse effect on our financial condition and results of operations.

Any future outbreak of severe acute respiratory syndrome or avian influenza in China, or similar adverse public health developments, may severely disrupt our business and operations.

A renewed outbreak of severe acute respiratory syndrome, the Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our revenues are derived from, could have a negative effect on our operations. In addition, there have been confirmed human cases of avian influenza in PRC, Vietnam, Iraq, Thailand, Indonesia, Turkey, Cambodia and other countries which have proven fatal in some instances. If such an outbreak or any other similar epidemic were to spread in China, where our operations are located, it may adversely affect our business and operating results. Such an outbreak could have an impact on our operations as a result of quarantines or closures of our manufacturing facilities or the retail outlets, which would severely disrupt our operations, the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Risks Related To The Market For Our Stock

Our Common Stocks subject to price volatility and may result in losses for investors.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many companies that have business operations exclusively in China. These fluctuations have often been unrelated or disproportionate to the operating performance of many of these companies. Any negative change in the public’s perception of these companies could decrease our stock price regardless of our operating results. The market price of our common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control.

These factors include without limitation actual or anticipated variations in our quarterly operating results, announcements of technological innovations or new products or services by us or our competitors, announcements relating to strategic relationships or acquisitions, additions or terminations of coverage of our common stock by securities analysts, statements by securities analysts regarding us or our industry, conditions or trends in the our industry, and changes in the economic performance and/or market valuations of other soybean product companies.

The prices at which our common stock trades will affect our ability to raise capital, which may have an adverse affect on our ability to fund our operations.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share or we have net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, disclosure of the compensation to the brokerage firm, and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

We do not intend to pay cash dividends in the foreseeable future.

We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain in your investment for the foreseeable future.

Our chief executive officer could exert significant influence over our significant corporate decisions and may act in a manner that advances his best interests and not necessarily those of other stockholders.

Our Chief Executive Officer, Mr. Shulin Liu and his wife Mrs. Huanqin Ding, beneficially own approximately 91% of our common stock through their 100% holding in Winner State (BVI). As a result, Mr. Liu may be able to influence significantly the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including investors in this offering, by, among other things: delaying, deferring or preventing a change in control of us; entrenching our management and/or our board of directors; impeding a merger, consolidation, takeover or other business combination involving us; discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or causing us to enter into transactions or agreements that are not in the best interests of all stockholders.

There is currently a very limited trading market for our common stock

Our common stock is quoted on the OTCBB. However, our bid and asked quotations have not regularly appeared on the OTCBB for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

We will incur increased costs as a result of changes in laws and regulations relating to corporate governance matters.

As a public reporting company, we will need to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC, including expanded disclosures, accelerated reporting requirements and more complex accounting rules. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other requirements will increase our costs and require additional management resources. Additionally, these laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may not be able to achieve and maintain an effective system of internal control over financial reporting, a failure which may prevent us from accurately reporting our financial results or detecting and preventing fraud.

We are subject to reporting obligations under the U.S. securities law. We filed our annual report on Form 10-K for the fiscal year ending December 31, 2007 on March 31, 2008. We prepared a management report on our internal control over financial reporting containing our management’s assessment of the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting in future annual report filings. Our management concluded that our internal controls over our financial reporting was not effective for the fiscal year ended December 31, 2007. Moreover, even if our management concludes that our internal control over financial reporting is effective our independent registered public accounting firm may still decline to attest to the effectiveness or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

We may require additional capital, which may not be available on commercially reasonable terms, or at all.

Capital raise through the sale of equity securities may result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may be unavailable in amounts or on terms acceptable to us, or at all. Failure to obtain such additional capital could have an adverse impact on our business strategies and growth prospects.

Our future capital raising and the conversion of our outstanding shares of preferred stock and warrants may dilute our shareholders’ equities.

If we need to obtain external financing, our capital raising could require us to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity or equity-linked securities could result in additional dilution to our then existing shareholders. In addition the conversion of outstanding shares of preferred stock and exercise of warrants into common stock may dilute our then existing shareholders’ equities. Certain registration rights have been granted to holders of the preferred stock and warrants. Pursuant to the registration rights agreement, certain holders of the preferred stock and warrants have the demand rights to require us to register the shares common stock held by these holders. Therefore, as our existing shareholders, your share equities may be diluted upon the conversion of outstanding shares of preferred stock, exercise of warrants and sale of common stock pursuant to the registration rights agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Yanglin Soybean, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading “Risk Factors” and elsewhere in this prospectus and that are otherwise described from time to time in our Securities and Exchange Commission reports filed after this prospectus.

The forward-looking statements included in this prospectus and the documents incorporated herein by reference represent our estimates as of the date of this prospectus or such document, as the case may be. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus or such document incorporated herein by reference, as the case may be.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders.

DIVIDEND POLICY

We have neither declared nor paid dividends on our common stock since our inception and do not plan to pay dividends in the foreseeable future. Any determination in the future to pay cash dividends will depend on our financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by the board of directors.

MARKET PRICE INFORMATION

Our stock is currently quoted on the OTCBB and our trading symbol is "YSYB.OB”. There has never been any established public market for shares of our common stock. As of December 1, 2008, we have 20,000,003 shares of common stock issued and outstanding held by approximately 360 shareholders and 10,000,000 shares of Preferred Stock issued and outstanding held by approximately 10 shareholders. We have authorized and issued 10,000,000 Series A Convertible Preferred Stock and authorized 10,000,000 Series B Convertible Preferred Stock but have not issued any Series B Preferred Stock.

The following table sets forth for the period indicated the prices of our common stock quoted on the OTCBB, as reported and summarized by the OTCBB prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

CALENDAR QUARTER ENDED	HIGH		LOW
March 31, 2007	0	*	0	*
June 30, 2007	0	*	0	*
September 30, 2007	0	*	0	*
December 31, 2007	$4.50		$2.50
March 31, 2008	$3.25		$3.25

CALENDAR QUARTER ENDED	HIGH	LOW
June 30, 2008	$5.50	$2.85
September 30, 2008	$5.50	$4.90
December 31, 2008	$5.25	$2.50
Until February 11, 2008	$4.50	$3.25

* There was almost no trading activity of the company’s common stock on and before September 30, 2007.

ENFORCEABILITY OF CIVIL LIABILITIES

There is uncertainty as to whether the courts of China would:

•
recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are primarily provided for under Chinese Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Currently, there are no treaties providing for reciprocity arrangements between the United States and the PRC for the recognition or enforcement of U.S. court judgments in the PRC. In addition, in the event that foreign judgments contravene the basic principles of the laws of the PRC, endanger state sovereignty or security, or are in conflict with the public interest of the PRC, PRC courts will not recognize and enforce such foreign judgments.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the other financial information included in this prospectus.

Consolidated Statement of Operations	The year ended Dec. 31, 2003 ($)	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The nine months ended Sep. 30, 2008 ($)

	(unaudited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	20,077,560	26,325,611	38,430,465	88,078,494	155,206,867	190,237,176
Other sales		-	-	-	-
Cost of sales	(19,144,441)	(24,557,296)	(35,132,664)	(79,862,179)	(142,568,658)	(175,551,015)
Gross Profit	933,119	1,768,315	3,297,801	8,216,315	12,638,209	14,686,161
Selling expenses	(42,035)	(54,553)	(43,094)	(63,209)	(146,411)	(180,726)
General and administrative expenses	(702,247)	(902,258)	(1,103,262)	(1,078,184)	(1,812,450)	(1,750,924)
Income from operations	188,836	811,504	2,151,445	7,074,922	10,679,348	12,754,511
Interest expense, net	(73,762)	(100,455)	(150,370)	(219,032)	(394,705)	(627,827)
Other income	32,146	211,168	-	-	39,385	-
Other expense	(24,087)		-	-	-	(14,479)
Income before taxation	123,133	922,217	2,001,075	6,855,890	10,324,028	12,112,205
Income tax	-	-	-	-	-	-
Net Income	123,133	922,217	2,001,075	6,855,890	10,324,028	12,112,205
Basic earnings per share	0.004	0.046	0.100	0.343	0.516	0.61
Diluted earnings per share	0.004	0.046	0.100	0.343	0.069	0.32

Consolidated Balance Sheets	The year ended Dec. 31, 2003 ($)	The year ended Dec. 31, 2004 ($)	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)	The nine months ended Sep. 30, 2008 ($)

	(unaudited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
Current Assets	12,343,642	13,069,478	9,911,883	11,272,054	35,828,927	38,494,471
Total Assets	19,204,789	20,454,198	27,090,833	35,245,747	70,732,531	77,894,013
Current Liabilities	6,339,685	6,350,104	10,634,636	11,050,319	15,587,625	6,660,550
Total Liabilities	6,339,685	6,670,729	10,908,533	11,512,096	16,044,732	7,108,833
Total Stockholders’ Equity	12,865,104	13,783,469	16,182,300	23,733,651	54,687,799	70,785,180

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under "Forward Looking Statements" and "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Company Overview

We are a leading non-genetically modified (non-GM) soybean processor in the PRC. We currently manufacture Grade 4 soy bean oil in bulk package and soybean meal which are sold throughout China to our customers directly or through distributors. Most of our customer (approximately 80%) are located in Northern China.

Our manufacturing process includes sifting, crushing, heating and pressing soybeans, extracting and separating oil from crushed soybeans, and cleansing, hydrating and packaging of oil as well as drying and packaging soybean meal. Currently, our main products include soybean oil, salad oil and soybean meal. We plan to broaden our product line to include high end products such as squeezed oil, powdered oil and protein concentrates, textured protein and defatted soybean powder, while expanding the production capacity of salad oil. We have installed the equipment for manufacturing squeezed oil and expanded the production line for salad oil and have started production of these products by the end of 2007. The production facilities for powdered oil have been built and are now in trial production phase. We have also begun to build facilities for manufacturing soybean protein concentrates, textured protein and defatted soy powder. We have started the trial production of concentrated protein in mid-November, 2008, and have supplied the products from first several trial runs to customers for their feedback. The production line of defatted soy powder has been installed and tested, and its production will be launched around May or June 2009. Our sales team are now eagerly developing customers for these 2 products, and have secured several potential customers for them. The production line of textured protein will be put into operations within the 2nd quarter of 2009.
We, through Yanglin, sell our products under the “Yanglin” brand name to various geographic regions of the PRC through our various distribution channels (see “Sales and Marketing” below) directly to our customers primarily within the PRC market. In the fiscal year ending 2007, we processed approximately 385,000 tons of soybeans and generated total revenues amounting to approximately $155.2 million with net income amounting to $10.3 million.

Our goal is to become the leader in the non-GM soybean industry of China, and we believe confident that we can accomplish it in the near future. We are now considering future expansion and acquisition plans, with the intention to significantly increase our processing capacity. On the other hand, we are also making efforts to improve and strengthen our management and internal control system. We have engaged Ernst & Young as consultant on our Sarbanes-Oxley compliance project, and Ernst & Young’s project team has started to review our internal control. We believe that we can complete the project successfully by the end of 2009.

Organizational History

Yanglin Soybean, Inc. (f/k/a, Victory Divide Mining Company, the “Company”) was incorporated in the state of Nevada on May 26, 1921. Our original Articles of Incorporation were oriented toward mining operations. Our Common Stock traded on the San Francisco Mining Exchange and on the OTCBB. We operated a number of mining properties and in 1980, we became inactive and trading in our Common Stock ceased. We have had no operations, assets or liabilities since 1980 and accordingly, were deemed to be a "blank check" or shell company that is, a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person. Our Articles of Incorporation were restated and amended on June 29, 2006 to reflect our objective of finding a merger partner.

On October 3, 2007, the Company completed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares, par value $0.001 per share in exchange for all of the outstanding shares of Faith Winner (BVI) shares.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. As a result of entering the abovementioned agreements, WFOE is deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidated of Variable Interest Entities, an Interpretation of ARB No. 51.

The contractual agreements were utilized instead of a direct acquisition of Yanglin’s assets because current PRC law which took effect on September 8, 2006 does not specifically establish the approval procedures and detailed implementation regulations for a non-PRC entity’s equity to be used as consideration to acquire a PRC entity's equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity to use its equity to acquire a PRC entity. If acquisition of a PRC entity using foreign equity were possible, we could have acquired 100% of the stock of Yanglin in exchange for shares of our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we presently do not have sufficient cash to pay the estimated full value of all of the assets of Yanglin, we, through WFOE, purchased the maximum amount of assets possible with the net proceeds of the private placement on October 7, 2007, and leased from Yanglin the remainder of the assets used in Yanglin’s business.

We have completed the following required transactions contemplated in the contractual agreements: WFOE’s registered capital verification process in PRC, WFOE’s transmission to Yanglin the full purchase price for the intellectual property, including the trademark purchase and the principal amount of a loan made under the contractual agreements, WFOE’s approval for the transfer of intellectual property from Yanglin and WFOE’s obtaining a business license from local branch of PRC’s State Administration of Industry and Commerce as an operating company.

The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal in China.

On January 17, 2008, the Company changed its name from “Victory Divide Mining Company” to Yanglin Soybean, Inc.”

Major Performance Factors

Revenue

We derive our revenue mainly from the sales of 3 main products, namely soybean oil (4th grade), salad oil and soybean meal. The revenue may be affected by the following factors:

•	Processing capacity of soybean;
•	Pricing of soybean oil, salad oil and soybean meal;

•           Market demand

Processing capacity of soybean. Our current annual processing capacity of soybean is 520,000 metric tons, which is sufficient for our current production plan of processing about 420,000 metric tons of soybeans in 2008.

Pricing of soybean oil, salad oil and soybean meal. Generally speaking, we determine the price of our products based on market price and our cost, while there is an overall trend of increase to compensate for the inflation.

Market demand. The growth potential of our revenue depends on the market demand for our products. As the total market demand for these products is much larger than that is sufficient to absorb our production, and our products have been recognized as of high quality and competitive price, we can sell almost all of our production volume, and we believe that there’s high growth potential for our sales revenue, especially when our high-end products are put into the market.

Cost of Sales

Cost of sales generally consists of four major parts: raw materials, labor, production overhead and manufacturing related depreciation. Raw material mainly refers to soybean, and it accounts for the most significant part of the cost of sales (COS), or about 94%. Labor cost is relatively low and only makes up 0.3% of COS. Production overhead includes auxiliary materials, utility expenses, machinery maintenance costs, inspection costs and other related expenses. Depreciation costs are applied to manufacturing facilities and equipment, such as production lines, steam generators, factory buildings, etc.

Cost of sales is mainly determined by the following factors, directly or indirectly:
•	The availability and price of raw materials, especially soybeans.
•	Output ratio and operating efficiency of production facilities.

The availability and price of raw materials, especially soybeans. Raw material cost accounts for the major portion of COS, and soybean is the only major raw material, so the fluctuation in its price will have a material impact on our cost. The price of soybean may be affected by a series of factors, including the production volume of soybeans, the transactions of soybeans on futures market, etc. Meanwhile, if there’s shortage in supply of raw materials, our production facilities will have to operate at lower than the achievable maximum efficiency. As our processing volume occupies a relatively small portion of total soybean supply of Heilongjiang Province, let alone the whole China, we expect that this factor will have little influence over our cost.

Output ratio and operating efficiency of production facilities. Output ratio is the ratio between the input of raw materials, mostly soybeans, and the output of products. The more units of products we can produce using a single unit of raw material, the higher the output ratio. As the labor, production overhead and manufacturing related depreciation expenses are mostly of a fixed nature, generally speaking, the more we produce, the lower the unit cost. Our output ratio and operating efficiency is being raised continuously, due to the recent purchase and renovation of facilities and equipment, the enhanced competence and proficiency of staff and the improvement in management skills.

Gross Profit

Gross profit is the result of the combined effects of the following factors: (a) the selling price of our products, (b) the sales volume and the individual profit margin of each product, and (c) the cost of sales. Currently the profit margin of our soybean oil and meal are relatively stable, so is gross profit. We expect that the overall gross profit will rise in the future, as we will be launching some high-end products with higher profit margin. We expect to launch the products with the following schedule: Squeezed Oil has already been launched by the end of 2007; Powdered Soybean Oil, within July 2008; Concentrated Protein and Defatted Soy Powder, within August 2008; Textured Protein will be launched within the 2nd quarter of 2009.

Operating Expenses

Operating expenses comprise of selling expenses and general & administrative expenses. Generally speaking, operating expenses occupy only a very small portion of total costs and expenses. For the past 2 years, the ratio of operating expenses as a percentage of net sales value was kept at lower than 1.3%.

Selling expenses generally include business development expenses, sales meeting expenses, loading & handling, advertising, sales-related staff salaries and welfare expenses, and travel expenses. We expect that these expenses will rise materially in the following years, as we will be recruiting more sales staff and expanding sales network, establishing new sales channels, plus inputting investment in promotion and advertising, to promote and sale our new products.

General & administrative expenses cover the depreciation of office buildings and equipment, office expenses & supplies, management & administrative salaries, etc. These expenses are, generally speaking, more of a fixed nature. There may be increase in these expenses, as we will restructure our organizational structure and improve management institutions. Besides, we are now implementing our Sarbanes-Oxley Act compliance project of our internal control system and have engaged Ernst & Young as our consultant on this project. As this project involves the redesigning and restructuring of the whole internal control system and its processes, we expect that it will cause a material increase in our management expenses.

Income Tax

We are a company incorporated in the State of Nevada and Faith Winner (BVI) is incorporated under the laws of the British Virgin Islands, and we conduct all our operations under certain contractual arrangements with Yanglin, a PRC company.

Although we are subject to United States taxation, we do not anticipate incurring significant United States income tax liability for the foreseeable future because:

•	we do not conduct any material business or maintain any branch office in the United States,

•	the earnings generated from our non-U.S. operating companies are generally eligible for a deferral from United States taxation until such earnings are repatriated to the United States, and

•
we believe that we will not generate any significant amount of income inclusions under the income imputation rules applicable to a United States company that owns "controlled foreign corporations" for United States federal income tax purposes.

Therefore, we have made no provision for U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses.

Faith Winner (Jixian), and Yanglin, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% enterprise income tax (“EIT”).

However, as Yanglin has been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by a collection of government agencies, including the National Committee of Reform and Development, the Department of Finance and the Department of Agriculture, we enjoy a complete exemption from income taxes. Our status is reviewed each two years. When the new Enterprise Income Tax Law came into effect on January 1, 2008, China’s enterprise income tax rate was changed from 33% to 25%. On August 1, 2008, State Administration of Agriculture and other seven government authorities promulgated the Circular on the Announcement of the Fourth List of Key Leading Enterprise in the industrialization of Agriculture Industry (Nong Jing Fa (2008) No.3), which indicates that the review of the qualification of Key Leading Enterprise in the industrialization of Agriculture Industry (“KLE in AC”) shall be postponed until the end of the Year 2009. Therefore, Yanglin will still enjoy complete exemption from income taxes until the end of Year 2009. If we fail to obtain the recognition of KLE in AC after 2009, the tax rate of 25% will be applied to us.

Results of Operations

The following table shows the operating results for the three months ended September 30, 2008, and September 30, 2007.

	The three months ended Sep. 30, 2008 ($)	The three months ended Sep. 30, 2007 ($)
Consolidated Statement of Operations	(unaudited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	48,687,504	23,025,069
Other sales	-	-
Cost of sales	(45,254,311)	(21,508,259)
Gross Profit	3,433,193	1,516,810
Selling expenses	(61,756)	(29,386))
General and administrative expenses	(505,983))	(216,034))
Income from operations	2,865,454	1,271,390
Interest income	27,353	11,272
Interest expense	(195,075))	(57,064))
Other expenses	(131))	-
Income from operations before income tax	2,697,601	1,225,598
Income tax	-	-
Net Income	2,697,601	1,225,598
Foreign currency translation adjustment	112,368	24,601
Comprehensive income	2,809,969	1,250,199

The Three Months Ended September 30, 2008 Compared with the Three Months Ended September 30, 2007

Net Sales

	For The Three Months Ended Sep. 30		Period to Period Change
Item	2008 Amount ($)	2007 Amount ($)	Amount ($)%
Soybean meal	32,469,832	12,665,170	19,804,662	156.4%
Soybean oil	11,217,242	7,682,206	3,535,036	46.0%
Salad Oil	5,000,430	2,677,693	2,322,737	86.7%
Total Net Sales	48,687,504	23,025,069	25,662,435	111.5%

Net sales revenue was $48,687,504 for the three months ended September 30, 2008, an increase of $25,662,435 or 111.5% from $23,025,069 for the three months ended September 30, 2007. An analysis by product shows that the revenue of soybean meal, soybean oil and salad oil achieved impressive period over period growth rates of 156.4%, 46.0% and 86.7% respectively. This outstanding performance was primarily due to the increase in the market price of soybean products, assisted by the growth in our sales volume.

The price of processed soybean products went up continuously during 2007 and through to the second quarter of 2008, in line with the increasing soybean price. This trend continued into early July 2008, then soybean price started to drop and has been continuously falling till the end of September, but were still much higher than that at the end of last September. The average selling price of soybean meal in the third quarter of 2008 increased by 104.1% over the third quarter of 2007, while that of soybean oil and salad oil rose by 32.9% and 21%, respectively over the same period of 2007. Such material increase inevitably caused a rise in our sales revenue.

The growth in sales volume also contributed to the increase in sales revenue. In the three months ended September 30, 2008, we sold 59,228 tons of soybean meal, 8,588 tons of soybean oil and 3,658 tons of salad oil, achieving a growth rate of 25.6%, 9.8% and 54.3% respectively over the three months ended September 30, 2007, in which we sold 47,146 tons of soybean meal, 7,818 tons of soybean oil and 2,370 tons of salad oil. We sold almost as much of our products as we could produce even though we increased our processing volume by 25.6% over the period, from 58,880 tons of soybean to 73,976 tons. This is because the demand for soybean products in PRC market has continuously exceeded the supply, and our sales also benefited from our efforts in capitalizing on the favorable reputation of our products among customers and from the highly effective sales and distribution network.

Cost of Sales and Gross Profit

	For The Three Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Soybean meal	(29,852,077)	91.9%	(12,109,328)	95.6%	17,742,749	146.5%
Soybean oil	(10,784,266)	96.1%	(6,996,867)	91.1%	3,787,399	54.1%
Salad Oil	(4,617,968)	92.4%	(2,402,064)	89.7%	2,215,904	92.2%
Cost of Sales	(45,254,311)	92.9%	(21,508,259)	93.4%	23,746,052	110.4%
						0.0%
Soybean meal	2,617,755	8.1%	555,842	4.4%	2,061,913	371.0%
Soybean oil	432,976	3.9%	685,339	8.9%	(252,363)	-36.8%
Salad Oil	382,462	7.6%	275,629	10.3%	106,833	38.8%
Gross Profit	3,433,193	7.1%	1,516,810	6.6%	1,916,383	126.3%

Our cost of sales for the three months ended September 30, 2008 rose by $23,746,052 or 110.4% over the three months ended September 30, 2007, while the ratio of cost as a percentage to net sales value fell from 93.4% to 92.9% over the period, bringing an improvement in gross margin. The main reasons for the change in absolute value were the significant increase in the price of soybeans and the growth in processing volume, while the drop in the ratio to sales revenue was caused mainly by the reduction in production overhead.

The price of soybean, the major component of cost of sales, has been in a continuously increasing channel since the start of 2007, and through to the second quarter of this year. It started to fall in the third quarter. It was caused by two reasons. First, the drought in the summer of 2007 caused soybean production volume to fall significantly in Heilongjiang province. Second, the continuously low price in 2006 and prior years discouraged the farmers from planting soybean, and this caused a shrink in the growing area of soybean in China. So the purchase price of soybean in the third quarter of 2008 was materially higher than that in the same period of 2007. For comparison, the local purchase price of soybean was around RMB5200 (or USD, VAT inclusive) at the beginning of July 2008, while that in early July 2007 was only around RMB 1950 (or USD, VAT inclusive).. As a result, the average unit cost of sales of soybean meal, soybean oil and salad oil rose by 96.2%, 40.3% and 24.6% respectively. On the other hand, the fact that our processing volume was increased by 25.6% over the period also helped bring the cost of sales up.

Meanwhile, the ratio of cost of sales as a percentage of sales revenue decreased by 0.5%, improving gross profit margin by a little. The major reason was that production overhead in the third quarter of 2008 was even a little bit lower that in the same period of 2007, though processing volume was increase by around one-fourth. This was partly due to the semi-fixed nature of production overhead, which doesn’t change much while the operating activity level is within a certain range. Other contributing factors included the improvement in operating efficiency and the fact that a considerable portion of Factory No. 2 is now under renovation in preparation for the launch of new deep processing products.

Operating Expenses

	For The Three Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Selling Expenses	(61,756)	0.1%	(29,386)	0.1%	32,370	110.2%
General & Administrative Expenses	(505,983)	1.0%	(216,034)	0.9%	289,949	134.2%
Interest Income	27,353	0.1%	11,272	0.0%	16,081	142.7%
Interest Expenses	(195,075)	0.4%	(57,064)	0.2%	138,011	241.9%
Other Expenses	(131)	0.0%		0.0%	131
Income from operations before tax	2,697,601	5.5%	1,225,598	5.3%	1,472,003	120.1%

Selling expenses for the three months ended September 30, 2008 increased by $32,370 or 110.2%, over the three months ended September 30, 2007. This was mainly due to the sales and marketing efforts for the new deep processing products to be launched and the increase in sales-related shipping and handling expenses, which usually is related to sales volume directly. As a percentage of sales revenue, selling expenses remained at 0.1% over the period, due to the material increase in the value of our sales revenue over the period.

General and administrative expenses for the three months ended September 30, 2008 rose by $289,949 or134.2% over the three months ended September 30, 2007. The increase was primarily due to the management, legal, consulting and other expenses spent to strengthen our reporting, compliance, internal controls and corporate governance systems to be compliant with U.S. securities laws and regulations applicable to a U.S. public-listed company. In 2008, as a major measure to achieve compliance to Sarbanes-Oxley Act, we have engaged Ernst & Young as our consultant, and material expenses have been accrued for this issue. As a percentage of sales revenue, general and administrative expenses rose from 0.9% to 1.0% over the period.

Interest income rose by $16,081 or 142.7% over the period, mainly due to the increased bank deposit. Interest expenses increased by $138,011 or 241.9% over the period, and the reasons were the growth in the balance of short-term bank borrowings due to higher demand of working capital and the rise of the interest rate.

Income from operations before income tax increased by $1,472,003 or 120.1% for the three months ended September 30, 2008 as compared to the same period in 2007. During the periods, operating margin rose from 5.3% to 5.5%. The major reason for such changes was that the growth rate of sales revenue outweighed that of cost of sales, while the amounts of operating and finance expenses are very small if compared to sales revenue.

Net Income

	For The Three Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Income tax	-	-	-	-	-	-
Net income	2,697,601	5.5%	1,225,598	5.3%	1,472,003	120.1%
Foreign currency translation adjustment	112,368	0.2%	24,601	0.1%	87,767	356.8%
Comprehensive income	2,809,969	5.8%	1,250,199	5.4%	1,559,770	124.8%

Since we have been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by the government, we can enjoy a complete exemption from income taxes. Though the status needs to be reviewed every two years by the government, we are confident that in the foreseeable future we will continue to enjoy this favorable policy due to our size of operations and status in this industry.

Net income increased by $1,472,003 or 120.1% for the three months ended September 30, 2008 as compared to the same period of 2007. During the same periods, net profit margin rose from 5.3% to 5.5%. This improvement in net margin was in accordance with the change in gross profit margin and operating margin, mainly due to the fact that the increase in sales revenue outweighed that of cost of sales.

Due to the increase of average foreign exchange ratio of Chinese RMB to US Dollar, we have achieved $112,368 of foreign currency translation gains for the three months ended September, 2008, compared to $24,601 for the three months ended September 30, 2007. Due to this reason, the comprehensive income for the three months ended September 30, 2008 reached $2,809,969, an increase of $1,559,770 or 124.8% over $1,250,199 for the three months ended September 30, 2007.

However, the change of foreign exchange rate can be affected by a series of complicated factors, including but not limited to, the government’s policy, the trend on global money market, the general economic status of the countries, etc., so we cannot estimate, with any reasonable certainty, the effect of these fluctuations on our future business, product pricing, results of operations or financial conditions, but the fluctuation of the RMB may materially and adversely affect your investment if the current trend of appreciation of RMB is reversed.

The following table shows the operating results for the nine months ended September 30, 2008 and September 30, 2007.

	The nine months ended September 30, 2008 ($)	The nine months ended September 30, 2007 ($)
Consolidated Statement of Operations	(unaudited)	(unaudited)
Sales Revenue (net of discounts, returns and allowances)	190,237,176	92,218,105
Other sales	-	-
Cost of sales	(175,551,015)	(85,089,220)
Gross Profit	14,686,161	7,128,885
Selling expenses	(180,726)	(98,453)
General and administrative expenses	(1,750,924)	(926,552)
Income from operations	12,754,511	6,103,880
Interest income	81,151	36,830
Interest expense	(708,978)	(277,033)
Other expenses	(14,479)	-
Income from operations before income tax	12,112,205	5,863,677
Income tax	-	-
Net Income	12,112,205	5,863,677
Foreign currency translation adjustment	3,985,176	980,047
Comprehensive income	16,097,381	6,843,724

Nine Months Ended September 30, 2008 Compared with Nine Months Ended September 30, 2007

Net Sales

	For The Nine Months Ended Sep. 30		Period to Period Change
Item	2008 Amount ($)	2007 Amount ($)	Amount ($)%
Soybean meal	113,332,034	55,597,513	57,734,521	103.8%
Soybean oil	55,754,467	27,542,959	28,211,508	102.4%
Salad Oil	21,150,675	9,077,633	12,073,042	133.0%
Total Net Sales	190,237,176	92,218,105	98,019,071	106.3%

Net sales revenue was $190,237,176 for the nine months ended September 30, 2008, an increase of $98,019,071 or 106.3% from $92,218,105 for the nine months ended September 30, 2007. An analysis by product shows that the revenue of soybean meal, soybean oil and salad oil achieved impressive period over period growth rates of 103.8%, 102.4% and 133.0% respectively. This outstanding performance was primarily due to the increase in the market price of soybean products, assisted by the growth in our sales volume.

The price of processed soybean products went up continuously during 2007 and through to the second quarter of 2008, in line with the increasing soybean price. This trend continued into early July 2008, then soybean price started to drop and has been continuously falling till the end of September, but were still much higher than that at the end of last September. The average selling price of soybean meal in the first three quarters of 2008 increased by 85.6% over the first three quarters of 2007, while that of soybean oil and salad oil rose by 80.7% and 81.8%, respectively over the same period of 2007. Such material increase inevitably caused a rise in our sales revenue.

The growth in sales volume also contributed to the increase in sales revenue. In the nine months ended September 30, 2008, we sold 237,623 tons of soybean meal, 37,043 tons of soybean oil and 12,946 tons of salad oil, achieving a growth rate of 9.9%, 12.0% and 28.1% respectively over the nine months ended September 30, 2007, in which we sold 216,305 tons of soybean meal, 33,065 tons of soybean oil and 10,103 tons of salad oil. We sold almost as much of our products as we could produce even though we increased our processing volume by 16.4% over the period, from 255,787 tons of soybean in the nine months ended September 30, 2007 to 297,856 tons in the nine months ended September 30, 2008. This is because the demand for soybean products in PRC market has continuously exceeded the supply, and our sales also benefited from our efforts in capitalizing on the favorable reputation of our products among customers and from the highly effective sales and distribution network.

Cost of Sales and Gross Profit

	For The Nine Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Soybean meal	(104,983,766)	92.6%	(52,619,470)	94.6%	52,364,296	99.5%
Soybean oil	(51,377,511)	92.1%	(24,441,110)	88.7%	26,936,401	110.2%
Salad Oil	(19,189,738)	90.7%	(8,028,640)	88.4%	11,161,098	139.0%
Cost of Sales	(175,551,015)	92.3%	(85,089,220)	92.3%	90,461,795	106.3%

Soybean meal	8,348,268	7.4%	2,978,043	5.4%	5,370,225	180.3%
Soybean oil	4,376,956	7.9%	3,101,849	11.3%	1,275,107	41.1%
Salad Oil	1,960,937	9.3%	1,048,993	11.6%	911,944	86.9%
Gross Profit	14,686,161	7.7%	7,128,885	7.7%	7,557,276	106.0%

Our cost of sales for the nine months ended September 30, 2008 rose by $90,461,795 or 106.3% over the nine months ended September 30, 2007, while the ratio of cost as a percentage to net sales value remained 92.3% over the period. The main reasons for the change in absolute value were the significant increase in the price of soybeans and the growth in processing volume, while the fact that the ratio to sales revenue was stable was mainly incurred by the nature of the middle-stream processing industry we are in and the matching trend of the prices of soybean and that of soybean products.

The price of soybean, the major component of cost of sales, has been in a continuously increasing channel since the start of 2007, and through to the second quarter of this year. It started to fall in the third quarter. It was caused by two reasons. First, the drought in the summer of 2007 caused soybean production volume to fall significantly in Heilongjiang province. Second, the continuously low price in 2006 and prior years discouraged the farmers from planting soybean, and this caused a shrink in the growing area of soybean in China. So the purchase price of soybean in the first three quarters of 2008 was materially higher than that in the same period of 2007. For comparison, the local purchase price of soybean was around RMB5200 (or USD, VAT inclusive) at the beginning of July 2008, while that in early July 2007 was only around RMB 1950 (or USD, VAT inclusive).. As a result, the average unit cost of sales of soybean meal, soybean oil and salad oil rose by 85.6%, 80.7% and 81.8% respectively. On the other hand, the fact that our processing volume was increased by 16.4% over the period also helped bring the cost of sales up.

Meanwhile, the ratio of cost of sales as a percentage of sales revenue remained stable. The major reasons were: first, we are in the middle-stream processing business, and generally speaking, this industry features stable gross profit and ratio of cost of sales. Second, basically, the trend of change of the price of soybean and that of soybean products will tend to match with each other, thus helping to stabilize the gross profit and the ratio of cost of sales.

Operating Expenses

	For The Nine Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Selling Expenses	(180,726)	0.1%	(98,453)	0.1%	82,273	83.6%
General & Administrative Expenses	(1,750,924)	0.9%	(926,552)	1.0%	824,372	89.0%
Interest Income	81,151	0.0%	36,830	0.0%	44,321	120.3%
Interest Expenses	(708,978)	0.4%	(277,033)	0.3%	431,945	155.9%
Other Expenses	(14,479)	0.0%		0.0%	14,479
Income from operations before tax	12,112,205	6.4%	5,863,677	6.4%	6,248,528	106.6%

Selling expenses for the nine months ended September 30, 2008 increased by $82,273 or 83.6%, over the nine months ended September 30, 2007. This was mainly due to the sales and marketing efforts for the new deep processing products to be launched and the increase in sales-related shipping and handling expenses, which usually is related to sales volume directly. As a percentage of sales revenue, selling expenses remained at 0.1% over the period, due to the material increase in the value of our sales revenue over the period.

General and administrative expenses for the nine months ended September 30, 2008 rose by $824,372 or 89.0% over the nine months ended September 30, 2007. The increase was primarily due to the management, legal, consulting and other expenses spent to strengthen our reporting, compliance, internal controls and corporate governance systems to be compliant with U.S. securities laws and regulations applicable to a U.S. public-listed company. In 2008, as a major measure to achieve compliance to Sarbanes-Oxley Act, we have engaged Ernst & Young as our consultant, and material expenses have been accrued for this issue. As a percentage of sales revenue, general and administrative expenses fell from 1.0% to 0.9% over the period, as there was significant increase in sales revenue.

Interest income rose by $44,321 or 120.3% over the period, mainly due to the increased bank deposit. Interest expenses increased by $431,945 or 155.9% over the period, and the reasons were the growth in the balance of short-term bank borrowings due to higher demand of working capital and the rise of the interest rate.

Income from operations before income tax increased by $6,248,528 or 106.6% for the nine months ended September 30, 2008 as compared to the same period in 2007. During the period, operating margin remained stable at 6.4%. The major reason for it being stable was that we are in the middle-stream processing industry featuring stable operating margin and that the operating expenses are very small if compared to sales revenue.

Net Income

	For The Nine Months Ended September 30				Period to Period Change
	2008		2007
	Amount ($)	% of Sales Revenue	Amount ($)	% of Sales Revenue	Amount ($)%
Income tax	-	-	-	-	-	-
Net income	12,112,205	6.4%	5,863,677	6.4%	6,248,528	106.6%
Foreign currency translation adjustment	3,985,176	2.1%	980,047	1.1%	3,005,129	306.6%
Comprehensive income	16,097,381	8.5%	6,843,724	7.4%	9,253,657	135.2%

Since we have been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by the government, we can enjoy a complete exemption from income taxes. Though the status needs to be reviewed every two years by the government, we are confident that in the foreseeable future we will continue to enjoy this favorable policy due to our size of operations and status in this industry.

Net income increased by $6,248,528 or 106.6% for the nine months ended September 30, 2008 as compared to the same period of 2007. During the same period, net profit margin remained at 6.4%. This was in accordance with stable gross profit margin and operating margin.

Due to the increase of average foreign exchange ratio of Chinese RMB to US Dollar, we have achieved $3,985,176 of foreign currency translation gains for the nine months ended September, 2008, compared to $980,047 for the nine months ended September 30, 2007. Due to this reason, the comprehensive income for the nine months ended September 30, 2008 reached $16,097,381, an increase of $9,253,657 or 135.2% over $6,843,724 for the nine months ended September 30, 2007.

However, the change of foreign exchange rate can be affected by a series of complicated factors, including but not limited to, the government’s policy, the trend on global money market, the general economic status of the countries, etc., so we cannot estimate, with any reasonable certainty, the effect of these fluctuations on our future business, product pricing, results of operations or financial conditions, but the fluctuation of the RMB may materially and adversely affect your investment if the current trend of appreciation of RMB is reversed.

Liquidity and Capital Resources

Generally, we finance our business with cash flow from operations and short-term bank loans and we use shareholders’ equity investment and retained earnings to meet capital expenditures.

Working capital mainly consists of raw materials purchases, salaries, production overhead (auxiliary materials, utilities, etc.) and finance expenses. Raw materials (soybean) purchases comprise the majority of our working capital.

Because we usually pay cash to our suppliers upon purchase of soybeans, there is a higher than normal need for cash around harvest season. Our pattern of operations is as follows: (i) we will keep a large cash reserve by early October, which is harvest time, and take short-term loans from banks at that time (ii) we will build up a substantial inventory of soybeans so that for the period till the end of the year and for the following half year, we will have sufficient raw materials to maintain smooth operations and convert finished products to cash, and (iii) we will repay the short-term loans that we had taken by end of June or July the following year.

Our working capital requirements may be influenced by quite a few factors, including the fluctuation of raw material prices, cash flow, competition, our relationships with suppliers or customers, the availability of credit facilities and financing alternatives, none of which can be predicted with high level of certainty.

Operating Activities

The Nine Months Ended September 30, 2008 Compared with the Nine Months Ended September 30, 2007

Cash provided by operating activities for the nine months ended September 30, 2008 was $19,778,735, while cash provided by operating activities for the nine months ended September 30, 2007 was $5,057,400. This great improvement was mainly caused by a largely increased net profit and the efficient production and realization of inventories.

As mentioned above, the net income increased by $6,248,528 or 106.6% for the nine months ended September 30, 2008 as compared to the same period of 2007. Considering that we sell mostly on cash basis, with negligible accounts receivable, we can reasonably conclude that there was a significantly larger cash inflow from operations in the three quarters of 2008 than that in the same period of 2007.

On the other hand, in first quarter and in the early part of the second quarter of 2008, we had been utilizing the large inventory of raw materials we had built up in the last quarter of 2007, and had been processing the soybeans purchased later on and realizing the finish goods into cash in an efficient way, thus we were able to release $16,323,716 from inventories.

Generally speaking, our cash flows are healthy and stable, as we have very large sales revenue and we sell mostly on cash basis.

Investing Activities

The Nine Months Ended September 30, 2008 Compared with the Nine Months Ended September 30, 2007

Net cash used in investing activities was $1,400,259 for the nine months ended September 30, 2008, compared to net cash used in investing activities of $1,080,962 for the nine months ended September 30, 2007. The increase in amount was mainly contributed by the $1,127,332 purchase of intangible assets,. while the amount used to purchase plant and equipment decreased from $1,134,627 to $296,071 over the period.

Financing Activities

The Nine Months Ended September 30, 2008 Compared with the Nine Months Ended September 30, 2007

Net cash used in financing activities for the nine months ended September 30, 2008 was $8,608,086. It was spent for bank loan repayments. As a comparison, there were bank repayments of $6,675,314 and bank borrowings of $7,816,816 during the nine months ended September 30, 2007.

Loans

The balance of short-term bank loans was $4,376,304 at September 30, 2008, compared to $12,305,000 at December 31, 2007. The balance decreased due to large repayment made in the 2008.

The balance of our long-term bank loan was about $448,283 at September 30, 2008, compared to $457,107 at December 31, 2007.

Currently we have a credit line of up to RMB 190 million, or about USD 27.72 million using the closing exchange rate of 1USD to 6.8551 RMB at September 30, 2008, based on our credit rank AA granted by Agricultural Development Bank. We believe that this would be sufficient for our future working capital needs at the current operation and capacity level.

The credit line has the following material terms:  The term of the credit line is one year, and the interest rate is 6.93%. subject to adjustment;  Secured loan shall have preference over credit loan;  The Company shall purchase insurance for pledged assets, with the bank having first priority.

Future Cash Commitments

Our capital commitments amounted to $1,225,365 at September 30, 2008. They were made mostly for our new equipment and facilities. This demand for investment capital will be mainly met with the company’s cash inflows generated from operations..

 Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 1 to our consolidated financial statements, "Summary of Significant Accounting Policies and Organization". We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of Accounting

The Company’s interim consolidated financial statements have been prepared in accordance with US GAAP.

The interim results of operations are not necessarily indicative of the results to be expected for the fiscal year ending December, 2008. The Company’s consolidated balance sheet as of December 31, 2007 has been taken from the Company’s audited consolidated balance sheet as of the date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the period presented. The Company’s accounting policies and certain other disclosure are set forth in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying condensed interim consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with US GAAP.

Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd *	PRC	100%

*Deemed variable interest entity member

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Land use rights

Land use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful lives range from 22 to 50 years.

Railway use rights

Railway use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	10 -35 years
Machinery and equipment	6 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in SFAS No. 144. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognised based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting periods, there was no impairment loss.

Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers in considering with a variety of factors, including the length of past due, significant one-time events and the company’s historical experience. Bad debts are written off as incurred.

Cash and cash equivalents

The Company considers all highly liquidate investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The reporting currency of the Group is the U.S. dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These include making dividend or other payments in U.S. dollars to the shareholders. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products. Written-down of inventory to lower of cost or market is also reflected in cost of revenues.

Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(1)	Making up cumulative prior years’ losses, if any;
(2)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(3)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(4)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

The following table shows the operating results for the years ended December 31, 2005, December 31, 2006 and December 31, 2007.

Consolidated Statement of Operations	The year ended Dec. 31, 2005 ($)	The year ended Dec. 31, 2006 ($)	The year ended Dec. 31, 2007 ($)
	(audited)	(audited)	(audited)
Sales Revenue (net of discounts, returns and allowances)	38,430,465	88,078,494	155,206,867
Other sales		-	-
Cost of sales	(35,132,664)	(79,862,179)	(142,568,658)
Gross Profit	3,297,801	8,216,315	12,638,209
Selling expenses	(43,094)	(63,209)	(146,411)
General and administrative expenses	(1,103,262)	(1,078,184)	(1,812,450)
Income from operations	2,151,445	7,074,922	10,679,348
Interest expense, net	(150,370)	(219,032)	(394,705)
Other income	-	-	39,385
Other expense	-	-	-
Income before taxation	2,001,075	6,855,890	10,324,028
Income tax	-	-	-
Net Income	2,001,075	6,855,890	10,324,028
Foreign currency translation adjustment	397,756	675,461	2,676,688
Comprehensive income	2,398,831	7,531,351	13,000,716

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net Sales

	For The Year Ended December 31		Period to Period Change
Item	2007 Amount ($)	2006 Amount ($)	Amount ($)%
Soybean meal	92,563,442	58,770,932	33,792,510	57.5
Soybean oil	47,071,641	22,149,399	24,922,242	112.5
Salad Oil	15,571,784	7,158,163	8,413,621	117.5
Total Net Sales	155,206,867	88,078,494	67,128,373	76.2

Net sales revenue was $155,206,867 for the year ended December 31, 2007, an increase of $67,128,373 or 76.2% from $88,078,494 for the year ended December 31, 2006 . This is primarily due to the 24.7% increase in our processing volume and the resultant growth in sales volume, and the significant increase in the market price of soybean products. Three main products of ours, namely soybean meal, soybean oil and salad oil, achieved a year over year growth rate of 57.5%, 112.5% and 117.5% respectively.

In the year ended December 31, 2007, we processed 385,087 metric tons of soybeans and produced 308,069 tons of soybean meal, 49,576 tons of soybean oil and 15,238 tons of salad oil, compared to 309,161 metric tons of soybean, 245,948 tons of soybean meal, 38,700 tons of soybean oil and 11,863 tons of salad oil respectively for the previous year, achieving the growth rates of 24.6%, 25.3%, 28.1% and 28.4% respectively. In the year ended December 31, 2007, we sold 319,706 tons of soybean meal, 49,566 tons of soybean oil and 15,207 tons of salad oil, achieving the growth rates of 35.8%, 27.2% and 25.5% respectively over the year 2006 ended December 31, 2006 when we sold 235,338 tons of soybean meal, 38,960 tons of soybean oil and 12,118 tons of salad oil. We sold as much of our products as we could produce even though we increased our production volume in 2007. This is because the demand for soybean products in PRC market is large as compared to the total supply, and our sales also benefited from our efforts in capitalizing on the favorable reputation of our products among customers.

Meanwhile, the price of processed soybean products went up continuously during 2007, in line with the increasing soybean price. The average selling price of soybean meal increased by $40 or 15.9% from $250 per ton over the year ended December 31, 2006 to $290 per ton over the year ended December 31, 2007, while the price of soybean oil rose by $381 or 67.0% from $569 per ton to $950 per ton over the same period, and the price increase of salad oil over the period was $433 or 73.3%, from $591 per ton to $1,024 per ton. The comparison from another time spot perspective shows that The price of soybean oil rose from $840 per ton at the end of December of 2006 to $1,283 at the end of December of 2007, at a growth rate of 52.7%, and that of soybean meal jumped from $236 per ton at the end of December of 2006 to $417 per ton at the end of December of 2007, at a growth rate of 76.7%. This factor contributed to the significant increase in our sales revenue.

Cost of Sales and Gross Profit

	For The Year Ended December 31			Period to Period Change
	2007	% of Sales	2006	% of Sales
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Soybean meal	(86,654,275)	93.6	(53,256,342)	90.6	33,397,933	62.7
Soybean oil	(42,075,631)	89.4	(20,080,631)	90.7	21,995,000	109.5
Salad Oil	(13,838,752)	88.9	(6,525,206)	91.2	7,313,546	112.1
Cost of Sales	(142,568,658)	91.9	(79,862,179)	90.7	62,706,479	78.5

Soybean meal	5,909,167	6.4	5,514,590	9.4	394,577	7.2
Soybean oil	4,996,010	10.6	2,068,768	9.3	2,927,242	141.5
Salad Oil	1,733,032	11.1	632,957	8.8	1,100,075	173.8
Gross Profit	12,638,209	8.1	8,216,315	9.3	4,421,894	53.8

Our cost of sales for the year ended December 31, 2007 rose by $62,706,479 or 78.5% over the year ended December 31, 2006, from $79,862,179 to $142,568,658, while the ratio of cost as a percentage to net sales value rose to 91.9% from 90.7% over the period. The main reasons for these changes were the significant increase in the price of soybeans and the significant increase of processing and production volume in 2007.

The rise in soybean price was caused by two reasons. First, the drought in the summer of 2007 caused soybean production volume to fall significantly in Heilongjiang province, with some of Heilongjiang’s soybean production areas witnessing a 60% fall in volume. Second, the continuously low price in 2006 and prior years discouraged the farmers from planting soybean, and this caused a shrink in the growing area of soybean in China, i.e. 12% less in 2007 than in 2006. The reduction in supply resulted in the average unit cost of soybeans rising to about $405 per ton for the year ended December 31, 2007, from around $236 per ton for the year ended December 31, 2006, an increase of approximately 72%. The comparison from a time spot perspective shows that The purchase price in our local area rose from $298 per ton at the end of December of 2006 which is approximately 73.2% to $515 at the end of December of 2007.

The rise in the ratio of cost as a percentage to net sales value was the product of the difference between the growth rate of the price of soybean, which is the major raw material and the cost of which constitutes the majority of cost of sales, and those of the prices of soybean products. As stated above, the average purchase price of soybean rose by 72% from 2006 to 2007. During the same period, the average selling price of soybean oil and salad oil increased by 67% and 73.4% respectively, more than sufficient to compensate for the increase in raw material cost, so their respective ratio of cost as a percentage to net sales value fell by 1.3% and 2.3%. However, the increase in the average selling price of soybean meal of 2007 over 2006 was only 15.9%, obviously insufficient to cover the rise in raw material cost, so it caused a 3% increase in the ratio of its cost as a percentage to its net sales value. As the sales volume of soybean meal was far larger than the aggregate of soybean oil and salad oil, for example 319,706 tons of soybean meal was sold in 2007 as compared to 64,773 tons of soybean oil and salad oil sold in total in that year, soybean meal has a major factor in determining the overall cost structure, so the overall ratio of cost as a percentage to net sales value grew by 1.2% from 2006 to 2007.

The unusual rise in soybean price caused the rise in the ratio of cost as a percentage to net sales value and, consequently, the fall in gross profit margin, from 9.3% in 2006 to 8.1% in 2007, though the absolute amount of gross profit enjoyed an increase of $4,421,894 or 53.8% at the same time. The growth in absolute value was mainly due to the increase in sales volume and sales price.

We expect that the ratio of cost as a percentage to net sales value may drop in 2008, as the yearly average purchase price of soybean of 2008 is expected to stabilize and fall as compare to that of 2007. The reasons are: first the drought is an exceptional event at an unusual scale; second, the significant increase in soybean price in 2007 has provided strong motives for farmers to expand the growing area of soybeans. As a result, we believe that the gross profit margin will rise gradually in the future. There are other reasons for this expected increase in gross profit margin: (1) our enhanced ability to reduce the effect of the fluctuating soybean prices, including sourcing soybean from other soybean production areas within Heilongjiang and expanding our soybean storage facilities; (2) further improvements of our production efficiency.

Operating Expenses

	For The Year Ended December 31				Period to Period
	2007	% of Sales	2006	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Selling Expenses	(146,411)	0.09	(63,209)	0.07	83,202	131.6
General & Administrative Expenses	(1,812,450)	1.17	(1,078,184)	1.22	734,266	68.1
Total Operating Expenses	(1,958,861)	1.27	(1,141,393)	1.29	817,468	72.8

Selling expenses for the year ended December 31, 2007 increased by $83,202 or 131.6% over the year ended December 31, 2006. This was mainly due to the increase in sales-related shipping and handling expenses, which usually is related to sales volume directly. Another reason was that we had recruited more sales persons while raising the overall salary level of sales staff. As a percentage of net sales, selling expenses increased from 0.07% of 2006 to 0.09% of 2007.

General and administrative expenses for the year ended December 31, 2007 rose by $ 734,266 or 68.1%, from $1,078,184 for the year ended December 31, 2006 , to $1,812,450 for the year ended December 31, 2007. The increase was primarily due to the management expenses, including legal, auditing, consulting and travel expenses, spent for the equity financing closed at October 3, 2007. As a percentage of net sales, general and administrative expenses fell from 1.22% for the year ended December 31, 2006 to 1.17% for the year ended December 31, 2007.

We expect that selling expenses will increase significantly in the following years when we launch our new high end products, as we need to expand our sales network and develop new sales channel, and to conduct much more promotion and advertising. General and administrative expenses may also go up, because we will reorganize our organizational structure to get ready for future expansion. In addition, there will be increased expenses spent in strengthening our reporting, compliance, internal controls and corporate governance systems to be compliant with relevant laws and regulations applicable to a U.S. listed company.

Income from Operations and Net Income

	For The Year Ended December 31				Period to Period
	2007	% of Sales	2006	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Income from operations	10,679,348	6.9	7,074,922	8.0	3,604,426	50.9
Interest expenses, net	(394,705)	0.25	(219,032)	0.24	175,673	80.2
Other income, net of expenses	39,385	0.03	-	-	39,385	100
Income tax	-		-
Net income	10,324,028	6.7	6,855,890	7.8	3,468,138	50.6
Foreign currency translation adjustment	2,676,688	1.7	675,461	0.76	2,001,227	296.3
Comprehensive income	13,000,716	8.4	7,531,351	8.6	5,469,365	72.6

Income from operations rose 50.9% or $3,604,426 for the year ended December 31, 2007, at $10,679,348, over the year ended December 31, 2006, at $7,074,922, thanks to the increase by 76.2% in sales revenue. At the same time, operating margin fell from 8.0% to 6.9%, due to the unexpected significant rise in soybean price as described above, as soybean purchasing costs constitute the major portion of our costs, while the ratio of selling expenses and general and administrative expenses as a percentage of net sales is quite small. We expect to see this ratio rise slightly in the future, as soybean price is expected to fall and stabilize by end of this year , and there would be further improvement of operating efficiency due to accumulation of skills and experience and larger economy of scales because of increasing sales volume.

Net interest expense increased by $175,673 or 80.2% from the year ended December 31, 2006 to the year ended December 31, 2007. As a percentage of net sales, net interest expense was 0.25% for the year ended December 31, 2007, compared to 0.24% for the year ended December 31, 2006. The increase was largely due to the higher demand for short term bank loan as the source of working capital in accordance to the large increase in our production volume. At December 31, 2007, the balance of short term loan was $12,305,000, almost doubling over the balance at December 31, 2006, $6,523,825.

Other income was $39,385 for the year ended December 31, 2007, where there was no other income for the year ended December 31, 2006.

Since we have been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by the government, so we can enjoy a complete exemption from income taxes. We are confident that in the foreseeable future we will continue to enjoy this favorable policy due to our size of operations and status in this industry.

Net income increased by $ 3,468,138 or 50.6 % from the year ended December 31, 2006 to the year ended December 31, 2007. At the same time, net profit margin fell from 7.8% to 6.7%. This was for the same reason as income from operations, as there was unexpected significant rise in the price of soybean, our major raw material.

As the exchange rate of China’s currency, RMB, against US Dollar keeps increasing, the average rate had risen from 1USD to 7.98189RMB in 2006 to 1USD to 7.61720RMB in 2007, so we have achieved $2,676,688 of foreign currency translation gains for the year ended December 31, 2007, compared to $675,461 for the year ended December 31, 2006. Due to this reason, the comprehensive income for the year ended December 31, 2007 reached $13,000,716, an increase of $5,469,365 or 72.6% over $7,531,351 for the year ended December 31, 2006. And such gains sufficiently compensated for the significant increase in soybean price, as the ratio of comprehensive income as a percentage of net sales for the year ended December 31, 2007 reached 8.4%, a little bit lower than 8.6% for the year ended December 31, 2006.

However, the change of foreign exchange rate can be affected by a series of complicated factors, including but not limited to, the government’s policy, the trend on global money market, the general economic status of the countries, etc., so we cannot estimate, with any reasonable certainty, the effect of these fluctuations on our future business, product pricing, results of operations or financial conditions, but the fluctuation of the RMB may materially and adversely affect your investment if the current trend of appreciation of RMB is reversed.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net Sales

	For The Year Ended December 31		Period to Period Change
Item	2006 Amount ($)	2005 Amount ($)	Amount ($)%
Soybean meal	58,770,932	25,762,803	33,008,129	128.1
Soybean oil	22,149,399	11,420,786	10,728,613	93.9
Salad Oil	7,158,163	1,052,868	6,105,295	579.9
Soybean	-	194,008	(194,008)	-100
Total Sales	88,078,494	38,430,465	49,648,029	129.2

Net sales revenue was $88,078,494 for the year ended December 31, 2006, an increase of $49,648,029or 129.2% from that of $38,430,465 for the year ended December 31, 2005. This is primarily due to the 143.5% increase in our processing volume and the resultant growth in sales volume. Three main products of ours, namely soybean meal, soybean oil and salad oil, have achieved a growth rate of 128.1%, 93.9% and 579.9%, respectively over 2006.

In the year ended December 31, 2006, we processed 309,161 metric tons of soybean, and produced 245,948 tons of soybean meal, 38,700 tons of soybean oil and 11,863 tons of salad oil, compared to 126,978 metric tons of soybean, 101,685 tons of soybean meal, 19,496 tons of soybean oil and 1,635 tons of salad oil, respectively, for the previous year, achieving a growth rate of 143.5%, 141.9%, 98.5% and 625.6%, respectively. This significant growth was primarily attributed to our Plant No. 3, which became operational at the very end of 2005. It added 300,000 tons of annual soybean processing capacity to the original capacity of 220,000 tons, and it was newly built by ourselves and equipped with brand new production lines and facilities.

In the year ended December 31, 2006, we sold 235,338 tons of soybean meal, 38,960 tons of soybean oil and 12,118 tons of salad oil, achieving a growth rate of 127.1%, 99.2% and 672.8%, respectively, over 103,650 tons of soybean meal, 19,563 tons of soybean oil and 1,568 tons of salad oil for the year ended December 31, 2005. We sold as much of our products as we could produce even though we increased our production volume in 2006. This is because the demand for soybean products in PRC market is large as compared to the total supply, and our sales also benefited from our efforts in capitalizing on the favorable reputation of our products among customers. Another important reason for sales growth was our efforts spent in reorganizing our sales network to remove inefficient use of sales resources and raised motivation for distributors.

Cost of Sales and Gross Profit

	For The Year Ended December 31				Period to Period Change
	2006	% of Sales	2005	% of Sales
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Soybean meal	(53,256,342)	90.6	(23,541,691)	92.5	29,714,651	126.2
Soybean oil	(20,080,631)	90.7	(10,409,603)	91.1	9,671,028	92.9
Salad Oil	(6,525,206)	91.2	(984,096)	93.5	5,541,110	563.0
Soybean	-	-	(197,274)	101.7	(197,274)	(100)
Cost of Sales	(79,862,179)	90.7	(35,132,664)	92.2	44,729,515	127.3

Soybean meal	5,514,590	9.4	1,897,792	7.5	3,616,798	190.6
Soybean oil	2,068,768	9.3	1,011,183	8.9	1,057,585	104.6
Salad Oil	632,957	8.8	68,772	6.5	564,185	820.4
Soybean	-	-	(3,266)	(1.7)	3,266	100.0
Gross Profit	8,216,315	9.3	2,974,481	7.8	5,241,834	176.2

Our cost of sales for the year ended December 31, 2006 rose by $44,729,515 or 127.3% over the year ended December 31, 2005, from $35,132,664 to $79,862,179, while the ratio of cost as a percentage to net sales value dropped from 92.2% to 90.7% over the period. The main reason for the increase in cost of sales was the significant increase in processing and production volume.

In the year ended December 31, 2006, we processed 309,161 metric tons of soybean, and produced 245,948 tons of soybean meal, 38,700 tons of soybean oil and 11,863 tons of salad oil, compared to 126,978 metric tons of soybean, 101,685 tons of soybean meal, 19,496 tons of soybean oil and 1,635 tons of salad oil, respectively, for the previous year, achieving a growth rate of 143.5%, 141.9%, 98.5% and 625.6%, respectively. The cost of sales increase was in line with this significant growth in sales volume. The result was that the costs of soybean meal, soybean oil and salad oil grew only by 126.2%, 92.9% and 563% respectively. In the mean time, thanks to the high efficiency of Plant No. 3’s brand new equipment and the accumulation of the skills and experience of our staff, improved output ratio in production had helped to lower the ratio of costs of sales as a percentage of net sales, from 92.2% to 90.7%.

Gross profit was $8,216,315 for the year ended December 31, 2006, an increase of $5,241,834 or 176.2% from $2,974,481 for the year ended December 31, 2005. The main reason for this increase was the significant growth in sales volume as result of the increase in production volume and the reorganization of our sales network. The improvement in output ratio effectively lowered the ratio of costs of sales as a percentage of net sales and thus raised gross margin, from 7.8% to 9.3%.

Operating Expenses

	For The Year Ended December 31				Period to Period
	2006	% of Sales	2005	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Selling Expenses	(63,209)	0.07	(43,094)	0.11	20,115	46.7
General & Administrative Expenses	(1,078,184)	1.22	(1,103,262)	2.89	(25,078)	(2.27)
Total Operating Expenses	(1,141,393)	1.29	(1,146,356)	3.0	(4,963)	(0.43)

Selling expenses for the year ended December 31, 2006 increased by $ 20,115 or 46.7 % over the year ended December 31, 2005. This was mainly due to the increase in sales-related shipping and handling expenses, which usually is directly correlate with sales volume. As a percentage of net sales, selling expenses dropped from 0.11% to 0.07% over the year.

General and administrative expenses for the year ended December 31, 2006 fell by $25,078 or 2.27%, from $1,103,262 for the year ended December 31, 2005, to $1,078,184 for the year ended December 31, 2006. As a percentage of net sales, general and administrative expenses dropped from 2.89% to 1.22% over the year. The decrease was primarily due to the fairly fixed nature of many of our management expenses, like the depreciation of our office buildings and equipment, office expenses, supplies, administrative salaries, insurance, and utilities, while our sales revenue rose significantly over the year.

Income from Operations and Net Income

	For The Year Ended December 31				Period to Period
	2006	% of Sales	2005	% of Sales	Change
	Amount ($)	Revenue	Amount ($)	Revenue	Amount ($)%
Income from operations	7,074,922	8.0	2,151,445	5.6	4,923,477	228.8
Interest expenses, net	(219,032)	0.24	(150,370)	0.39	68,662	45.7
Other income, net of expenses	-	-	-	-	-	-
Income tax	-	-	-	-	-	-
Net income	6,855,890	7.8	2,001,075	5.3	4,854,815	242.6
Foreign currency translation adjustment	675,461	0.76	397,756	1.0	277,705	69.8
Comprehensive income	7,531,351	8.6	2,398,831	6.3	5,132,520	214.0

Income from operations rose 228.8% or $4,923,477 for the year ended December 31, 2006, at $7,074,922, over the year ended December 31, 2005, at $2,151,445, thanks mostly to the increase of 131.1% in sales revenue, while the ratio as a percentage of net sales of cost of sales and general and administrative expenses had dropped. As a result, operating margin rose from 5.6% to 8.0%, thanks to the improvement of operating efficiency due to the accumulation of skills and experience and larger economy of scales .

Net interest expense increased by $68,662 or 45.7% from the year ended December 31, 2005 to the year ended December 31, 2006. The change was largely due to the higher demand for short term bank loan as the source of working capital in accordance to the large increase in our production volume. As a percentage of net sales, net interest expense was 0.24% for the year ended December 31, 2006, compared to 0.39% for the year ended December 31, 2005, due to the increase of 131.1% in sales revenue and the better efficiency in using the borrowings.

We have been recognized as a Key Leading Enterprise in the Industrialization of Agriculture Industry by the government, so we can enjoy a complete exemption from income taxes. We are confident that in the foreseeable future we will continue to enjoy this favorable policy due to our size of operations and status in this industry.

Net income increased by $ 4,854,815 or 242.6 % from the year ended December 31, 2005 to the year ended December 31, 2006, while net profit margin rose from 5.3% to 7.8%. This was for the same reason as income from operations, as there was an increase of 131.1% in sales revenue, while the ratio as a percentage of net sales of cost of sales and general and administrative expenses had dropped.

As the exchange rate of China’s currency, RMB, against US Dollar keeps increasing, the average rate had risen from 1USD to 8.20329RMB in 2005 to 1USD to 7.98189RMB in 2006, so we achieved $675,461 of foreign currency translation gains for the year ended December 31, 2006, compared to $397,756 for the year ended December 31, 2005. Partly due to this reason, the comprehensive income for the year ended December 31, 2006 reached $7,531,351, an increase of $5,132,520 or 214.0% over $2,398,831 for the year ended December 31, 2005.

However, the change of foreign exchange rate can be affected by a series of complicated factors, including but not limited to, the government’s policy, the trend on global money market, the general economic status of the countries, etc., so we cannot estimate, with any reasonable certainty, the effect of these fluctuations on our future business, product pricing, results of operations or financial conditions, but the fluctuation of the RMB may materially and adversely affect your investment if the current trend of appreciation of RMB is reversed.

Liquidity and Capital Resources

Generally, we finance our business with cash flow from operations and short-term bank loans and we use shareholders’ equity investment and retained earnings to meet capital expenditures.

Working capital mainly consists of raw materials purchases, salaries, production overhead (auxiliary materials, utilities, etc.) and finance expenses. Raw materials (soybean) purchases constitute the majority of our working capital.

Because we usually pay cash to our suppliers upon purchase of soybeans, there is a greater than normal need for cash around harvest season. Our pattern of operations is as follows: (i) we will keep a large cash reserve by early October, which is harvest time, and take short-term loans from banks at that time (ii) we will build up a substantial inventory of soybeans so that for the period till the end of the year and for the following half year, we will have sufficient raw materials to maintain smooth operations and convert finished products to cash, and (iii) we will repay the short-term loans that we had taken by the end of June or July the following year.

Our working capital requirements may be influenced by quite a few factors, including the fluctuation of raw material prices, cash flow, competition, our relationships with suppliers or customers, the availability of credit facilities and financing alternatives, none of which can be predicted with high level of certainty.

Operating Activities

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Cash used in operating activities for the year ended December 31, 2007 was $4,866,156, while cash generated from operating activities for the year ended December 31, 2006 was $7,268,151. This drop was caused by the unusual and exceptionally significant rise in soybean price in year 2007 (please refer to section “Cost of Sales and Gross Profit” above in the comparison between the operating results of 2007 and 2006).

As mentioned above, the reduction in supply resulted in the fact that t he average unit cost of our soybeans rose to about $405 per ton for the year ended December 31, 2007, from around $236 per ton for the year ended December 31, 2006, a growth rate of 72%. And the comparison of soybean prices from another angle shows that the purchase price in our local area rose from $298 per ton at the end of December of 2006 by 73.2% to $515 at the end of December of 2007. However, overall speaking, the rise in the average selling price of soybean products could not compensate for the increase in raw material cost (please refer to section “Cost of Sales and Gross Profit” above in the comparison between the operating results of 2007 and 2006).

Meanwhile, the demand for soybean had also increased greatly over the year. In the year ended December 31, 2007, we processed 385,087 tons metric tons of soybeans, compared to 309,161 metric tons of soybean of the previous year, achieving a growth rate of 24.6%. And to counter the supply shortage in 2007 and to prepare ourselves for satisfying higher production volume in 2008, we had built up significant stocks. At the end of 2006, our inventory level of soybeans was less than 17,800 tons, and it rose to over 35,000 tons at the end of 2007, an increase of 157%. The combined effect of these 2 factors resulted in a 321% growth in the cost of inventories maintained at the end of 2007, standing at $15.5 million, compared to only less than $3.7 million at the end of 2006.

For the above reasons, we had to spend a great more amount of cash on procuring and maintaining our inventories. In the year ended December 31, 2007, $9,712,307 cash was used in procuring and maintaining inventories. In addition, $5,508,012 cash was used as advances to suppliers. We used to pay almost ignorable advances to suppliers. However, due to the material fall in soybeans supply, we have to pay large advances to major suppliers to secure the supply of raw materials.

Our view is that the cash outflow in operating activities of 2007 was of a temporary and exceptional nature, and it was an isolated event, so it cannot be reasonably used to estimate the trend of our operational results in the future. The draught in 2007 was an unforeseeable event at an exceptional scale, and the rise of soybean price has put strong stimulation on farmers to grow soybeans, the availability of soybean and thus its price will be stabilized and its long-term trend is a falling one. Generally speaking, our cash flows are healthy and stable, as we have very large sales revenue and we sell mostly on cash basis, with ignorable A/R. Actually the situation has been improved greatly since the beginning of 2008. In the first 2 months, we have already achieved a net cash inflow from operations of about $1.65 million. We are confident to achieve a good cash flow from our operations in 2008.

Other major adjustments affecting cash flows from operating activities of 2007 are:
(1)	An addition of $182,708 due to the collection of accounts receivables.
(2)	A reduction of $1,667,452 of prepaid VAT and other taxes, as they increased in line with purchase volume of raw materials.
(3)	An addition of $714,295 due to decrease in other receivables.
(4)	A reduction of $730,106 for decrease in accounts payables.
(5)	A reduction of $698,636 for decrease in other payables.
(6)	An addition of $152,225 due to increase in customers deposits.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Cash generated from operating activities for the year ended December 31, 2006 was $7,268,151, compared to cash used in operating activities of $82,307 for the year ended December 31, 2005.

The major adjustments affecting cash flows from operating activities of 2007 are:
(1)	An addition of $353,941 due to the decrease of accounts receivables.
(2)	A reduction of $1,814,596 for cash used in inventories.
(3)	An addition of $463,017 due to decrease in other receivables.
(4)	An addition of $166,753 due to increase in accounts payables.

(5)	A reduction of $142,442 for decrease in customers deposits.

Investing Activities

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net cash used in investing activities for the year ended December 31, 2007 was $12,413,404, compared to $9,519,203 for the year ended December 31, 2006. The major item of investing activities in 2007 was $11,702,842 payment for construction in progress, which was primarily spent for the renovation of Plant No.2 and the construction of the production lines for new high end products and the related facilities in that plant.

We satisfied the demand for cash used in capital investment mostly with the proceeds from the equity financing completed on October 3, 2007 (please refer to section “Recent Events” in financing activities below), supplemented by our own cash reserves.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net cash used in investing activities for the fiscal year ended December 31, 2006 was $9,519,203, compared to net cash used in investing activities of $7,298,639 for the year ended December 31, 2005. There were two major investing activities: $7,251,862 of payment for plant and equipment, and $2,267,341 of payment for land use rights. These amounts were mostly spent on two items: installments of the payment due after completion for the construction and equipment of Plant No. 3, which was completed at the end of 2005, and the purchase of new equipment and machinery for the two older plants, namely Plant No. 1 and No. 2.

We satisfied this cash need with our cash reserves brought forward from the year 2005 and cash generated from the year 2006 operations.

Financing Activities

Recent Events

On October 3, 2007, we completed, at a price of $2.15 per share, a private placement of 10,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share and attached warrants to purchase Common Stock. The gross proceeds of the offering was $21.5 million.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Net cash provided by financing activities was $22,926,970 for the year ended December 31, 2007, compared to $2,222,504 for the year ended December 31, 2006. The major items for 2007 are:
(1)	$17,849,093 of proceeds from issue of share capital and warrants. This was the proceeds from the private placement mentioned above.
(2)	$11,815,365 of bank borrowings. This was short-term bank loan to satisfy working capital needs.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net cash provided by financing activities was $2,222,504 for the year ended December 31, 2006, compared to $1,759,693 for the year ended December 31, 2005. The major items for 2006 are:
(1)	$6,898,366 of bank borrowings. This was short-term bank loan to satisfy working capital needs.

Loans

The balance of short-term bank loans was $12,305,000 at December 31, 2007, compared to $6,523,825 at December 31, 2006. This increase was mainly due to the huge increase in demand for working capital, caused mainly by both the increase need for raw materials to satisfy the material growth of processing volume and the exceptional and unexpected rise in soybean price (please refer to the section “Cost of Sales and Gross Profit” in the comparison between the operational results of 2007 and 2006 above).

The balance of our long-term bank loan was about $457,107 at December 31, 2007, plus a current portion of $47,433, payable within one year of balance sheet date.

Currently we have a credit line of up to RMB190 million, or about USD27.09 million using current exchange rate of 1USD to 7.0130RMB, based on our credit rank AA granted by Agricultural Development Bank. We believe that this would be sufficient for our future working capital needs at the current operation and capacity level.

Future Cash Commitments

We have made ambitious capital investment plans for six new projects between fiscal 2007 and fiscal 2008, estimated at a total value of over $20.4 million. This demand for investment capital will be mainly met with the proceeds from our private placement mentioned above, and partly with our cash reserves.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 1 to our consolidated financial statements, "Summary of Significant Accounting Policies and Organization". We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Method of Accounting

Yanglin Soybean, Inc. (“the Company”) maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The share exchange transaction has been accounted for as a recapitalization of Victory Divide Mining Company (“VDMC”, the former name of Yanglin Soybean, Inc.) where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer: Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

The company owned the three subsidiaries since its reverse-merger on October 3, 2007. Retroactively restated as of December 31, 2006, 2005, and 2004, the detailed identities of the consolidating subsidiaries would have been as follows:

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%

*Note: This is a variable interest entity

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

Economic and political risks

The operations of the Company, through its subsidiaries and Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) (hereinafter, collectively referred to as “the Group”), are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method. Estimated useful lives are arranging from 22 to 50 years.

Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	10 years

Machinery and equipment	3.5 - 30 years

Office equipment	4 - 20 years

Motor vehicles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

Inventories

Inventories consisting of finished goods, and raw materials are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. Bad debts are written off as incurred.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional The reporting currency of the Group is the U.S. dollar (US$). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements were as follows:

	2007	2006	2005	2004
Year end RMB : US$ exchange rate	7.31410	7.81750	8.07340	8.28650
Average yearly RMB : US$ exchange rate	7.61720	7.98189	8.20329	8.28723

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

Costs of sales

Cost of sales consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(1)	Making up cumulative prior years’ losses, if any;

(2)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(3)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(4)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its operation and financial conditions.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Adoption of SAB 110 is not expected to have a material impact on the Company’s consolidated financial statements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
[Long-Term Debt Obligations]	$502,323	$54,040	$122,408	$112,451	$213,424
[Capital Lease Obligations]	-	-	-	-	-
[Operating Lease Obligations]	-	-	-	-	-
[Purchase Obligations]	-	-	-	-	-

Quantitative And Qualitative Disclosures About Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, exchange rates, commodity prices, equity prices and other market changes. Our cash and cash equivalents are held for working capital purposes and consist primarily of bank deposits. We do not enter into investments for trading or speculative purposes.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in demand deposits. We have not used derivative financial instruments in our investment portfolio in order to reduce interest rate risk. Interest earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates.

Foreign Currency Risk

Our business is operated in the PRC, and its value is effectively denominated in Renminbi. The fluctuation of foreign exchange rate between U.S. dollars and Renminbi could affect the value of our common stock. Our revenues and expenses are primarily denominated in Renminbi, and so our exposure to foreign exchange risks should generally be limited. We do not have material monetary assets and liabilities denominated in U.S. dollars, although to the extent that we do in the future, the fluctuation of foreign exchange rate would affect the value of these monetary assets and liabilities denominated in U.S. dollars. Generally, appreciation of Renminbi against U.S. dollars will devaluate the assets and liabilities denominated in U.S. dollar, while devaluation of Renminbi again U.S. dollars will appreciate the assets and liabilities denominated in U.S. dollar.

The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the RMB against the U.S. dollar by approximately 6% during 2007 and approximately 12% since the change of the policy to the end of 2007. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. We use the U.S. dollar as the reporting currency for our financial statements. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect our costs and operating margins as well as our net income reported in U.S. dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Assuming we had converted the U.S. dollar denominated cash balance equivalent to US$52.6 million as of February 9, 2009 into RMB at the exchange rate of US$1.00 for RMB6.83 and, the respective People’s Bank of China rates as of February 9, 2009, this cash balance would have been RMB359.3 million. Assuming a further 10% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB323.5 million as of February 9, 2009. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends for business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

In China, very limited hedging transactions are available to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.

Commodity Price Risk

We engage in manufacturing of non-genetically modified soybean-based products in the PRC. Our main raw materials are commodities. Our exposure to commodity price risk is directly related to fluctuations of PRC domestic market and indirectly related to that of international market. For example, the soybean price went up from RMB 1.23 per 500 grams at the beginning of the last year to RMB 2.13 per 500 grams at the end of 2007, and in early March 2008 it has climbed to as high as RMB 2.75 per 500 grams, due to both the shortage in soybean supply caused by a severe drought in 2007 and farmers’ cutting growing areas of soybeans brought by the continuously low price level by the end of 2006. The current price of soybean quoted in our local area in December, 2008 is RMB 1.65 per 500 grams. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to commodity price risk.

BUSINESS

Organizational History

Yanglin Soybean, Inc. (formerly known as Victory Divide Mining Company, the “Company”) was incorporated in the state of Nevada on May 26, 1921. Our original Articles of Incorporation were oriented toward mining operations. Our Common Stock traded on the San Francisco Mining Exchange and on the OTCBB. We operated a number of mining properties and in 1980, we became inactive and trading in our Common Stock ceased. We have had no operations, assets or liabilities since 1980 and accordingly, were deemed to be a "blank check" or shell company that is, a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person. Our Articles of Incorporation were restated and amended on June 29, 2006 to reflect our objective of finding a merger partner.

On October 3, 2007, the Company completed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) whereby the Company issued 18,500,000 common shares at par value $0.001 per share in exchange for all of the outstanding shares of Faith Winner (BVI) shares.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. As a result of entering the abovementioned agreements, WFOE is deemed to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidated of Variable Interest Entities, an Interpretation of ARB No. 51.

The contractual agreements were utilized instead of a direct acquisition of Yanglin’s assets because current PRC law which took effect on September 8, 2006 does not specifically establish the approval procedures and detailed implementation regulations for a non-PRC entity’s equity to be used as consideration to acquire a PRC entity's equity or assets. This makes it highly uncertain, if not impossible, for a non-PRC entity to use its equity to acquire a PRC entity. If acquisition of a PRC entity using foreign equity were possible, we could have acquired 100% of the stock of Yanglin in exchange for shares of our common stock. While PRC law does allow for the purchase of equity interests in (or assets of) a PRC entity by a non-PRC entity for cash, the purchase price must be based on the appraised value of such equity (or assets). Because we presently do not have sufficient cash to pay the estimated full value of all of the assets of Yanglin, we, through WFOE, purchased the maximum amount of assets possible with the net proceeds of the private placement on October 7, 2007, and leased from Yanglin the remainder of the assets used in Yanglin’s business.

We have completed the following required transactions contemplated in the contractual agreements: WFOE’s registered capital verification process in PRC, WFOE’s transmission to Yanglin the full purchase price for the intellectual property, including the trademark purchase and the principal amount of a loan made under the contractual agreements, WFOE’s approval for the transfer of intellectual property from Yanglin and WFOE’s obtaining a business license from local branch of PRC’s State Administration of Industry and Commerce as an operating company.

The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, salad oil, and soybean meal in China.

On January 17, 2008, the Company changed its name from “Victory Divide Mining Company” to Yanglin Soybean, Inc.”

Our Industry

We are a leading non-genetically modified (non-GM) soybean processor in the PRC. We currently manufacture soybean oil in bulk package and soybean meal which are sold throughout China our customers directly or through distributors. Most of our customer (approximately 80%) are located in Northern China.

Our manufacturing process includes sifting, crushing, heating and pressing soybeans, extracting and separating oil from crushed soybeans, and cleansing, hydrating and packaging oil as well as drying and packaging soybean meal. Currently, our main products include soybean oil, salad oil and soybean meal. We plan to broaden our product line to include high end products such as squeezed oil, powdered oil and protein concentrates, textured protein, and defatted soybean powder, while greatly enlarging the production capacity of salad oil. We have installed the equipment for manufacturing squeezed oil and expanded the production line for salad oil and have started production of these products by the end of 2007. The production facilities for powdered oil have been built and are now in trial production phase. We have also begun to build facilities for manufacturing soybean protein concentrates, textured protein and defatted soy powder. The production of concentrated protein and defatted soy powder will be launched within the last quarter of 2008, and the production line of textured protein will be put into operations within the 2nd quarter of 2009.

The Soybean Processing Industry

Soybean processing is a traditional industry. Typically, soybeans are ground and refined into soybean oil and protein meal, which in turn are processed into refined oils, animal feed, proteins and more value-added products such as foods, pharmaceuticals and cosmetics.

(i) Soybean Oil and Soybean Salad Oil

Soybean oil is obtained by the extraction of oil from soybean seeds. Soybean oil contains various vitamins, minerals and unsaturated fatty acids which are essential to the well-being of the human body. It is an important ingredient in products such as salad dressings, margarine, paint and medicines. The price, adaptability and performance of soybean oil make it appropriate for a broad range of food, chemical and medical manufacturing applications. Soybean oil refers to Grade IV oil, as compared to the more refined salad oil. Both oils are for human consumption.

(ii) Soybean Meal

Soybean meal is manufactured by grinding soybean flakes which remain after removal of most of the oil from soybeans by a solvent or mechanical extraction process. Soybean meal is an important raw material used in the animal feed and farming industry due to its high protein content, low fat composition and edible characteristics. Given the PRC’s closer proximity to customers in the Asian region, there is a growing demand for PRC produced soybean meal from countries such as Korea and Japan. This in turn has led to an increase in demand for our soybean meal products.

Growth in the Soybean Industry

Apart from being a food commodity, soybean oil is also used in the cosmetics, pharmaceutical and medical industries.  As soybean oil consumption in the PRC has been rapidly increasing, the PRC has imported soybean oil from other countries, such as Argentina, Brazil and the USA.

World Vegetable Oil Consumption 2006

	Million Short Tons	Million Metric Tons
Palm	42.0	38.1
Soybeans	39.3	35.7
Rapeseed	19.7	17.8
Sunflower seed	11.3	10.2
Peanut	5.4	4.9
Cottonseed	5.2	4.8
Palm Kernel	4.8	4.3
Coconut	3.6	3.3
Olive	3.2	2.9
Total	134.5	122.0

Source: USDA

World Protein Meal Consumption 2006

	Million Short Tons	Million Metric Tons
Soybeans	166.7	151.3
Rapeseed	30.2	27.4
Cottonseed	16.4	14.9
Sunflower seed	12.7	11.5
Peanut	6.3	5.7
Fish	6.0	5.5
Palm Kernel	6.1	5.5
Copra	1.9	1.7
Total	246.3	223.4

Source: USDA

In the past few years, the soybean industry has seen a period of sustained growth. We believe that the soybean industry in the PRC has significant potential for further growth and we, through Yanglin, are well positioned to take advantage of such growth. Soybeans are grown for their oil and protein and are used to manufacture various products including soybean oil and soybean meal. According to the Food and Agriculture Organization of the United Nations, global consumption of oils and fats has been steadily increasing, rising at an average rate of approximately 3-4%.

Non-Genetically Modified Soybean Products

Genetically modified soybean plants are widespread in the world’s leading soybean producing countries (such as Brazil, Argentina and the United States) and genetically modified soybeans comprise a very large proportion of the world’s soybean production. Conversely, most of the soybean food products exported from the PRC is primarily made from non-genetically modified soybeans that are cultivated and grown in the PRC.

We believe that a growing number of consumers prefer their food products to be made from non-genetically modified raw materials, and food products include soybean based products. Such non-genetically modified soybean products are perceived to be “green” and hence more desirable to certain classes of consumers than genetically modified soybean products, especially with respect to soy protein and other value-added soybean products. Furthermore, we believe that as a result of the increasing affluence and sophistication of the consumers in different regions, they have also become more aware of potential health issues arising from the consumption of genetically modified soybean products and are willing to pay a premium for non-genetically modified soybean products.

As a producer of non-genetically modified soybean products, we believe we are well positioned to take advantage of such growth.

Government Support for the Soybean Industry

In addition, there has been strong government support for the development of our industry. On July 11, 2001, the Department of Agriculture of China had promulgated “the Management Measures of the Safety of Imported Genetically Modified Agricultural Life-forms”, “the Management Measures of the Assessment of the Safety of Genetically Modified Agricultural Life-forms” and “the Management Measures of the Identification of Genetically Modified Agricultural Life-forms”, effective on March 20, 2002. These policies imposed a considerable level of restriction on genetically modified food products and delivered positive effects on the development of China’s non-genetically modified soybean industry. Besides, China’s government has in recent years issued the policies collectively called “One Exemption and Four Subsidies”, including exemption and reduction of agriculture tax, granting farmers subsidies on growing crops, using high quality seeds, using agriculture machines and comprehensive direct subsidies. These policies are greatly enhancing the motivation of farmers to grow crops and imposing enormous favorable influence on the healthy development of China’s agriculture, and as China only permits the growing of non-genetically modified soybean on its soil, they are in effect encouraging and helping the progress of non-genetically modified soybean industry.

In recent years, the PRC government has sought to differentiate soybean exports from the PRC from those from other international exporters of soybeans such as the United States and Argentina. Specifically, the PRC government has take measures to promote industries and enterprises, such as our business operations, that produce non-genetically modified soybean food products. In 2003, the PRC Ministry of Agriculture announced a plan to develop the PRC’s northeastern region (including the Heilongjiang province where we are located) into the world’s largest non-genetically modified soybean production centre for export within five years.

In addition, the Heilongjiang provincial government has introduced a number of measures to develop its organic farming industry such as improving its local agriculture infrastructure and promoting the development of large industrial groups that produce green and organic food products.

Over the past five years, Heilongjiang's green food industry has grown significantly and has become an important growth sector in Heilongjiang’s burgeoning economy. Further, we believe that the proportion of “deep-processed” soybean food products produced by the PRC will increase and is expected to grow significantly, particularly with the completion of the PRC’s largest non-genetically modified soybean deep-processing base by 2010.

We believe that these various government initiatives at national and local level will have a positive impact on the further development of our business operations.

Our Competitive Advantages

We believe that we have several competitive advantages:

•	Our products have favorable brand-name recognition due to the superior quality and our proven track record in the industry;

•
We are strategically located to access cheaper and more stable soybean supply. Jixian County, where the company is headquartered, is in heart of the Three Rivers Plains, a major soybean production area, and Yanglin has established long-term relationship with the local farmers and suppliers;

•	We have an extensive sales network covering most areas of China and have negotiated better arrangements with distributors to save costs and to promote higher efficiency;

•
Our business is better managed and our operations are more efficient compared to many larger state-owned soybean processors. Our costs are lower, margins are higher and we are in better financial conditions;

•
We believe that we do not face direct competition from international conglomerates such as Archer Daniels Midlands and Cargill as they produce predominantly genetically modified soybean products whereas Yanglin produce non-genetically modified soybean products which appeal to more health-conscious customers;

•	Both our management and workers have great skills and experience in the soybean industry. Many of them worked in the industry for more than 20 years.

Our Strategy

Increase Our Sources of Supply

Due to the increasing market demand, we expect our business to grow significantly in the next few years. Our need for soybean supply will only increase. In order to increase our raw material supplies, we intend to expand the soybean cultivation area supplying us through the development of further supply arrangements with other private and state-owned farms within the Heilongjiang province. Currently, we have access to soybeans produced in approximately 164,745 acres of farmland and we plan to increase our access to approximately 823,723 acres of farmland in the next few years in other locations by signing up more soybean farmers and through other arrangements.

Expand Capacity by Building New Plants or through Acquisitions

To meet the demand for soybean products, we plan to increase our capacity. We intend to expand our production facilities by building or acquiring 3 or 4 additional factories. We expect that these actions will allow us to increase our current annual soybean processing capacity to approximately 1.5 million tons of soybeans over the next 3 years.

Expansion of our Sales Network

We currently sell more in the northern China than other parts of China and currently do not have many sales offices in the South. We plan to expand our sales and marketing network by establishing more sales offices within the PRC. In addition, we are talking to potential agents in Southeast Asia and Russia. We intend to use Chinese export agents to manage currency risk. Our plan is to expand internationally into countries such as Singapore, Malaysia, Canada and the United States.

Expansion of our Product Line

We believe that value added soybean products will yield higher profits margins for our operations. We intend to expand our product lines to include the following high end soybean products:

(i) Powdered Soybean Oil

Powdered soybean oil is manufactured by processing soybean oil and soybean salad oil together with corn syrup and other raw materials. Powdered soybean oil not only retains the nutritional value of liquid soybean oil, but also has a long shelf life and can be easily packaged and transported. In addition, powdered soybean oil can be used as a cheap substitute for milk or powdered milk because it can be easily dissolved or mixed with other ingredients in water to produce a mixture that has a strong fragrance similar to that of milk, as well as containing beneficial proteins and minerals.

(ii) Textured Protein

Textured protein products are manufactured from soy protein. Textured protein products are hydrated in the production process and accordingly have a symmetrical, consistent and smooth texture and specific structure. Textured protein can be added to food products to impart a taste that is similar to that of meat. Therefore, textured protein can be used as a food substitute for beef and pork. In addition, textured protein contains anti-oxygenation ingredients that could prolong the shelf-life of certain food products.

(iii) Defatted Soybean Powder

Defatted soybean powder is manufactured from specially-extracted soy meal and has a high protein content (higher than 50 per cent.). Defatted soybean powder can be added to fish, noodles, meat, dairy products and candy to improve the quality and taste of food. Further, defatted soybean powder can prolong shelf life and reduce cost.

(iv) Squeezed Oil

Squeezed oil is made by extracting crude soybean oil from selected soybeans through traditional methods of refining and hydration in order to remove the acids in the oil. Squeezed oil is readily absorbed by the human body and contains no cholesterol. It possesses vitamins such as A, D, and E, as well as other nutrients which have been shown to help growth, improve immunity and prevent hypertension and arteriosclerosis.

(v) Concentrated Soy Protein

Concentrated soy protein has a high protein content of up to 98% and contains no cholesterol. Concentrated soy protein can be used as an ingredient in food products to improve their texture and nutritional value. Concentrated soy protein is used as an ingredient in a wide range of food products, including nutritional supplements, seafood, processed meats, frozen food, nutritional beverages, cream soups, sauces and snacks.

Yanglin's Current Products

Yanglin's current products include the following:

Product	Use	Major Customers	2007 Volume (tons)
Soybean Oil	Cooking	Yingkou Bohai Grease Industrial Co. Ltd., Yi Liping	49,566
Salad Oil	Cooking	Yingkou Bohai Grease Industrial Co. Ltd., Yu Guanghai	15,207
Soybean Meal	Animal Feed	Yingkou Bohai Grease Industrial Co. Ltd., Tongliao Hongzhan Animal Feed Factory, Li Yuqiu, Gu Changchun, Wang Chunyu	319,706

We, through Yanglin, sell our products under the “Yanglin” brand name to various geographic regions of the PRC through Yanglin's various distribution channels (see “Sales and Marketing” below) directly to Yanglin's customers primarily within the PRC market. In the fiscal year ending 2007, we, through Yanglin, processed approximately 385,000 tons of soybeans and generated total revenues amounting to approximately $155.2 million with net income amounting to $10.3 million. Within the 2007 production volume of Yanglin's main products, namely soybean meal, soybean oil and salad oil, soybean meal occupied a major share of about 83%, while soybean oil and salad oil made up 17% together.

Our Suppliers of Soybeans

Maintaining a stable supply of raw materials (soybeans) is one of the key components for our success. We purchase all our soybean supplies from various farms in the Heilongjiang province. We, through Yanglin, have established and maintained good relationships with these farms.

The following is a list of Yanglin's top ten major suppliers of soybeans for the financial year ended December 31, 2007:

Supplier	Amount Purchased (in US$)	% of Total Purchases (%)
Baoqing North Granary	10,905,894.11	7.46
Cui Bingyan	6,138,677.51	4.20
Duan Xufeng	5,437,402.67	3.72
Chi Cuie	5,211,779.68	3.56
Wang Li	5,176,965.99	3.54
Tang Lijun	4,890,610.42	3.35
Jiang Minghui	4,279,171.14	2.93
Bai Wenlong	4,261,078.14	2.91
Chen Fuzhen	3,622,287.92	2.48
Chen Libin	3,534,869.87	2.42

Note: the amounts are converted from RMB value using the yearly average rate of 2007, 1USD = 7.6172RMB.

Yanglin's top ten suppliers together made up an aggregate of 36.6% of YangLin's total supply of soybeans, but Yanglin's biggest supplier only supplied less than 7.5% of Yanglin's total supply, while none of the other top suppliers occupied a share of over 5%. We believe this diversification of supply is beneficial to us as it increases our bargaining power and prevents us from being over-reliant on any single supplier.

We have been using a unique type of arrangements with soybean suppliers. Through our affiliate company, Heilongjiang Yanglin Group Seed Co. Ltd., we supply these farmers with “Yanglin” soybean seeds which provide higher oil yield than He Feng 40, a kind of soybean with high oil content widely used in China. Pursuant to annual supply contracts, the farmers sell the harvested soybeans back to us. We extend favorable commercial terms to these farmers, such as low price and credit payment terms, for them to purchase “Yanglin” soybean seeds, and offer favorable price, which is higher than average market price, and cash-upon-delivery payment terms to the farmers for our purchases of the harvested soybeans grown from “Yanglin” soybean seeds. These arrangements ensure that we maintain good relations with our suppliers, enjoy a stable supply of soybeans that meet our high quality standards at competitive rates, and allow us to maintain a low rate of expenditure on raw materials.

To further ensure a consistent and supply of soybeans and to increase its volume, we intend to enter into similar supply agreements with other soybean farmers in the PRC.

The Supplier of “Yanglin” Soybean Seeds

Heilongjiang Yanglin Group Seed Co, Ltd. is owned and managed by Mr. Shulin Liu, our chief executive officer.

Heilongjiang Yanglin Group Seed Co., Ltd has developed several strains of non-genetically modified soybean seeds (collectively, “Yanglin” seeds”). The Yanglin “East Nong 42” and the “Black Nong 44” boast high protein and fat content. It has also developed the high oil content “Yang 02-01”, “Yang 03-02” and “Yang 03-03” soybean seeds, the high protein content “Yang 03-656” soybean seeds and the high protein and high yielding “Yang 03-149” soybean seeds.

A brief summary of the characteristics of each strain of soybean seed is set forth below:

Soybean	Oil Content	Protein Content	Status of Development
“East Nong 42”	19.33%	45% - 46.4%	Completed
“Black Nong 44”	21.56% - 22.61%	38.56% - 46.69%	Completed
“Yang 02-01” (high oil)	22.3%-22.6%	37.8%-40.2%	Received governmental approval
“Yang 03-02” (high oil)	21.9%-22.7%	37.2%-41.5%	In trial phase
“Yang 03-03” (high protein)	21.7%-22.1%	38.4%-45.9%	In trial phase
“Yang 03-656” (high protein)	19.8%-20.6%	39.7%-45.3%	In trial phase
“Yang 03-149” (high protein)	20.3%-21.9%	41.5%-44.7%	In trail phase

Major Customers

Yanglin's customers are primarily distributors of soybean oil and soybean meal, with some of them being soybean food processors and animal feed manufacturers. The following is a list of our top ten major customers for fiscal year 2007. All of Yanglin's major customers are located in the PRC.

Customers	Type of Product	Fiscal 2007 Sales (USD)	% of Total Sales (%)
Yingkou Bohai Grease Industrial Co. Ltd.	Soybean Oil	15,705,039.65	10.1%
Wang Chunyu	Soybean Meal	5,290,261.11	3.4%
Huang Zujian	Soybean Meal	5,184,750.61	3.3%
Tongliao Hongzhan Animal Feed Factory	Soybean Meal	4,553,189.66	2.9%
Wang Linli	Soybean Meal	4,233,973.89	2.7%
Gu Changchun	Soybean Meal	3,764,879.43	2.4%
Wang Xihe	Soybean Meal	3,669,944.96	2.4%
Li Yuqiu	Soybean Meal	3,666,983.30	2.4%
Li Zhengqian	Soybean Meal	3,407,444.15	2.2%
Yu Guanghai	Soybean Meal	3,379,734.87	2.2%

Note: the amounts are converted from RMB value using the yearly average rate of 2007, 1 USD = 7.6172 RMB.

Yanglin's sales are widely diversified among Yanglin's customers. Yanglin's largest customer accounts for only 10.1 % of Yanglin's total sales in fiscal 2007 while Yanglin's top ten customers accounted for about 34 % of Yanglin's net sales in fiscal 2007. As such, we, through Yanglin, are not dependent on any single customer and have accordingly maintained our bargaining position in relation to our customers. Holding such a diversified customer base, we, through Yanglin, have mitigated the commercial risk and associated impact of the loss of sales from any single customer. As, we, through Yanglin, begin to expand Yanglin's product offering to include “high end” soybean products, our customer base will accordingly change to include more industrial users and some retail consumers.

Sales of Products by Type and Locations

The following table shows the breakdown of sales volume by customer type.

	Salad Oil			Soy Oil			Soy Meal
Type	Volume (Tonnes)	Number of customers	%	Volume (Tonnes)	Number of customers	%	Volume(Tonnes)	Number of customers	%
Distributor	14,898	71	98	48,080	85	97	287,740	85	90
Food Manufacturer							2,877	8	0.9
Animal Feed Manufacturer							25,576	14	8
Others	309	5	2	1,486	8	3	3,513	4	1.1
Total	15,207	76	100	49,566	93	100	319,706	111	100

All our sales are primarily made to customers within the PRC, though some of our products may be exported by some of the distributors to countries such as Japan, Korea, Russia and India. The geographical distribution of our sales in the PRC for fiscal 2007 is shown below.

	Sales Revenue (Salad Oil)		Sales Revenue (Soybean Oil)		Sales Revenue (Soybean Meal)
Province	Volume (Tonnes)	Value (USD)	Volume (Tonnes)	Value (USD)	Volume (Tonnes)	Value (USD)
Heilongjiang	13,686	14,014,298.24	29,752	28,254,752.43	35,970	10,414,262.27
Jilin	1,521	1,557,485.58	17,355	16,481,622.36	36,936	10,693,944.71
Liaoning			2,459	2,335,265.89	64,841	18,773,177.10
Inner Mongolia					8,999	2,605,447.49
Beijing					9,994	2,893,526.19
Tianjin					9,598	2,778,873.76
Shandong					15,987	4,628,657.52
Shanxi					15,789	4,571,331.31
Henan					14,798	4,284,410.71
Sha’anxi					9,591	2,776,847.08
Gansu					10,285	2,977,778.36
Guangxi					17,987	5,207,710.19
Sichuan					18,976	5,494,051.74
Hebei					49,955	14,463,424.53

Note: the amounts are converted from RMB value using the yearly average rate of 2007, 1 USD = 7.6172 RMB.

Our Competitors

Our competitors are the non-genetically modified soybean processors operating in the PRC. Our main competitor is Heilongjiang 93 Oil and Fat Co., Ltd., an integrated state-owned enterprise which is located in Heilongjiang, Dalian and Tianjin. The rest of our competitors are smaller state-owned enterprises.

Position	Company	Estimated Annual Non- GM Production Capacity (in Tonnes)	Estimated Market Share
1	Heilongjiang Jiushan 93 Group (SOE)	600,000	6.7%
2	Yanglin Soybean Group, Ltd	520,000	5.0%
3	Shandong Gaotang Lanshan Group (SOE)	200,000	2.2%
4	Henan Xuchang Vegetable Oil Company (SOE)	100,000	1.1%
5	Qitaihe City Nature Oil Company	100,000	1.1%
6	Shandong Guanxian Vegetable Oil Company	100,000	1.1%
7	Jiamusi Zhenda Company	90,000	1.0%

Source: Information from respective companies' websites and Yanglin estimates

Generally speaking, we do not compete with companies that are engaged primarily in the manufacturing of genetically modified soybean products, especially those international agriculture conglomerates. Currently most major producers of genetically modified soybean products are state-owned enterprises and joint ventures of global agriculture companies. Their operations are mostly located in the coastal cities in Southern China, which enables them to conveniently import genetically modified soybean from US, Brazil, Argentina and other countries in bulk volume at acceptable price. The market for their products is also mainly in the southern parts of China. Meanwhile our supply sources, production facilities and customers are mostly in Northern China, where there is abundant supply of non-genetically modified soybean. It is obvious that there is a geographical division between the market for genetically modified soybean products and that for non-genetically modified soybean products.

Sales and Marketing

Apart from our high product quality, our marketing efforts have also contributed to our success in PRC markets. Presently, our main method of selling our products is direct marketing, supplemented with indirect marketing. Given that we are located in the Heilongjiang province, we are in close proximity to our suppliers and customers, so it is easier for us to deal with them directly (as opposed to going through the Dalian Commodities Exchange).

We have sales offices in more than 5 cities in the PRC with approximately 40 independent distributors spread over approximately 27 provinces. These provinces include locations in the northeastern, northwestern and southern regions of the PRC. Furthermore, we have a dedicated in-house sales team with approximately 10 salespersons. Their duties include monitoring the soybean industry, collecting market and price information, developing and managing distributors, providing recommendations for our marketing and sales strategy and pricing policies, filling sales orders and after-sale services.

The following map illustrates the geographical coverage of our sales and distribution network within the PRC:

In addition to our direct marketing efforts in the PRC, and as part of our international expansion plans, we plan to appoint sales agents in North America, Europe, Russia, Japan, Korea and other countries in southeast Asia in the near future.

Advertising

We advertise our products through various forms of media, including billboards alongside highways. We are now building our own business website (www.yanglin.com.cn).

In addition, our marketing team develops and maintains a unified and distinctive image throughout all our corporate publicity materials, including our corporate billboard advertisements, media publicity and corporate branding.

Publicity

We hold an annual conference with the distributors and potential customers to promote our products. We regularly attend exhibitions in different regions to market our products, and plan to attend the Guangzhou Commodity Fair to promote our high end products when we begin to produce them. We plan to maintain and strengthen our existing customer relations through symposiums, guided tours of the company and direct correspondences that provide further information of our product offering. We will also strengthen communications with the relevant government departments in order to keep abreast of new policies and guidelines. This will enable us to adapt quickly to any changes, better seize business opportunities and develop new markets.

Delivery of Products

Approximately 70 % of Yanglin's products are transported to Yanglin's customers by railways, thanks to Yanglin's easy access to the PRC railroad network (see “Our Competitive Advantages”). The costs of transportation are borne by Yanglin's customers and are pre-paid in advance ahead of delivery of the products. The remainder of Yanglin's products is collected from our facilities by our customers.

Pricing and Terms

Prices of Yanglin's products are determined based on the daily spot market price, which is determined by the average of ex-works prices of local producers and the quotation on commodities exchanges. We distinguish between long-term customers and short-term customers and provide rebate policies accordingly. Yanglin's short-term customers (typically customers we have been dealing with for less than a year) are required to pay Yanglin's the full retail price in cash in advance of delivery of their ordered products. For Yanglin's long-term customers, we may offer credit terms as well as certain preferential terms to them depending on the size of their orders. Since Yanglin is paid with cash in advance most of the time, there are almost no accounts receivables.

The current prices for our products, as of December 25, 2008 are: (including VAT)

Products	Price (USD/metricton)
Soybean oil (Grade IV)	$1,050
Salad oil	$1,123
Soybean meal	$430

Based on the basis exchange rate of 1 US$ = 6.8585 RMB as published on the website of People’s Bank of China on December 25, 2008.

For the past three years, the price of soybean meal has been in the range of $246 per metric ton to $493 per metric ton. By comparison the price range of soybean oil has been in the range of $659 per metric ton to $1,451 per metric ton, while the price range of salad oil was from $746 per metric ton to $1,533 per metric ton. The prices of Yanglin's products are determined by taking into account the costs of labor as well as the seasonality of demand in the soybean market. Traditionally, Yanglin's prices of Yanglin's raw materials are lowest during the soybean harvest period between October and December. Yanglin's prices then peak from January to February because of the New Year and Spring Festival.

Intellectual Property

Yanglin has registered the following trademarks in the PRC, which are currently used for all Yanglin's products:

Trademark	Country of Registration	Class		Registration Number	Date of Registration	Validity Period
“Yanglin” logo	PRC	[29	]	1587278	June 14, 2001	From June 14, 2001 to June 13, 2011
“Yanglin” logo	PRC	[31	]	1586742	June 14, 2001	From June 14, 2001 to June 13, 2011

Class 29 is for meat, fish, poultry and game; meat extracts, preserved, dried and cooked fruits and vegetables; jellies, jams, fruit sauces; eggs, milk and milk products; edible oils and fats. Class 31 is for agricultural, horticultural and forestry products and grains not included in other classes; live animals, fresh fruits and vegetables; seeds, natural plants and flowers; foodstuffs for animals, malt.

Employees

Currently we have 466 employees, most of whom are involved in production and operations.

The functional breakdown of our full-time employees as at December 31, 2005, 2006 and 2007 was:
	FY 2005	FY 2006	FY 2007
Production and operations	212	291	291
Sales	6	10	10
Management	30	163	165
Total number of employees	248	464	466

Along with staff incentive policies, we provide social security to every employee who signs a long term contract with us, and we have paid all social security fees as required by laws and regulations.

We have a system of periodic performance reviews that are conducted annually.

Insurance

We have the following insurance policies:

Description of Policy	Term	Coverage ($)	Premium ($)	Insured
China Pacific Insurance Co., AAAH0300003307	From Jan. 29, 2007 to Jan. 28, 2008	30,327.72	174.73	The boiler of Factory No. 1
China Dadi Insurance Co., PQZA200723010600000008	From Jul. 10, 2007 to Jul. 9, 2008	1,782,920.71	2,396.77	Workshop and Office Building of Factory No. 3
China Dadi Insurance Co., PQZA200723010600000007	From Jul. 10, 2007 to Jul. 10, 2008	2,221,703.38	2,986.62	Machinery of Factory No. 3
China Dadi Insurance Co., PQZA200723010600000008	From Jul. 12, 2007 to Jul. 11, 2008	260,319.11	1,849.71	The boiler of Factory No. 3
China Pingan Insurance Co., 21900004601010700013	From Sep. 29, 2007 to Sep. 29, 2008	2,886,315.47	4,157.20	Machinery of Factory No. 1
China Life Insurance Co.	From Jun. 30, 2007 to May. 29, 2008	-	2,441.84	The employees of the three factories

Note: the amounts in the column Coverage are converted from RMB value using the year end rate of 2007, 1 USD = 7.3141 RMB, and those in the column Premium are converted from RMB value using the yearly average rate of 2007, 1 USD = 7.6172 RMB.

Government Regulations

We are subject to various government regulations, such as Food Sanitation Law, Environment Protection Law and Fire Prevention Law, and to national standards for food issued by the national Food and Drug Administration. We have obtained the Sanitation Admission certificate from the local Sanitation Bureau as well as the industrial production permit, and our facilities are regularly inspected by local authorities.

In addition, we have been issued an ISO 9001-2000 Certificate by the Beijing Zhongjing Kehuan Quality Authorization Co. Ltd and a Certificate of Class A Green Food by the China Center of Development of Green Food.

Environmental Compliance

We are subject to the PRC environmental laws, rules and regulations governing our type of manufacturing facility. We have complied with the prescribed standard of environmental protection as evidenced by a certificate issued by the Jixian Environment Protection Bureau dated February, 2007.

The treatment of our waste water is subject to the PRC Environment Protection Law. Our process of treating waste water meets the strict requirement of this law.

Our Facilities

We own and operate three soybean production factories in Jixian county in the Heilongjiang province. Our factories have a combined annual soybean processing capacity of 520,000 tons.

Factory No.1 manufactures salad oil, Grade IV soybean oil and soybean meal. Factory No. 2 manufactures Grade IV soybean oil and soybean meal. Our newest facility, Factory No.3, which was built in 2005, manufactures Grade IV soybean oil, soybean meal and salad oil. Our new, high end products, including defatted soy powder, soy protein concentrates and textured protein, will be manufactured in Factory No. 2. Powdered soy oil will be produced in Factory No. 3. We have finished building the production lines for salad oil and squeezed oil and put them into operations in the last quarter of 2007.

The following tables indicate the land area and annual production capacity of our production facilities:

Production Facility	Area	Capacity
Factory No. 1	27,000 m2	100,000
Factory No. 2	43,572 m2	120,000
Factory No. 3	45,596 m2	300,000

Annual Production Capacity for 2006 (Tonnes)	Actual Output for 2006 (Tonnes)	Utilization Rate for 2006	Annual Production Capacity for 2007 (Tonnes)	Actual Output for 2007 (Tonnes)	Utilization Rate for 2007
520,000	310,000	59%	520,000	385,000	74%

Note: The annual production capacity is based on 3 shifts (8 hours per shift) a day for 300 days a year.

We purchased the land use rights for the 45,596 m2 of land of Factory No. 3. The land use rights for Factory No. 1 and No. 2 are allocated by the local government at minimal cost.

Our machinery and equipment for soybean processing include conveyor belt, sifting machines, dyers; steamer, crushers; flaking machines, extractors; distillers; packaging machines; containers, etc. Our machinery has been kept in good conditions and with property insurance coverage.

Properties

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right. There are four methods to acquire land use rights:

•	grant of the right to use land;
•	assignment of the right to use land;
•	lease of the right to use land; and
•	allocated land use rights.

In comparison with Western common law concepts, granted land use rights are similar to life estates and allocated land use rights are in some way similar to leaseholds.

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term - generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the usual case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Furthermore, allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

Yanglin has the following granted land use right:

Location	Area (square meters)	Construction on Land	Term and Expiration	Certificate No.
Fuli Town Nongfeng Community	45596	Factory No. 3	October 9, 2005 - September 5, 2055	JifuGuoYong(2005) No. 178

Pursuant to Transfer Agreement of State-owned Land Use Right (No. 05002) which was signed between Yanglin and the Jixian County Land and Resources Bureau, the term of the land use right shall be 50 years. Yanglin paid RMB 8,161,684 (approximately $1,075,320.69) for the land use rights.

In addition to the abovementioned land use rights, Yanglin has the following leased land use right:

Lessor	Location	Area (square meters)	Rental Fee (RMB)	Construction on Land	Term and Expiration
Jixian Industrial Company	Jixian County Hedong District	27,000	8,900,567	Workshop, warehouse	December 4, 1999 - December 4, 2049

Wansheng Village Commission	Wansheng Village Oil Pump Station West, Daiban Dong Qiang	3,844.6	100,000	Warehouse	October 19, 2003 - October 18, 2053

Mr.Liu Fengyu	Jian San Jiang Administration Daxing Farm 24 Group Nan.	100 acres	1,100,000	Farmland	January 1, 2005 - December 31, 2026

Wansheng Village Commission	From Hatong Road Bei Wansheng Village XinJian Muye to Yanglin Wansheng Food Collection Station	30,887.41	99,62.20	Warehouse	April 1, 2004 - December 31, 2028

We have embarked on the process to convert the allotted land use rights for Factory No. 1, Factory No. 2, Wansheng Village and Jiansan Farm into granted land use rights. The conversion will involve a payment of a “transfer fee” to the Jixian County Land Bureau.
Yanglin also owns the following buildings, comprising Factory No. 3:
Location	Area (square meters)	Nature of building	Function	Certificate

Bei No.4, Nongfeng Village (Factory No. 3)	1658.46	Private Asset	Office, Boiler room, and garage	Ji Fang Quan Zheng Fanrong Zi No. 00033652

Bei No.4, Nongfeng Village ( Factory No. 3)	9224.93	Joint Stock House Asset	Workshop	Ji Fang Quan Zheng Fanrong Zi No. 00036015

Factory No. 3	1401.47	Private Asset	Boiler room	Ji Fang Quan Zheng Fanrong Zi No. 00033653

Hedong 51A (Factory No. 1)	5772	Allotted state-owned houses	Office, electricity distribution room, workshop, storage room.	Ji Fang Quan Zheng Shagang Zi No. 000278

Legal Proceedings

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

Management

Our Directors and Executive Officers

We have provided below certain information about our executive officers and directors. Our directors serve one-year terms or until their successors are elected. Officers serve at the pleasure of the board of directors. The information we provided here is applicable to both Heilongjiang Yanglin Soybean Group Co. Ltd. (“Yanglin”) and Yanglin Soybean, Inc.

Name	Age	Position
Shulin Liu	44	Chief Executive Officer/Director
Shaocheng Xu	33	Chief Financial Officer
Yang Miao	36	Director
Zongtai Guo	50	Director and Chief Operating Officer
Yulin Liu	51	President and General Manager of Heilongjiang Yanglin Soybean Group Co. Ltd
Shuhua Xia	56	Accounting Supervisor of Heilongjiang Yanglin Soybean Group Co. Ltd

The following is a summary of the biographical information of our directors and officers:

Shulin Liu, is founder, Chairman and Chief Executive Officer of Yanglin. Mr. Liu is involved in Yanglin’s overall management and is responsible for establishing strategic directions. From 2002 to present, Mr. Liu has been the Chief Executive Officer, Chairman and Director of Yanglin when its name was changed. From 2001 to 2002, he jointly established Jixian County Golden Land Oil Company Limited (predecessor to Yanglin) with Ms. Huanqin Ding and Mr. Shulin Liu and had been the Chief Executive Officer, Chairman and a Director. From 1996-2000, he was manager of Jinxian County Longfu Food & Oil Trade Co. Ltd., Xiwang Feed Company, Jixian County Tianlin Food & Oil Co. Ltd in Jixian County. From 1992 to 1996, Mr. Liu was appointed General Manger of Jixian Construction Material Food and Oil Trading Company. Prior to that, from 1983-1992, Mr. Liu assumed the positions of supervisor at the Shuangyashan Jixian County Land Authority, supervisor of the Minerals Resources Management Station, and manager of Labor Service Company of Land Bureau of Jixian County. From 1980 to 1983, Mr. Liu worked as a government officer in Shuangyashan Jixian County, Fuli Town. He is also the Vice Chairman of the Soybean Association of Heilongjiang Province and a director of the National Soybean Association of China. Mr. Liu holds a Master degree in Enterprise Management from Heilongjiang University.

Shaocheng Xu, was appointed as Yanglin’s Chief Financial Officer in March 2007. Previously, he worked as a financial consultant in Dow Jones Business Consultants, Inc. from August 2006 to March 2007 and as the Internal Control Supervisor at Citigroup Asia Pacific Operations Center from July 2005 to August 2006. From September 2004 to July 2005, he was studying for a Master of Professional Accounting with the Shanghai University of Finance and Economics and will soon obtain the degree. From September 2001 to September 2004, he was the corporate management coordinator for United Automotive Electronics Systems Co., Ltd. From August 1999 to September 2001, he worked as a senior customer services representative in Shanghai Eastern Rohm and Haas Corp. From July 1997 to August 1999, he was the Manager Assistant in Shanghai Foreign Aviation Corp. Mr. Xu received his Bachelor of Arts in English from Foreign Affairs College of China in 1997. He is currently still studying for a Master of Accounting with the Shanghai University of Finance and Economics. Mr. Xu is also soon to be qualified as a Professional Accountant with the Association of Chartered Certified Accountants (ACCA) of the United Kingdom.

Yang Miao, joined Yanglin the Vice President and Secretary to the Board of Directors in August 2006. He is currently a director of Yanglin Soybean, Inc.. Previously, he served as the managing director of Redwood Capital Inc., a US based investment banking firm,from September 2005 to July 2006, and the managing director of Yuehai Zhongcheng Mechanical and Electrical Equipment Company from February 2004 to September 2005. From 2002 to 2004, he had been studying at University of Aberdeen. He worked for China National Overseas Engineering Corporation as an expatriate project manager from August 1995 to June 2002. Mr. Miao graduated from Beijing University with a degree of Bachelor of Arts and obtained a MBA from University of Aberdeen.

Zongtai Guo, joined Yanglin as its Vice President and Chief Operating Officer in 2006. Mr. Guo is responsible sales, operations and assists Mr. Shulin Liu, Yanglin’s President and Chief Executive Officer, in the strategic planning and the development of Yanglin. Prior to joining Yanglin, Mr. Guo was the Vice President of Qingdao Haoke Family Products Company (daily housekeeping products company, such as soap and detergent)between 2004 and 2005.From 2001 to 2004, he was an Assistant Manager at Heilongjiang Sanjiang Food Company (manufacturing soybean products). He also worked in Shanghai Yikun Food Company as its General Manager from 1999 to 2001. From 1994 to 1999, Mr. Guo also worked in various companies such as Hainan Longhua Company and China Xingnan Company and Heilongjiang Eight One Farm University as their Finance Manager. He graduated from Bayi Agriculture Development University of Heilongjiang Province, majoring degree in Enterprise Management and became a qualified accountant in the PRC in 1993.

Yulin Liu, was appointed Yanglin’s President and General Manager in March 2007. He is responsible for Yanglin’s day-to-day operations. Mr. Liu has a strong background in financial management. From May 2005 to February 2007, he was President of Industrial and Commercial Bank of China, Dianchang Branch.and from January 2002 to May 2005, he was the President of Industrial and Commercial Bank of China, Jianshan Branch. Prior to that, he was the vice president of Industrial and Commercial Bank of China, Jixian County between 1989 and 2001, and he worked as chief internal auditor of the Central Bank of Jixian County between 1986 and 1989. Mr. Liu graduated from Harbin Senior Finance College, majoring in Finance.

Shuhua Xia, joined Yanglin as Chief Accountant in 2003. Ms. Xia is primarily responsible for Yanglin’s accounting and financial operations as well as its reporting requirements. Prior to joining Yanglin, Ms. Xia was the Finance Manager of Jixian Drying Tobacco Leaf Factory from 1991-2002. She also held various positions in Jixian Steel and Iron Factory including Finance Manager from 1986 to 1990, and Finance Supervisor from 1970 to 1983. Between 1983 and 1986, Ms. Xia pursued and obtained a Junior College degree from Jiamusi Engineering College.

There are no family relationships among our directors and executive officers except that Yulin Liu is the first cousin of Shulin Liu. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition foiled by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

EXECUTIVE COMPENSATION

The Company’s executive compensation program is designed to pay key management personnel competitive remuneration based on the authority, responsibility and accountability of the position held by the individual.

The following is a summary of the compensation paid by the company to its executive officers for 2007 ended December 31, 2007 and for 2006 ended December 31, 2006. No other executive officers received compensation in excess of $100,000 for the year of 2007 and 2006. We did not engage in any benchmarking of compensation to set the compensation to our executive officers.

Compensation Table

Name & Principal Position	Year	Salary (1)	Bonus	Non-Equity Incentive Plan Compensation	All other Compensation	Total
Shulin Liu	2007	$31,508	0	0	0	$31,508
(President and Chief Executive Officer )	2008	$34,472	0	0	0	$34,472
Shaocheng Xu	2007	$18,905	0	0	0	$18,905
(Chief Financial Officer )(2)	2008	$20,683	0	0	0	$20,683
Zongtai Guo	2007	$23,631	0	0	0	$23,631
(Chief Operational Officer )	2008	$25,854	0	0	0	$25,854
Glenn A. Little (President, Chief Executive Officer Officer and Chief Financial) (3)	2007	0	0	0	0	0
Yulin Liu		$23,631			0	$23,631
(President and General Manager of Heilongjiang Yanglin Soybean Group Co. Ltd)(4)	2008	25,854	0			$25,854

(1)	The relevant exchange rates for financial years 2007 and 2008 are $1 to RMB 7.6172 and $1 to RMB 6.96225.

(2)	Shaocheng Xu, was appointed as Yanglin’s Chief Financial Officer in March 2007.

(3)	Mr. Little was appointed President, Chief Executive Officer and Chief Financial Officer in February 2006. He resigned from these positions effective October 3, 2007.

(4)	Yulin Liu, was appointed Yanglin’s President and General Manager in March 2007 and is the first cousin of Shulin Liu.

Material Terms of Employment

Each of the executive officers has signed a three-year employment contract with Yanglin effective September 2007 until September 2010. In addition to their salary compensation, the executive officers are entitled to social insurance benefits according to PRC laws and regulations.

Termination of Employment

Yanglin can terminate the employment contract with the executive officers with immediate effect without any prior notice under the following circumstances: serious violation of Yanglin’s rules and disciplines by the executive officers, serious dereliction of duties by the executive officers; executive officers being prosecuted under Chinese criminal law.

Yanglin can terminate the employment contract with the executive officers with 30 days’ prior written notice under the following circumstances: unfit to perform for the jobs or any new jobs after non-work-related injury; unfit to perform for the jobs despite additional training; unable to reach an agreement regarding the employment between the executive officers and Yanglin due to major change of circumstances.

Compensation Discussion & Analysis

Yanglin strives to provide its named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in-line with their roles and responsibilities.

It is not uncommon for PRC private corporations in that locality to have base salaries as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. Such compensation program shall be comparative to our peers in the industry and aimed to retain and attract talented individuals.

We will also consider forming a Compensation Committee comprising predominantly of independent directors to oversee the compensation of our named executive officers.

Grants of Plan-Based Awards

The Company currently does not have any award plans. No options were granted to any officer in 2008.

Outstanding Equity Awards at Fiscal Year End

The Company currently does not have an equity compensation plan. No options or shares of stock were granted to any officer in 2008.

Option Exercises and Stock Vested

No options were exercised and no shares of stock were vested in 2008.

Pension Benefits

The Company does not have any pension plans for its officers.

Nonqualified Deferred Compensation

There was no nonqualified deferred compensation for the officers in 2008.

Potential Payment Upon Termination or Change in Control

The Company currently does not have payment arrangements for its officers upon termination or change in control.

Board Composition and Committees:

Our Board has four (4) members. We have not engaged any independent directors yet.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently consummated the Share Exchange Agreement and the Share Purchase Agreement, our board of directors is still in the process of finding an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B and is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act.

Audit Committee

We have not yet formed an audit committee.  At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert in the near future.

Compensation Committee

We do not presently have a Compensation Committee. Our board of directors presently acts as the Compensation Committee.

Nominating Committee

We do not presently have a Nominating Committee. Our board of directors presently acts as the Nominating Committee.

Compensation of Directors

We have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of such compensation program will be negotiated with each such director.

The directors for Yanglin are not compensated for their services as directors up till now.

Certain Relationships and Related Transactions

Consulting Agreement

On October 3, 2007, we entered into a consulting agreement (“Consulting Agreement”) with our ex-President, Chief Executive Officer and Chief Financial Officer, Glenn A. Little. Pursuant to the Consulting Agreement, the services to be performed by Mr. Little include providing advice, information and true and correct copies of documents regarding our historical records and operations to our auditors, attorneys, officers and directors, and signing such documents as they may reasonably request and providing information to the extent the requested information is reasonably available to Mr. Little. In consideration thereof, Mr. Little will be paid the sum of $550,000; provided, however, that as a condition to the making of the foregoing payment, he shall have: (i) delivered a resignation from all officer positions effective upon delivery, (ii) delivered a resignation as director which shall be effective on the tenth (10th) day after we mail a Schedule 14f-1 to our shareholders of record; and (iii) appointed Mr. Shulin Liu as our director and Chief Executive Officer and Mr. Shaocheng Xu as our Chief Financial Officer. Mr. Little completed the provision of the services and was paid $550,000 as provided in the Consulting Agreement on October 4, 2007.

Share Exchange Agreement

On October 3, 2007, we acquired Faith Winner (BVI) in a share exchange transaction with Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang. Both Faith Winner (BVI) and Winner State (BVI) are companies incorporated in the British Virgin Islands. Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang were collectively the owners of 100% of the outstanding voting stock of Faith Winner (BVI) (such shares, the “Faith Shares”; and such transaction, the “Share Exchange”).

In the Share Exchange, we received the Faith Shares from Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang and in exchange we issued and delivered to them 18,500,000 of our newly -issued shares of $0.001 par value common stock. The Share Exchange was effected pursuant to the terms of an agreement among us and Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang executed on the date of the Share Exchange (the “Share Exchange Agreement”).

As a result of the consummation of the Share Exchange Agreement, (i) we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act, (ii) Faith Winner (BVI) is now our wholly-owned subsidiary, and (iii) through its newly-acquired subsidiary, Faith Winner (Jixian) Agriculture Development Company or WFOE, we now indirectly control, through a series of contractual arrangements, the business of Yanglin.

Mass Harmony Financial Consulting Agreement

On November 2, 2006, Yanglin entered into a Financial Consulting Agreement (the “MHA Agreement”) with Mass Harmony Asset Management Limited (“MHA”). Pursuant to the MHA Agreement, Yanglin is to pay MHA an aggregate of RMB 300,000 (approximately US$ 39,891), half of which is payable within five business days upon the execution of the MHA Agreement, and the balance is due within five business days after the closing of a reverse merger.

Additionally. MHA is also to receive 1% of the issued and outstanding common stock of the Company post-private placement (including the underlying common stock of the Series A Preferred Stock) and warrants to purchase common stock of the Company valued at 5% of the dollar amount of private placement at an exercise price of 140% of the Series A Preferred Stock price. i.e. 500,000 warrants.

The services MHA shall render, pursuant to the MHA Agreement includes initial due diligence on Yanglin, preparing Yanglin’s business plan and assisting in the corporate restructuring and financial documentation. Our incumbent director, Yang Miao is the Managing Director and a shareholder of MHA. MHA and Yanglin has fully performed according to the Agreement and it has no further force and effect.

Contractual Arrangements between WFOE and Yanglin, or, PRC Restructuring Arrangements.

Winner State (BVI) (jointly owned by our CEO, Mr. Shulin Liu and his wife, Huanqin Ding), Yang Miao, a director of the Company, and other minor shareholders own 100% of the Company. The Company, in turn, owns 100% of Faith Winner (BVI) after the share exchange occurred on October 3, 2007. Faith Winner (BVI) owns 100% of Faith Winner (Jixian) Agriculture Development Company or WFOE. Shulin Liu together with his wife, Huanqin Ding, own 18,200,000 shares of common stock of the Company, or 91%. Because the Company is the 100% owner of Faith Winner (BVI), Shulin Liu and Huanqin Ding own 91% of Faith Winner (BVI). The same is true for WFOE. Yang Miao owns 100,000 shares of common stock of the Company, or 0.5%.

In connection with the share exchange transactions, WFOE executed a series of agreements with Yanglin, and as a result, WFOE acquired control over Yanglin’s business, personnel and finances as if it were a wholly owned subsidiary of WFOE (collectively, the "Restructuring Agreements").

In addition, the executive officers for WFOE and Yanglin are identical. Furthermore, Winner State (BVI), the Company, Faith Winner (BVI) and WFOE are holding companies. The actual business operation is carried out by Yanglin.

Consignment Agreements

Each of Yanglin’s two shareholders (our CEO Shulin Liu and his wife, Huanqin Ding) holding in the aggregate 100% of Yanglin’s equity interests (collectively, the “Yanglin Shareholders”), entered into a Consignment Agreement with Faith Winner (BVI) (each a “Consignment Agreement” and collectively, the “Consignment Agreements”). Pursuant to these Consignment Agreements, each such Yanglin Shareholder consigned all its rights and interests as a shareholder of Yanglin to Faith Winner (BVI), including without limitation, its right to elect directors and officers, obtain information about Yanglin, dispose of the consigned equity interests and other shareholder rights and interests. These agreements will remain effective until Faith Winner (BVI) or its designees have acquired 100% of the equity interest of Yanglin or substantially all assets of Yanglin. Prior to the termination of the Consignment Agreements, the Yanglin Shareholders are prohibited from disposing, encumbering, consigning or restructuring the consigned interests without the prior written consent of Faith Winner (BVI).

Exclusive Purchase Option Agreement

Under the Exclusive Purchase Option Agreement, the Yanglin Shareholders granted WFOE an exclusive option to purchase all or part of the Yanglin Shareholders’ equity interest in Yanglin and Yanglin granted WFOE an exclusive option to purchase all Yanglin’s assets, when and as permitted under PRC laws and regulations. The agreement provides that, unless otherwise required under PRC laws and regulations, the consideration for the equity transfer or the asset transfer under the agreement will be the lowest price permitted under the PRC laws and regulations. Because we have insufficient cash, part of the assets are leased from Yanglin and when sufficient cash are available, Yanglin can transfer the leased assets to us.

Prior to the termination of the Exclusive Purchase Option Agreement, without the prior written consent of WFOE, Yanglin is restricted from, among other things, (i) supplementing or amending its articles of association or rules of the company in any manner, and changing its registered capital or shareholding structure in any manner, (ii) transferring, mortgaging or otherwise disposing of the lawful rights and interests to and in its assets or income, or encumbering its assets and income in any way that would affect WFOE’s security interest, (iii) incurring, assuming or guaranteeing any debts except those that are incurred during its normal business operation or agreed to by WFOE in advance, (iv) entering into any material contract (exceeding RMB5,000,000 in value), unless it is necessary for the company’s normal business operation; (v) providing any loan or guarantee to any third party; (vi) acquiring or consolidating with any third party, or investing in any third party; (vii) distributing any dividends to the shareholders in any manner, and, at WFOE’s request, shall promptly distribute all distributable dividends to the Yanglin Shareholders (collectively, the “restrictive provisions”).

This Agreement will remain effective until WFOE or its designees have acquired 100% of the equity interests of Yanglin or substantially all assets of Yanglin.

In accordance with covenant 3.1(k), WFOE shall be entitled to approve the dividend distribution of Yanglin to Yanglin’s shareholders.  According to Article VI of the Consigned Management Agreement, WFOE is entitled to profits of  5% of Yanglin’s annual revenue.

Registered Trademark Transfer Agreement

Under the Registered Trademark Transfer Agreement, Yanglin agreed to transfer to WFOE all of its rights in connection with the two trademarks, including without limitation the title of the trademarks and right to license ( the “Transferred Trademark”) for a purchase price of $1,000,000, which is subject to a purchase price adjustment based on the minimum appraised value on intellectual property (“IP”) rights allowed under PRC laws and regulations for such transfer.

Trademark Licensing Agreement

Under the Trademark Licensing Agreement, WFOE agreed to grant an exclusive license to Yanglin, for a term of 10 years, to use the Transferred Trademark for an annual licensing fee equal to 1% of Yanglin’s revenue of that year.

Consigned Management Agreement

Pursuant to the Consigned Management Agreement between WFOE and Yanglin, Yanglin agreed to entrust the business operations of Yanglin and its management to WFOE until WFOE acquires all equity or substantially all the assets of Yanglin (as more fully described in the Exclusive Purchase Option Agreement description above). Under the Consigned Management Agreement, WFOE will provide financial, technical and human resources management services to Yanglin which will enable WFOE to control Yanglin's operations, assets and cash flow. In turn, it will be entitled to 5% of Yanglin’s revenue on a yearly basis.

Loan Agreement

Under the Loan Agreement, WFOE agreed to provide a loan to Yanglin in the principal amount of $17,000,000 to be used as working capital for its business operations. Repayment should be made in its entirety or in part, at WFOE’s option and upon 10 days written notice, either (i) in cash, or (ii) by a transfer of equity interests of Yanglin or all its assets (at the minimum price allowed under PRC law with any excess over such price continuing to be subjected to the repayment obligation under the Loan Agreement). The Loan Agreement also provides restrictive provisions substantially similar to those provided under the Exclusive Purchase Option Agreement as described above under “Exclusive Purchase Option Agreement” in this Section. As of Feb. 17, 2009, no amount of the loan principal, or any interest has been paid to WFOE. The loan carries no interest rate. Under the Bankruptcy Law of PRC, Yanglin would not be obligated to repay the loan if it incurs losses and files for bankruptcy.

The source of funds for WFOE to make payment under the Intellectual Property Transfer Agreement and to fund the Loan Agreement is the proceeds of the Private Placement offering described in this prospectus.

The Supplier of “Yanglin” Soybean Seeds by Heilongjiang Yanglin Group Seed Co, Ltd. is owned and managed by Mr. Shulin Liu, our chief executive officer.

We have been using a unique type of arrangements with soybean suppliers. Through our affiliate company, Heilongjiang Yanglin Group Seed Co. Ltd., we supply these farmers with “Yanglin” soybean seeds which provide higher oil yield. Pursuant to annual supply contracts, the farmers sell the harvested soybeans back to us. We extend favorable commercial terms to these farmers, such as low price and credit payment terms, for them to purchase “Yanglin” soybean seeds, and offer favorable price, which is higher than average market price, and cash-upon-delivery payment terms to the farmers for our purchases of the harvested soybeans grown from “Yanglin” soybean seeds. These arrangements ensure that we maintain good relations with our suppliers, enjoy a stable supply of soybeans that meet our high quality standards at competitive rates, and allow us to maintain a low rate of expenditure on raw materials.

However, we do not have direct relationship with and we do not make payment to Heilongjiang Yanglin Group Seed Co. Ltd., other than it is owned by Mr. Liu.

To further ensure a consistent and supply of soybeans and to increase its volume, we intend to enter into similar supply agreements with other soybean farmers in the PRC.

Procedures for Approval of Related Party Transactions

Our policy is that our board of directors is charged with reviewing and approving all potential related party transactions.   All such related party transactions are then required to be reported under applicable SEC rules.

In Chapter 4, Article 12 of our Related Party Transaction Procedure, it provides that:

The Company should take the following necessary prevention measures when it signs agreements with an affiliate, involving related parties transactions:
(1)	Any person should represent only one party
(2)	The affiliate should not interfere the Company’s decision
(3)	An affiliated director should be recused from voting or representing any other director to vote when reviewing related parties transactions in a directors’ meeting
(4)	An affiliated shareholder should be recused from voting when reviewing related parties transactions in a shareholders’ meeting.

According to Chapter 3, Articles 8 and 9 of our Related Party Transaction Procedure, the standards to be applied by our board of directors in reviewing and approving related party transactions are:

1.	An affiliate should be recused from voting in shareholders’ meeting.

2.	An affiliated director should not vote for such events in the meeting of directors.

3.	The board should judge whether the related parties transaction is beneficial to the Company, and may hire professional valuers or financial advisors to do so if necessary.

4.	Independent directors should express their view on major related parties transactions.

5.
The Company should take effective measures to prevent the affiliates from intervening the Company’s operations through monopolizing purchase or sales channels and damaging the legitimate interests of the Company and non-affiliated shareholders. The price of related parties transactions should not deviate from the standards applied in transactions with an independent third party. The Company should make sufficient disclosure to the pricing standards of related parties transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the closing of the Share Exchange Agreement and the Series A Convertible Preferred Stock Purchase Agreement by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and our top three most highly compensated officers and (iv) all executive officers and directors as a group as of February 11, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)					Percentage of Class (1)
	Series A	Series B		Common Stock
Owner of More than 5% of Class

Vision Opportunity Master Fund Ltd 20 West 55th Street, 5th Floor, New York, NY 10019-5373	3,720,930					37.2%

Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) Walkers SPV Ltd. Walkers House Mary Street 908GT Georgetown, Grand Cayman Cayman Islands	2,767,442					27.7%

Vicis Capital Master Fund 126 East 56th Streey, 7th Floor, New York, NY 10019-5373	2,093,023					20.9%

Vision Opportunity Master Fund Ltd 20 West 55th Street, 5th Floor, New York, NY 10019-5373 (2)		3,382,664	(2)			43.4%

Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) Walkers SPV Ltd. Walkers House Mary Street 908GT Georgetown, Grand Cayman Cayman Islands (2)		2,515,856	(2)			32.3%

Vicis Capital Master Fund 126 East 56th Street, 7th Floor, New York, NY 10019-5373 (2)		1,902,748	(2)			24.4%

Vision Opportunity Master Fund Ltd 20 West 55th Street, 5th Floor, New York, NY 10019-5373 (8)				18,283,985	(3)	47.8%

Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) (8)				13,208,245	(3)	39.8%

Vicis Capital Master Fund 126 East 56th Streey, 7th Floor, New York, NY 10019-5373 (8)				9,989,429	(3)	33.3%

Winner State Investments Limited No. 99, Fanrong Street, Jixian Town, Heilongjiang, the People’s Republic of China.				18,200,000	(4)(5)	91.0%

Directors and Executive Officers

Shulin Liu 99 Fanrong Street, Jixian County, Heilongjiang Province, People’s Republic of China 155900				9,100,000	(5)	45.5%

Glenn A. Little (6) 211 West Wall, Midland, TX 79701				399,000		2.0%

Yang Miao (7) 99 Fanrong Street, Jixian County, Heilongjiang Province, People’s Republic of China 155900				100,000		0.5%
All Directors and Executive Officers				9,599,000		48.0%

(1)
On October 3, 2007, we entered and consummated a Series A Preferred Agreement for the sale of a total of 10,000,000 shares of our newly designated Series A Preferred Shares for the purchase price of $2.15 per share. Each entity’s number of Series A Preferred Shares were determined by dividing the amount of Purchase Price (as defined in the Series A Preferred Agreement) paid by such entity by the $2.15 per share price. Each share of Series A Preferred Stock is convertible into one share of our Common Stock. In determining the percent of preferred stock owned by a person or entity on February 11, 2009, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, and (b) the denominator is the total shares of that class outstanding on February 11, 2009.. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

In addition, in determining the percent of common stock owned by a person or entity on February 11, 2009, (a) the numerator is the number of shares of the class beneficially owned by such person and includes shares which the beneficial owner may acquire within 60 days upon conversion or exercise of a derivative security, and (b) the denominator is the sum of (i) the shares of that class outstanding on February 11, 2009, (20,000,000 shares of Common Stock)and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of a derivative security within such 60 day period. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(2)
Pursuant to the October 3, 2007 Series A Preferred Agreement, each purchaser who purchases not less than $4 million worth of Series A Preferred Shares shall also be issued a Series J Warrant, to purchase such number of our newly designated Series B Preferred Shares, equal to the Purchase Price (as defined in the Series A Preferred Agreement) paid by such purchaser pursuant to this Agreement divided by $2.37 per share or, if the Purchase Price is reduced pursuant to Section 1.6 of the Agreement, 110% of the adjusted per share Purchase Price. Vision Opportunity Master Fund Ltd, Sansar Capital and Vicis Master Fund have exceeded this threshold and have been granted a Series J Warrant to purchase 3,382,664, 2,515,856 and 1,902,748 shares of our Series B Preferred Shares respectively.

(3)
Each Series A Preferred Share is convertible, at the option of the holder, into one share of our Common Stock. Accordingly, in total, the Series A Preferred Shares are convertible into 10,000,000 shares of our Common Stock. Each share of Series B Preferred Share is convertible, at the option of the holder, into one share of our Common Stock. The share number of Common Stock is determined by assuming conversion of all Series A and Series B Preferred Shares, exercise of all warrants (A, B, J, C, and D) by the parties and then add all the numbers together, we would have the shares of our Common Stock for such parties. For example, for Vision Opportunity Master Fund Ltd, we add all the numbers from different columns from the table of footnote 8 below, and we would have 18,283,985 shares of Common Stock.

Pursuant to the Series A Preferred Agreement, the Purchasers shall also be issued (i) Series A Warrants to purchase the number of shares of our Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares purchased by each Purchaser and (ii) Series B Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares purchased by each Purchaser.

Also, each Purchaser who purchases not less than $4 million worth of Series A Preferred shall also be issued (i) a Series J Warrant, to purchase such number of our newly designated Series B Preferred Shares, par value $0.001 per share, (ii) a Series C Warrant to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Preferred Shares purchased by such Purchaser pursuant to the Series J Warrant, and (z) a Series D Warrant to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Preferred Shares purchased by such Purchasers pursuant to the Series J Warrant.

Pursuant to Section 3.27 of the Series A Preferred Agreement, at no time may a Purchaser of preferred shares convert their preferred shares into shares of our Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such Purchaser at such time, the number of shares of Common Stock which would result in such Purchaser beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a Purchaser providing us with sixty-one (61) days notice that such Purchaser wishes to waive the cap, then the cap will be of no force or effect with regard to all or a portion of the preferred shares referenced in the waiver notice.

(4)
On October 3, 2007, we acquired Faith Winner (BVI) in a share exchange transaction with Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang. Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang are collectively the owners of 100% of the Faith Shares.

In the Share Exchange, we received the Faith Shares from Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang and in exchange we issued and delivered to them 18,500,000 of our newly -issued shares of Common Stock. Winner State (BVI) received 18,200,000 shares of Common Stock.

(5)
Winner State (BVI) is jointly owned in equal shares by Mr. Shulin Liu, our Chief Executive Officer and his wife, Ms. Huanqin Ding. Accordingly, shares of Common Stock issued to Winner State (BVI) as a result of the consummation of the Share Exchange Agreement are beneficially attributed to Mr. Shulin Liu and Ms. Huanqin Ding based on their respective shareholder percentage ownership in Winner State (BVI) immediately prior to the Share Exchange. Mr Shulin Liu was appointed our director and Chief Executive Officer on October 3, 2007.

(6)	Mr. Glenn Little was appointed our President, Chief Executive Officer and Chief Financial Officer in February 2006. He resigned from these positions effective October 3, 2007.

(7)	Yang Miao was appointed our director on October 3, 2007.

(8)	As of February 11, 2009, below is a breakdown of the current holdings of:

Name	Amount and Nature of Beneficial Ownership
	Preferred Stock		Common Stock	Warrants
	Series A	Series B		A	B	J	C	D
Vision Opportunity Master Fund Ltd	3,720,930	—	525,000	3,720,930	1,860,465	3,382,664	3,382,664	1,691,332
Sansar Capital Special Opportunity Master Fund, LP (Cayman Master)	2,767,442	—	—	2,767,442	1,383,721	2,515,856	2,515,856	1,257,928
Vicis Capital Master Fund	2,093,023	—	—	2,093,023	1,046,512	1,902,748	1,902,748	951,374

As of February 11, 2009, we had outstanding (i) 20,000,000 shares of Common Stock, (ii) 10,000,000 shares of Series A Preferred Shares, which were issued in a private placement to the Purchasers under the Series A Preferred Agreement, (iii) Series A Warrants to purchase an aggregate of 10,000,000 shares of Common Stock at $2.75 per share, (iv) Series B Warrants to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share, (v) Series J Warrants to purchase an aggregate of 7,801,268 shares of Series B Preferred Shares at $2.37 per share; (vi) Series C Warrants to purchase an aggregate of 7,801,268 shares of Common Stock at $3.03 per share, (vii) Series D Warrants to purchase an aggregate of 3,900,634 shares of Common Stock at $3.85 per share, (viii) Series E Warrants to purchase 1,000,000 shares of Common Stock issued to Kuhns Brothers, Inc. and its designees under the Kuhns Bros Engagement Agreement at $2.58 per share and (ix) Series F Warrants to purchase 500,000 shares of Common Stock issued to Mass Harmony Asset Management Limited pursuant to the Mass Harmony Financial Consulting Agreement at $3.01 per share.

Each of Series A, B, C, D, E and F Warrants have five year terms. Series J Warrants have an eighteen (18) month term. The Series C and D Warrants are only exercisable once the Series J Warrant is exercised.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 7,000,000 shares of our common stock issuable upon the conversion of the preferred stocks held by the selling shareholders named in the table below. The selling shareholders may convert their preferred stocks at any time in their sole discretion. All of the selling stockholders named below acquired their shares of Series A Convertible Preferred Stock directly from us in private placement transactions.

Set forth below is information, to the extent known to us, setting forth the name of each selling shareholder and the amount of Series A Convertible Preferred Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be offered, and the amount and percentage of shares to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The percentages are calculated assuming the conversion of the Series A Convertible Preferred Stock and exercise of any class of warrants. The footnotes provide information about persons who have investment voting power for the selling shareholders and about material transactions between the selling shareholders and the Company.

The selling shareholders may sell all or some of the shares they are offering. The table below assumes that each selling shareholder converts all of its preferred stock, and each selling stockholder sells all of the shares registered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Prior to the Offering (1)	Shares to be offered (common stock issuable upon conversion of series A preferred stock)	Shares Beneficially Owned After the Offering
Selling Shareholders	Number	Number	Number	Percent
Vision Opportunity Master Fund, Ltd. (1) (2) (3) (4) (5) (6) (7) (8)	18,283,985	2,604,651	15,679,334	23.76%
Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) (1) (2) (3) (4) (5) (6) (7) (9)	13,208,245	1,937,209	11,271,036	17.08%
Vicis Capital Master Fund (1) (2) (3) (4) (10)	9,989,428	1,465,116	8,524,312	12.92%
Precept Capital Master Fund, GP (1) (2) (3) (4) (11)	581,395	162,791	418,604
Penn Footwear (1) (2) (3) (4) (12)	290,698	81,395	209,303	*
Crescent International Ltd. (1) (2) (3) (4) (13)	348,837	97,675	251,163	*
Benefit Grand Investments Limited(1) (2) (3) (4) (14)	581,395	162,791	418,604	*
Golden Bridge Asset Management (1) (2) (3) (4) (15)	1,162,790	325,581	837,209	1.27%
Leland C Ackerley (1) (2) (3) (4) (16)	290,698	81,395	209,303	*
Newberg Road Partners, LP (1) (2) (3) (4) (17)	290,698	81,395	209,303	*

* denotes less than 1%

1.	Includes shares of common stock issuable upon conversion of the series A preferred stock and shares that may be acquired on the exercise of presently exercisable warrants.

2.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 10,000,000 units of Series A Convertible Preferred Stock at a purchase price of $2.15 per share.

3.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 10,000,000 Series A Warrant with an exercise price of $2.75 per unit within 5 years term. A Series A Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of the Preferred Shares purchased by each purchaser.

4.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 5,000,000 Series B Warrant with an exercise price of $3.50 per unit within 5 years term. A Series B Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Preferred Shares purchased by each purchaser.

5.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 7,801,268 Series J Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $2.37 per unit. A Series J Warrant to purchase such number of Series B Convertible Preferred Shares. Series J Warrant shall expire eighteen (18) months following the October 3, 2007.

6.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 7,801,268 Series C Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $3.03 per unit within 5 years term. A Series C Warrant to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Shares purchased by the purchaser.

7.
Pursuant to Series A Convertible Preferred Stock Purchase Agreement dated as of October 03, 2007, the Company issued 3,900,634 Series D Warrant to purchasers who purchases not less than $4,000,000 preferred shares with an exercise price of $3.85 per unit within 5 years term. A Series D Warrant to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Shares purchased by the purchasers.

8.	Adam Benowitz has dispositive powers with respect to the securities to be offered for resale

9.	Sunjay Motwani has dispositive powers with respect to the securities to be offered for resale

10.	Keith W. Hughes has dispositive powers with respect to the securities to be offered for resale

11.	D. Blair Baker has dispositive powers with respect to the securities to be offered for resale

12.	Jeff Davidowitz has dispositive powers with respect to the securities to be offered for resale

13.	Bachir Taleb-Ibrahimi has dispositive powers with respect to the securities to be offered for resale

14.	Xiangxu Zhang has dispositive powers with respect to the securities to be offered for resale

15.	James Hahn has dispositive powers with respect to the securities to be offered for resale

16.	Leland C. Acerley has dispositive powers with respect to the securities to be offered for resale

17.	Robert G. Ackerley has dispositive powers with respect to the securities to be offered for resale

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years. The selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

The selling stockholders purchased the shares of series A preferred stock and warrants pursuant to the Series A Preferred Stock Purchase Agreement closed on October 3, 2007. The following describes the material terms of the Series A Preferred Stock Purchase Agreement and associated agreements closed on the same day:

Series A Convertible Preferred Stock Purchase Agreement (the “Series A Preferred Agreement”) and Series A Convertible Preferred Stock

On October 3, 2007, we issued 10,000,000 shares of our series A Convertible Preferred Stock in exchange for consideration of $21,500,000.00 to Vision Opportunity Master Fund, Ltd. and other purchasers.

The offers, sales, and issuances of the securities described above were deemed to be exempted from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either accredited investor or had adequate access, through employment, business or other relationships, to information about us.

Pursuant to the Series A Convertible Preferred Stock Agreement, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share.

Further, the purchasers who purchased not less than $4 million worth of Series A Preferred were also issued an aggregate of 7,801,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85 respectively.

Securities Escrow Agreement

On October 3, 2007, we entered into a securities escrow agreement with Vision Opportunity Master Fund, Ltd as representative of the Purchasers under the Series A Preferred Agreement, Winner State (BVI) and Loeb & Loeb LLP, as escrow agent.

As an inducement to the Purchasers to enter into the Series A Preferred Agreement, Winner State (BVI) agreed to place 10,000,000 shares of Common Stock belonging to it (“Escrow Shares”) with the escrow agent for the benefit of the Purchasers in the event the Company failed to achieve certain financial performance thresholds for the 12-month periods ending December 31, 2007 (“2007”) and December 31, 2008 (“2008”), respectively.

The earnings thresholds are: for 2007, earnings per share of $0.34 and cash earnings per share of $0.27 (the “2007 performance threshold”) and for 2008, earnings per share of $0.43 and cash earnings per share of $0.37 (the “2008 performance threshold”).

If our earnings per share for 2007 are less than 50% of the 2007 performance threshold, then the Escrow Shares (the “2007 Escrow Shares”) will be forfeited to the holders of the Series A Preferred Shares and distributed to them ratably according to the number of Series A Preferred Shares that each of them holds at that time. Within five (5) business days after the release of the 2007 Escrow Shares to the holders, Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing another 10,000,000 shares of Common Stock.

If our earnings per share for 2007 are at least 50% but less than 95% of the 2007 performance threshold, then Winner State (BVI) will forfeit to the holders of Series A Preferred Shares the number of 2007 Escrow Shares multiplied by the percentage by which the 2007 performance threshold was not achieved and multiplied by 200%. Within five (5) business days after the release of the 2007 Escrow Shares to the Purchasers, the Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing such number of shares of Common Stock so that the number of Escrow Shares shall equal the 10,000,000 shares of Common Stock.

If we equal or exceed 95% of the 2007 performance threshold, the 2007 Escrow Shares shall continue to be held in escrow.  We have reached the target for 2007 by achieving a basic earnings per share of $0.48 as calculated according to securities escrow agreement and therefore, the 2007 Escrow Shares shall continue to be held in escrow.

If our earnings per share for 2008 are less than 50% of the 2008 performance threshold, then the Escrow Shares (the “2008 Escrow Shares”) will be forfeited to the holders of the Series A Preferred Shares and distributed to them ratably according to the number of Series A Preferred Shares that each of them holds at that time. Within five (5) business days after the release of the 2008 Escrow Shares to the holders, Winner State (BVI) shall deposit into the escrow account maintained by the escrow agent, stock certificates evidencing another 10,000,000 shares of Common Stock.

If our earnings per share for 2008 are at least 50% but less than 95% of the 2008 performance threshold, then Winner State (BVI) will forfeit to the holders of Series A Preferred Shares the number of 2008 Escrow Shares multiplied by the percentage by which the 2008 performance threshold was not achieved and multiplied by 200%. The remaining 2008 Escrow Shares shall then be returned to Winner State (BVI). The performance target for 2008 is not known at the present time.

Additionally under the Securities Escrow Agreement, if we fail to list and trade our shares of Common Stock on the Nasdaq Capital Market, Nasdaq Global Select Market or the Nasdaq Global Market or any successor market thereto or the New York Stock Exchange or any successor market thereto by December 31, 2008, Winner State (BVI) will forfeit 1,000,000 of the Escrow Shares to the holders of the Series A Preferred Stock to be distributed ratably according to the number of Series A Preferred Shares that each of them holds then. We have failed to list on any of the markets listed above and Winner State is required to forfeit 1,000,000 of the Escrow Shares to the holders.

Investor and Public Relations Escrow Agreement

On October 3, 2007, we entered into an Investor and Public Relations Agreement with Vision Opportunity Master Fund, Ltd., as representative of the Purchasers under the Series A Preferred Agreement and Loeb & Loeb LLP, as escrow agent. Pursuant to the agreement, $500,000 of the proceeds of the Private Placement was deposited into an escrow account with Loeb & Loeb LLP for use in investor and public relations.

Registration Rights Agreement

On October 3, 2007, we entered into a Registration Rights Agreement with the Purchasers, under which we agreed to prepare and file with the Securities and Exchange Commission and maintain the effectiveness of a “resale” registration statement (“Registration Statement”) providing for the resale of all the shares of Common Stock issuable conversion of our Series A Preferred Shares (collectively the “Conversion Shares”) on Form SB-2 or such other applicable registration form in accordance with the Act and the rules promulgated thereunder for an offering to be made on a continuous basis pursuant to Rule 415. The agreement calls for us to maintain the effectiveness of the registration statement until either all shares registered under it have been sold or all shares registered under it may be sold without restriction under Rule 144 under the Securities Act.

Such Registration Statement shall cover to the extent allowable under the Act and the rules promulgated thereunder (including Rules 415 and 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Conversion Shares.

In the event we are unable to register for resale under Rule 415 all of the Conversion Shares on the Registration Statement due to limits imposed by the SEC’s interpretation of Rule 415, we will file a Registration Statement covering the resale of such lesser amount of Conversion Shares as we are able to register pursuant to the SEC’s interpretation of Rule 415 and use reasonable best efforts to have such Registration Statement become effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent registration statement(s) covering the resale of any Conversion Shares that were omitted from previous Registration Statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.
 On December 31, 2008, the  Company  entered into an Agreement (the “Agreement”)  with the holders (“Holders”)of a majority of the Registrable Securities  as defined in the Registration Rights Agreement dated October 3, 2007 among the Company and the Holders. Under this Agreement, the Holders agree to waive, release and discharge the Company  any liquidated damages that have not been paid and have accrued through December 31, 2008 pursuant to the Registration Rights Agreement.

In exchanged for the waiver and release of the liquidated damages, the Company agreed to hire and engage, by February 28, 2009, three (3) “independent directors” as defined by NASDAQ Rules and who are acceptable to the Holders. Further, the Company shall comply with all of the provisions of NASDAQ Listing Rules by February 28, 2009.  If these requirements are not met, the Company shall pay to each Holder five percent (5%) of its initial investment under the Securities Purchase Agreement by and among the Company and the Holders dated October 3, 2007. In addition, the Company agreed to engage no later than June 30, 2009 a new independent audit firm which shall be any of the firms listed as a Top 10 audit firm according to Public Accounting Report’s 2008 Annual Audit Rankings. If these requirements are not met, the Company shall pay to each Holder ten percent (10%) of its initial investment under the Securities Purchase Agreement.  In addition, the Company and Holders agreed to extend the required effectiveness date of the Company’s Registration Statement filed with the Securities and Exchange Commission (file no. 333-150822) to June 30, 2009.

Series J Registration Rights Agreement

On October 3, 2007, we entered into a Series J Registration Rights Agreement (“Agreement”) with the Purchasers who invested more than $4 million. Under this Agreement we agreed to prepare and file with the Securities and Exchange Commission and maintain the effectiveness of a “resale” registration statement (“Registration Statement”) providing for the resale of all the shares of Common Stock issuable conversion of our Series B Preferred Shares after exercise of Series J Warrants and all the shares of Common Stock issuable upon exercise of Warrants (“Registrable Securities”) upon demand notice from 25% or more interest holders of Registrable Securities. The Registration Statement shall be on Form SB-2 or such other applicable registration form in accordance with the Act and the rules promulgated thereunder for an offering to be made on a continuous basis pursuant to Rule 415. The Agreement calls for us to maintain the effectiveness of the registration statement until either all shares registered under it have been sold or all shares registered under it may be sold without restriction under Rule 144 under the Securities Act.

Such Registration Statement shall cover to the extent allowable under the Act and the rules promulgated thereunder (including Rules 415 and 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Conversion Shares.

The deadline for filing the Registration Statement is thirty (30) days after the receipt of demand notice from the 25% or more interest holders of Registrable Securities. The deadline for obtaining the effectiveness of the Registration Statement is either (i) 120 days after the filing deadline, or (ii) if the SEC performs a full review of the Registration Statement, 150 days after the filing deadline, or (iii) if the SEC provides comments solely on the basis of Rule 415 under the Securities Act, 180 days after the filing deadline.

In the event we are unable to register for resale under Rule 415 all of the Registrable Securities on the Registration Statement due to limits imposed by the SEC’s interpretation of Rule 415, we will file a Registration Statement covering the resale of such lesser amount of Conversion Shares as we are able to register pursuant to the SEC’s interpretation of Rule 415 and use reasonable best efforts to have such Registration Statement become effective as promptly as possible and, when permitted to do so by the SEC, to file subsequent registration statement(s) covering the resale of any Conversion Shares that were omitted from previous Registration Statement and use our reasonable best efforts to have such registration declared effective as promptly as possible.

The deadline for filing subsequent registration statement(s) shall be thirty (30) days from the date we receive a written notice from any holder of Registrable Securities, delivered after the later of (i) the date which is six (6) months after the effectiveness date of the latest Registration Statement that was filed, as applicable, or (ii) the date on which all Registrable Securities registered on all of the prior Registration Statements are sold.

If a Registration State is not filed as aforesaid or is not declared effective by the Securities and Exchange Commission on or before the relevant effective date or if we fail to file with the Securities and Exchange Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act within three (3) business days of the date we are notified that a Registration Statement will not be “reviewed” or subject to further review or if any Registration Statement is filed with and declared effective by the SEC but thereafter ceases to be effective while shares registered under it remain unsold or may only be sold with restriction under Rule 144 under the Securities Act, without being succeeded immediately by a subsequent Registration Statement filed and declared effective by the Securities and Exchange Commission or if our Common Stock is suspended or no longer quoted on or is delisted from the OTC Bulletin Board for any reason for more than three (3) business days, we shall pay an amount in cash as liquidated damages to each holder of our Registrable Securities equal to one and one-half percent (1.5%) of the amount of the holder’s initial investment in the Registrable Securities for each calendar month or portion thereof until the default is cured subject to a cap of fifteen percent (15%) of the amount of the holder’s initial investment.

The deadlines for Series J Registration Rights Agreement have not been passed and therefore we are not required to pay damages.

Lock-Up Agreement

On October 3, 2007, we entered into an agreement with Winner State (BVI) under which, in partial consideration for our entering into the Share Exchange Agreement, Winner State (BVI) agreed that (i) it will not sell or transfer any shares of its Common Stock until at least 12 months after the effective date of the initial Registration Statement to be filed to register shares of our Common Stock issuable upon conversion of the Series A Preferred Shares, and (ii) upon the expiration of such 12 month period, it will not sell or transfer more than one-twelfth of its total holdings of its Common Stock during any one month for a period of at least 24 months thereafter.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by Securities and Exchange Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable laws.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable laws.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus is transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this prospectus.

General

We are authorized to issue 10,000,000,000 shares of common stock, and 50,000,000 shares of preferred stock, $.001 par value (“Preferred Stock”, including shares designated as Series A Preferred Stock and shares designated as Series B Preferred Stock).

We have 20,000,003 shares of common stock issued and outstanding and 10,000,000 shares of series A Preferred Stock issued and outstanding. Although we have authorized series B Preferred Stock, none outstanding at the present time.

The following is a summary of the material terms of our capital stock:

Common Stock

All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event we are liquidated, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

We are authorized to issue 50,000,000 shares of Preferred Stock. Shares of the Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof.

Series A Convertible Preferred Shares

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October 3, 2007, the Purchasers were issued 10,000,000 shares of Series A Convertible Preferred Stock. Each share of our Series A Convertible Preferred Shares is convertible into one share of our common stock, subject to standard adjustment provisions as set forth in Section 5 of the Certificate of Designations for our Series A Convertible Preferred Shares. Holders of Series A Convertible Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Shares.

Holders of Series A Convertible Preferred Shares shall be entitled to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”). They shall rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event; and (b) pari passu with Series B Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series A Convertible Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $2.15 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series A Preferred Shares.

The Series A Convertible P referred Shares will not be entitled to dividends unless we pay dividends, in cash or other property, to holders of outstanding shares of common stock, in which event each outstanding share of the Series A Convertible Preferred Shares will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends, per share of Series A Convertible Preferred Shares, as would have been payable on the number of shares of Common stock into which each share of Series A Convertible Preferred Shares would be convertible, if such shares of Series A Convertible Preferred Stock had been converted to common stock as of the record date for the determination of holders of common stock entitled to receive such dividends. Any dividend payable to the Series A Convertible Preferred Shares holders will have the same record and payment date and terms as the dividend payable on the common stock.

These and all other details of our Series A Convertible Preferred Stock are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Nevada on September 21, 2007, and which forms a part of our Articles of Incorporation.

Series B Convertible Preferred Shares

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October 3, 2007, the Purchasers who purchased not less than $4 million worth of Series A Convertible Preferred Stocks were also issued 7,801,268 Series J Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock (our “Series B Preferred Shares”), par value $0.001 per share, at $2.37 per share. Series J Warrants will expire on April 2, 2009. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock.

Each share of our Series B Convertible Preferred Shares is convertible into one share of our common stock, subject to standard adjustment provisions under Section 5 of the Certificate of Designations for our Series B Preferred Shares. Holders of Series B Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of common stock issuable upon conversion of Series B Convertible Preferred Shares.

Holders of Series B Convertible Preferred Shares shall be entitled to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a “Liquidation Event”). They shall rank (a) senior to the common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series B Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event; and (b) pari passu with Series A Convertible Preferred Shares in respect of the right to participate in distributions or payments upon a Liquidation Event. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of Series B Convertible Preferred Shares then outstanding shall be entitled to receive, out of our assets available for distribution to our stockholders, an amount equal to $2.37 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the Series B Convertible Preferred Shares.

The Series B Convertible Preferred Shares will not be entitled to dividends unless we pay dividends, in cash or other property, to holders of outstanding shares of common stock, in which event each outstanding share of the Series B Convertible Preferred Shares will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends, per share of Series B Convertible Preferred Shares, as would have been payable on the number of shares of common stock into which each share of Series B Convertible Preferred Shares would be convertible, if such shares of Series B Convertible Preferred Shares had been converted to common stock as of the record date for the determination of holders of common stock entitled to receive such dividends. Any dividend payable to the Series B Convertible Preferred Shares holders will have the same record and payment date and terms as the dividend payable on the common stock.

These and all other details of our Series B Convertible Preferred Shares are set forth in a Certificate of Designations, which we filed with the Secretary of State of the State of Nevada on September 21, 2007, and which forms a part of our Articles of Incorporation.

Warrants

Pursuant to the Series A Convertible Preferred Stock Purchase Agreement dated October. 3, 2007, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of Common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common stock at $3.50 per share.

Further, the purchasers who purchased more than $4 million worth of Series A Preferred were also issued an aggregate of 7,8 01,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85, respectively.

The Series A Warrants, the Series B Warrants, the Series J Warrants, the Series C Warrant and the Series D Warrant are collectively referred to herein as the “Warrants”.

The Warrants shall expire five (5) years from October 3, 2007, except for the Series J Warrant, which shall expire eighteen (18) months from October 3, 2007. Each of the Warrants shall have an exercise price per share equal to the Warrant Price (as defined in the applicable Warrant).

In addition, Kuhns Brothers were issued series E placement agent warrants to purchase 1,000,000 shares of common stock at an exercise price of $2.58 per share expiring in five years term from October 3, 2007. Mass Harmony Assets were issued series F financial consulting warrants to purchase 500,000 shares of common stock at an exercise price of $3.01 per share expiring in five years term from October 3, 2007.

All warrants have cashless exercise provision entitling the warrant holder to obtain shares without paying exercise price.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is PacWest Transfer LLC, 2510 Pines Rd North, Suite 206B, Spokane Valley, WA  99206

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by  Jolley Urga Wirth Woodbury & Standish.

EXPERTS

The consolidated financial statements of Yanglin Soybean, Inc. and subsidiaries ended December 31, 2004, 2005, 2006 and 2007 for each of the four years included in this prospectus have been included herein in reliance upon the report of Albert Wong & Company, LLP, an independent registered public accounting firm, given upon authority of that firm as experts in accounting and auditing.

Penny Stock Regulations

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, falls within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

CHANGES IN ACCOUNTANTS

Previous Independent Accountants.

On October 1, 2007, we dismissed S.W. Hatfield, CPA as our independent accountant, approved by our board of directors. During the fiscal years 2005, 2006 and through the date of his dismissal, we had no disagreements with S.W. Hatfield, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of S.W. Hatfield, CPA, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods. During the fiscal years 2005, 2006 and through the date of his dismissal, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

On October 1, 2007, we retained Samuel H. Wong & Company, LLP as the new independent accountant, approved by our board of directors. Samuel H. Wong & Company, LLP issued a report on the audited financial statements of Heilonjiang Yanglin Soybean Group Co. Ltd.. for the three years ended December 31, 2004, December 31, 2005, and December 31, 2006 which were included in our current report on Form 8-K filed on October 10, 2007. Samuel H. Wong & Company, LLP also reviewed the interim financial statements of Heilongjiang Yanglin Soybean Group Co., Ltd. for the three months ended March 31, 2007 and the six months ended June 30, 2007, and the balance sheet of Victory Divide Mining Company as of June 30, 2007, which were also included in our current report on Form 8-K filed on October 10, 2007. Samuel H. Wong & Company, LLP also reviewed the interim financial statements of Victory Divide Company for the nine months ended September 30, 2007 which were included in our quarterly report on Form 10-Q filed on November 29, 2007. The reports and reviews did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Samuel H. Wong & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Samuel H. Wong & Company, LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

New Independent Accountants.

On January 16, 2008, we dismissed Samuel H. Wong & Company, LLP as our independent accountant. On the same date, we retained Albert Wong & Company, LLP to serve as our principal independent accountant. The decision to change accountants was approved by the board of directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may read and copy our SEC filings, including the registration statement at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s web site (http://www.sec.gov).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You can request those documents by contacting us at 99 Fan Rong Road, Jixian County, Heilongjiang Province, 155900, P.R. China or at telephone number (+86) 469 4678077. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YANGLIN SOYBEAN INC. (FORMERLY KNOWN AS VICTORY DIVIDE MINING COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US dollars)

i

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

To:   The board of directors and stockholders of
 Yanglin Soybean Inc.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Yanglin Soybean Inc. and subsidiaries as of December 31, 2007, 2006, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yanglin Soybean Inc. as of December 31, 2007, 2006, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Since our previous report dated March 29, 2008, it was determined that the consolidated financial statements needed restatement to make corrections as described in note 21.

Hong Kong, China
March 29, 2008,	Albert Wong & Co.
except for note 21, as to which the date is August 20, 2008	Certified Public Accountants

1

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US Dollars)

	Notes	2007	2006	2005	2004
ASSETS
Current assets
Cash and cash equivalents	2(j)	$9,210,121	$3,013,520	$2,946,423	$8,435,453
Pledged deposits	4	500,000	-	-	-
Trade receivables	2(i)&5	13,854	190,989	534,866	536,452
Inventories	2(h)&7	17,883,652	7,268,594	5,244,189	3,256,755
Advances to suppliers		5,736,267	-	1,526	5,584
Prepaid VAT and other taxes		2,457,137	674,184	607,383	314,680
Other receivables	6	27,896	124,767	577,496	520,554

Total current assets		$35,828,927	$11,272,054	$9,911,883	$13,069,478
Property, plant and equipment, net	2(f)&8	22,563,196	20,557,531	15,646,165	6,177,618
Land use rights, net	2(e)&9	3,444,081	3,416,162	1,118,471	1,117,938
Prepaid deposits for equipment and construction		8,896,327	-	414,314	89,164

TOTAL ASSETS		$70,732,531	$35,245,747	$27,090,833	$20,454,198
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	10	$12,305,000	$6,523,825	$4,335,235	$2,425,479
Current portion of long-term bank
loans	12	47,433	51,309	27,390	29,149
Accounts payable		12,921	723,506	535,715	1,754,410
Amounts due to construction		-	885,811	2,736,888	-
Other payables	11	44,380	24,763	93,940	150,972
Customers deposits		2,656,777	2,337,371	2,404,180	1,774,682
Accrued liabilities		521,114	503,734	501,288	215,412

Total current liabilities		$15,587,625	$11,050,319	$10,634,636	$6,350,104
Long-term liabilities
Long-term bank loans	12	457,107	461,777	273,897	320,625

TOTAL LIABILITIES		$16,044,732	$11,512,096	$10,908,533	$6,670,729

See notes to consolidated financial statements

2

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US Dollars)

	Notes	2007	2006	2005	2004

STOCKHOLDERS’ EQUITY
Preferred Stock – $0.001 par value 50,000,000 share authorized ; 9,999,999, none, none, and none issued and outstanding as of December 31, 2007, 2006, 2005, and 2004 respectively. (Restated)	13	$10,000	$-	$-	$-

Common stock - $0.001 par value 100,000,000 shares authorized; 20,000,003, 18,500,000, 18,500,000, and 18,500,000 shares issued and outstanding as of December 31, 2007, 2006, 2005, and 2004 respectively. (Restated)	14	20,000	18,500	18,500	18,500
Additional paid-in capital (Restated)	14	38,389,635	12,248,936	12,228,936	12,228,936
Statutory reserves	2(t)	3,490,834	1,716,827	643,236	270,697
Retained earnings (Restated)		9,421,860	8,860,198	3,077,899	1,449,363

Accumulated other comprehensive income (Restated)	2(u)	3,355,470	889,190	213,729	(184,027)

		$54,687,799	$23,733,651	$16,182,300	$13,783,469

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$70,732,531	$35,245,747	$27,090,833	$20,454,198

See notes to consolidated financial statements

3

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US Dollars)

		2007	2006	2005	2004
	Notes

Net sales (Restated)	2(l)&19	$155,206,867	$88,078,494	$38,430,465	$26,325,611
Cost of sales	2(m)&19	(142,568,658)	(79,862,179)	(35,132,664)	(24,557,296)
Gross profit		$12,638,209	$8,216,315	$3,297,801	$1,768,315

Selling expenses		(146,411)	(63,209)	(43,094)	(54,553)
General and administrative expenses (Restated)		(1,812,450)	(1,078,184)	(1,103,262)	(902,258)
Income from continuing operations (Restated)		$10,679,348	$7,074,922	$2,151,445	$811,504

Interest expenses, net	16	(394,705)	(219,032)	(150,370)	(100,455)
Other income-government grant		39,385	-	-	211,168
Income before taxation		$10,324,028	$6,855,890	$2,001,075	$922,217

Income tax	2(s)&17	-	-	-	-
Net income		$10,324,028	$6,855,890	$2,001,075	$922,217

Beneficial conversion feature on Series A preferred stock		(7,988,359)	-	-	-
Net income attributable to common shareholders		$2,335,669	$6,855,890	$2,001,075	$922,217

Foreign currency translation adjustment (Restated)		2,466,280	675,461	397,756	398

Comprehensive income (Restated)		$4,801,949	7,531,351	2,398,831	922,615

Basic earnings per share	15	$0.12	$0.34	$0.10	$0.05

Diluted earnings per share (Restated)	15	$0.07	0.34	0.10	0.05

Basic weighted average share outstanding	15	19,998,473	19,998,473	19,998,473	19,998,473

Diluted weighted average share outstanding (Restated)	15	34,003,038	19,998,473	19,998,473	19,998,473

See notes to consolidated financial statements

4

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US Dollars)

								Accumulated
	Common stock			Additional				other
	Number		Preferred	paid-in	Statutory	Retained		comprehensive
	of share	Amount	stock	capital	reserves	earnings		income	Total

Bal., 1/1/2004	18,500,000	$18,500	-	12,049,027	119,636	678,207		(184,425)	12,680,945
Net income	-	-	-	-	-	922,217		-	922,217
Addition of capital	-	-	-	179,909	-	-		-	179,909
Appropriations to surplus reserves	-	-	-	-	151,061	(151,061)		-	-
Foreign currency adjustment	-	-	-	-	-	-		398	398

Bal., 12/31/2004	18,500,000	$18,500	-	12,228,936	270,697	1,449,363		(184,027)	13,783,469

Bal., 1/1/2005	18,500,000	$18,500	-	12,228,936	270,697	1,449,363		(184,027)	13,783,469
Net income	-	-	-	-	-	2,001,075		-	2,001,075
Appropriations to surplus reserves	-	-	-	-	372,539	(372,539)		-	-
Foreign currency adjustment	-	-	-	-	-	-		397,756	397,756

Bal., 12/31/2005	18,500,000	$18,500	-	12,228,936	643,236	3,077,899		213,729	16,182,300

Bal., 1/1/2006	18,500,000	$18,500	-	12,228,936	643,236	3,077,899		213,729	16,182,300
Net income	-	-	-	-	-	6,855,890		-	6,855,890
Addition of capital	-	-	-	20,000	-	-		-	20,000
Appropriations to surplus reserves	-	-	-	-	1,073,591	(1,073,591)		-	-
Foreign currency adjustment	-	-	-	-	-	-		675,461	675,461

Bal., 12/31/2006	18,500,000	$18,500	-	12,248,936	1,716,827	8,860,198		889,190	23,733,651

Bal., 1/1/2007	18,500,000	$18,500	-	12,248,936	1,716,827	8,860,198		889,190	23,733,651
Net income	-	-	-	-	-	10,324,028		-	10,324,028
Reverse acquisition	1,497,608	1,498	-	(88)	-	-		-	1,410
Addition of capital	2,395	2	10,000	26,140,787	-	-		-	26,150,789
Beneficial conversion feature on Series A preferred stock	-	-		-	-	(7,988,359	) -	-	(7,988,359)
Appropriations to surplus reserves	-	-	-	-	1,774,007	(1,774,007)		-	-
Foreign currency adjustment	-	-	-	-	-	-		2,466,280	2,466,280

Bal., 12/31/2007	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860		3,355,470	54,687,799

See notes to consolidated financial statements

5

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006, 2005 AND 2004
(Stated in US Dollars)

	2007	2006	2005	2004
Cash flows from operating activities
Net income	$10,324,028	$6,855,890	$2,001,075	$922,217
Depreciation	2,028,313	1,461,597	512,370	503,092
Amortization	78,397	52,827	32,542	27,061
Gain on disposal of fixed assets	(13,048)	-	-	-

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Accounts receivable	182,708	353,941	15,498	(77,589)
Inventories	(9,712,307)	(1,814,596)	(1,871,350)	3,068,939
Advances to suppliers	(5,508,012)	1,544	4,139	(5,584)
Prepaid VAT and other taxes	(1,667,452)	(45,954)	(279,892)	470,583
Other receivables	714,295	463,017	(40,972)	35,130
Accounts payable	(730,106)	166,753	(1,244,928)	(1,747,811)
Other payables	(698,636)	(70,762)	(60,051)	(414,050)
Customers deposits	152,225	(142,442)	573,510	1,592,010
Accrued liabilities	(16,561)	(13,664)	275,752	(39,553)

Net cash provided by/(used in) operating activities	$(4,866,156)	$7,268,151	$(82,307)	$4,334,445

Cash flows from investing activities
Payment of plant and equipment	(386,260)	(7,251,862)	(6,578,076)	(199,502)
Sales proceeds of plant and equipment	55,138	-	-	-
Payment of construction in progress	(11,702,842)	-	(716,540)	(709,226)
Payment of land use right	120,560	(2,267,341)	(4,023)	(144,784)
Increase in restricted cash	(500,000)	-	-	-

Net cash used in investing activities	$(12,413,404)	$(9,519,203)	$(7,298,639)	$(1,053,512)

Cash flows from financing activities
Issue of share capital and warrants	17,849,093	20,000	-	179,906

Bank borrowings	11,815,365	6,898,366	6,473,013	2,385,598

Bank loan repayments	(6,737,488)	(4,696,050)	(4,713,320)	(2,400,296)

Net cash provided by financing activities	$22,926,970	$2,222,316	$1,759,693	$165,208

Net in cash and cash equivalents (used)/sourced	5,647,410	(28,736)	(5,621,253)	3,446,141

Effect of foreign currency translation on cash and cash equivalents	549,091	95,833	132,223	425

Cash and cash equivalents–beginning of year	3,013,520	2,946,423	8,435,453	4,988,887

Cash and cash equivalents–end of year	$9,210,121	$3,013,520	$2,946,423	$8,435,453

Supplementary cash flow information:
Interest received	$64,277	$26,715	$5,721	$2,686
Interest paid	457,647	244,723	155,925	103,057

See notes to consolidated financial statements

6

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yanglin Soybean Inc. (the “Company”) was incorporated in the state of Nevada on May 26, 1921. Prior to October 3, 2007 the company has only nominal operations and assets.

On October 3, 2007, the Company executed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares at $0.001 par value in exchange for all Faith Winner (BVI) shares.

The exchange transaction was accounted for as a reverse acquisition in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141. “Business Combinations”. The 1,494,173 shares of Yanglin Soybean Inc. outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction, which was a deficit of $210,496. Accordingly, the consolidated statements of income include the results of operations of Heilongjiang Yanglin Soybean Group Co., Ltd from the acquisition date through December 31, 2007, 2006, 2005, and 2004.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), which entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. The Consignment Agreements was entered on September 1, 2007, and the other agreements were all signed on September 24, 2007. As a result of entering the abovementioned agreements, WFOE  deem to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidated of Variable Interest Entities, and Interpretation of ARB No. 51. The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal throughout the Province of Heilongjiang, China.

7

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

The share exchange transaction has been accounted for as a recapitalization of Yanglin Soybean Inc. where the Company (the legal acquirer) is considered the accounting acquiree and Faith Winner (BVI) (the legal acquiree) is considered the accounting acquirer. As a result of this transaction, the Company is deemed to be a continuation of the business of Faith Winner (BVI).

Accordingly, the accompanying financial statements are those of the accounting acquirer: Faith Winner (BVI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

(b)	Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

The company owned the three subsidiaries since its reverse-merger on October 3, 2007. Retroactively restated as of December 31, 2006, 2005, and 2004, the detailed identities of the consolidating subsidiaries would have been as follows:

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

8

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives are arranging from 22 to 50 years.

9

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	10 years
Machinery and equipment	3.5 - 30 years
Office equipment	4 - 20 years
Motor vehicles	10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(g)	Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes.  Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

During the reporting years, there was no known impairment loss.

(h)	Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

10

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers in considering with a variety of factors, including the length of  past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

(j)	Cash and cash equivalents

The Company considers all highly liquidate investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	2007	2006	2005	2004
Cash on hand	18,362	13,808	39,661	16,048
Industrial And Commercial Bank of China	-	229	2,034	33,098
Agricultural Development Bank of China	1,362,651	448,935	371,592	-
Agricultural Bank of China	7,829,108	2,550,548	2,532,726	8,385,907
Bank of China	-	-	410	400

(k)	Foreign currency translation

The accompanying financial statements are presented in United States dollars.  The reporting currency of the Group is the U.S. dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2007	2006	2005	2004
Year end RMB : USD exchange rate	7.31410	7.81750	8.07340	8.28650
Average yearly RMB : USD exchange rate	7.61720	7.98189	8.20329	8.28723

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

11

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

(m)	Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Written-down of inventory to lower of cost or market is also reflected in cost of revenues.

(n)	Leases

The Group did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in general and administrative expenses were nil, $123,822, $113,369 and $142,388 for the years ended December 31, 2007, 2006, 2005 and 2004 respectively.

(o)	Advertising

The Group expensed all advertising costs as incurred.  Advertising expenses included in selling expenses were $9,167, $501, $291 and $5,015 for the years ended December 31, 2007, 2006, 2005 and 2004 respectively.

(p)	Shipping and handling

All shipping and handling are expensed as incurred.  Shipping and handling expenses included in selling expenses were $75,347, $50,446, $28,746, and $26,055 for the years ended December 31, 2007, 2006, 2005 and 2004 respectively.

(q)	Research and development

All research and development costs are expensed as incurred. The research and development costs included in general and administrative expenses were $11,815, nil, nil, and nil for the years ended December 31, 2007, 2006, 2005, and 2004 respectively.

(r)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in general and administrative expenses were $168,535, $72,129, $27,073 and $24,742 for the years ended December 31, 2007, 2006, 2005 and 2004 respectively.

12

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(s)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

(t)	Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves. The amounts included in the statutory reserves consisted of surplus reserve of $2,327,222 and common welfare fund of $1,163,612 as of December 31, 2007.

(u)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

13

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(v)	Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within that fiscal year. The Company is currently evaluating the impact of SFAS 157 on its operation and financial conditions.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permit existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements

In February 2007, FASB issued Statement of Financial Accounting Standards No. (“SFAS”) 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between entities that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for our fiscal year beginning on January 1, 2008.
The Company does not anticipate that the adoption of this standard will have a material impact on these consolidated financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”).   SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007.  SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007.    Adoption of SAB 110 is not expected to have a material impact on the Company’s consolidated financial statements

14

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”.  SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

15

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

3.    CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments which potentially expose the Group to concentrations of credit risk, consists of cash and accounts receivable as of December 31, 2007, 2006, 2005, and 2004. The Group performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of December 31, 2007, 2006, 2005, and 2004, the Group’s bank deposits were all conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the years ended December 31, 2007, 2006, 2005, and 2004, all of the Group’s sales were generated from the PRC. In addition, all accounts receivable as of December 31, 2007, 2006, 2005, and 2004 also arose in the PRC.

The maximum amount of loss exposure due to credit risk that the Group would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset in the balance sheet.

Normally the Group does not require collateral from customers or debtors.

Details of the customer account for 10% or more of the Group’s revenue are as follows:

	Year ended December 31,
	2007	2006	2005	2004

Customer A	$9,067,445	$-	$-	$-
Details of customer account for 10% or more of the Group’s accounts receivable are as follows:

	December 31,
	2007	2006	2005	2004

Customer B	$7,928	$-	$-	$-
Customer C	7,140	-	-	-
Customer D	-	81,361	-	-
Customer E	-	111,317	-	-
Customer F	-	-	63,631	-
Customer G	-	-	363,146	358,222

4.    PLEDGED DEPOSITS

Pledged deposits are restricted cash with banks for operating security purpose.

16

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

5.    TRADE RECEIVABLES, NET

Details of trade receivables are as follows:
	2007	2006	2005	2004

Trade receivables, gross	$15,067	$192,678	$537,336	$539,000
Provision for doubtful debts	(1,213)	(1,689)	(2,470)	(2,548)

	$13,854	$190,989	$534,866	$536,452

All of the above trade receivables are due within 12 months of aging.

An analysis of the allowance for doubtful accounts for the years ended December 31, 2007, 2006, 2005 and 2004 is as follows:
	2007	2006	2005	2004

Balance at beginning of year	$1,689	$2,470	$2,548	$2,306
Addition/(reduction) of bad debt expense	(569)	(844)	(143)	242
Foreign exchange adjustment	93	63	65	-

Balance at end of year	$1,213	$1,689	2,470	2,548
Allowance was made when collection of the full amount is no longer probable.  Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimations of future performance.

6.    OTHER RECEIVABLES

Details of other receivables are as follows:
	2007	2006	2005	2004
Advances to employees for purchasing materials	$14,108	$89,570	$492,088	$258,527
Advances for traveling	-	-	54,820	44,627
Loans to employees	9,777	14,176	10,163	213,550
Sundry	4,011	21,021	20,425	3,850

	$27,896	$124,767	$577,496	$520,554
Loans to employees are unsecured, interest-free, and repayable on demand.

7.	INVENTORIES

Inventories comprise the followings:
	2007	2006	2005	2004

Finished goods	$537,360	$3,106,642	$718,697	$1,318,048
Raw materials	17,346,292	4,161,952	4,525,492	1,938,707

	$17,883,652	$7,268,594	$5,244,189	$3,256,755

17

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment comprise the followings:
	2007	2006	2005	2004
At cost
Building	$7,060,690	$6,602,826	$1,679,186	$1,620,385
Machinery and equipment	17,900,662	16,709,858	11,179,178	4,548,975
Office equipment	134,060	110,394	106,896	91,942
Motor vehicles	1,054,995	708,048	638,389	480,454

	$26,150,407	$24,131,126	$13,603,649	$6,741,756
Less: accumulated depreciation	(5,931,919)	(3,573,595)	(2,015,299)	(1,456,242)

	$20,218,488	$20,557,531	$11,588,350	$5,285,514
Construction in progress	2,344,708	-	4,057,815	892,104

	$22,563,196	$20,557,531	$15,646,165	$6,177,618

As of December 31, 2007, building with net book value of $3,135,292 and machinery and equipment with net book value of $5,190,309 of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

Depreciation expense is included in the statement of income and comprehensive income as follows:
	2007	2006	2005	2004

Cost of sales	$1,686,129	$1,158,120	$420,381	$430,279
General and administrative expenses	342,184	303,477	91,989	72,813

	$2,028,313	$1,461,597	$512,370	$503,092

Construction in progress represents direct costs of construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.  Capital commitments in respect of these projects are $6,199,515 at December 31, 2007.

Construction in progress mainly comprises capital expenditures for construction of the Group’s corporate campus, including offices, factories and staff dormitories.

18

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

9.	INTANGIBLE ASSETS, NET

Intangible assets are as follows:
	2007	2006	2005	2004

Land use rights, at cost	$3,743,422	$3,619,839	$1,263,465	$1,230,970
Less: accumulated amortization	(299,341)	(203,677)	(144,994)	(113,032)

	$3,444,081	$3,416,162	$1,118,471	$1,117,938

Amortization expenses included in the costs of sales for the years ended December 31, 2007, 2006, 2005, and 2004 were $78,397, $52,827, $32,542, and $27,061, respectively. Estimated amortization expense for the next five years is approximately $81,646 each year.

As of December 31, 2007, land use rights with net book value of $1,233,393 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

10.	SHORT-TERM BANK LOANS

Short-term bank loans are as follows:
	2007	2006	2005	2004
Loans from Agricultural Development Bank of China, interest rates at 7.02% per annum, due August 29, 2008	$8,203,333	$-	$-	$-

Loans from Agricultural Development Bank of China, interest rates at 7.29% per annum, due November 21, 2008	4,101,667	-	-	-

Loans from Agricultural Development Bank of China, interest rates at 6.12% per annum, due June 29, 2007	-	6,523,825

Loans from Industrial And Commercial Bank of China, interest rates at 7.25% per annum, due September 18, 2006	-	-	619,319	2,353,226

Loans from County Deposit Centre interest rates at 7.25% per annum, due November 9, 2005	-	-	-	32,583

19

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

10.	SHORT-TERM BANK LOANS (Continued)

	2007	2006	2005	2004
Loans from Industrial And Commercial Bank of China, interest rates at 5.58% per annum, due December 1, 2006	$-	$-	$-	$39,670

Loans from Agricultural Development Bank of China, interest rates at 5.22% per annum, due April 12, 2006	-	-	3,715,916	-

	$12,305,000	$6,523,825	$4,335,235	$2,425,479

Interest paid for the years ended December 31, 2007, 2006, 2005, and 2004 were $415,632, $223,296, $142,951, and $92,918, respectively.

11.	OTHER PAYABLES

Other payables are as follows:

	2007	2006	2005	2004

Due for employees	$10,670	$9,982	$67,889	$54,545
Subsidy loan from government	-	-	-	69,993
Sundry	33,710	14,781	26,051	26,434

	$44,380	$24,763	$93,940	$150,972

Due for employees are unsecured, interest-free, and repayable on demand. They are travel and expenses reimbursements.

Subsidy loan from government are unsecured, interest-free and due on April 30, 2005.

20

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

12.	LONG-TERM BANK LOANS

Long-term bank loans are as follows:
	2007	2006	2005	2004
Loans from Industrial And Commercial Bank of China, interest rates at 8.892% per annum, with various installments, final due October 28, 2016	$504,540	$513,086	$301,287	$349,774

Current portion due within one year	(47,433)	(51,309)	(27,390)	(29,149)

	$457,107	$461,777	$273,897	$320,625

All of the installments due in 2007 were paid on their due dates.  Interest paid for the years ended December 31, 2007, 2006, 2005, and 2004 were $42,015, $21,427, $12,974, and $10,139, respectively.

The future principal payments under the bank loans as of December 31, 2007 are as follows:

Year

2008	$47,433
2009	50,979
2010	54,523
2011	58,067
2012	61,611
Thereafter	231,927
$504,540

21

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

13.	PREFERRED STOCK AND WARRANTS

On October 3, 2007, the Company sold 10,000,000 shares of Series A Preferred Stock and various stock purchase warrants for cash consideration totaling $21.5 million dollars. The exercise price, expiration date and number of share eligible to be purchased with the warrants are summarized in the following table:

Series of warrant	Number of shares	Exercise price	Contractual term
Series A	10,000,000	$2.75	5.00 years
Series B	5,000,000	$3.50	5.00 years
Series J	7,801,268	$2.37	1.50 years
Series C	7,801,268	$3.03	5.00 years
Series D	3,900,634	$3.85	5.00 years

The Series A preferred stock has liquidation rights senior to common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Share.  In the event of a liquidation of the Company, holders of Series A preferred stock are entitled to receive a distribution equal to $2.15 per share of Series A preferred stock prior to any distribution to the holders of common stock or any other stock that ranks junior to the Series A Preferred Shares. The Series A preferred stock is entitled to non-cumulative dividends only upon declaration of dividends by the Company.  To date, no dividends have been declared or accrued.  The Series A preferred stock will participate based on their respective as-if conversion rates if the Company declares any dividends.  Holders of Series A Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares.

The gross proceeds of the transaction were $21.5 million. The proceeds from the transaction were allocated to the Series A preferred stock, warrants and beneficial conversion feature based on the relative fair value of the securities.  The value of the Preferred Series A was determined by reference to the market price of the common shares into which it converts, and the gross value of the warrants was calculated using the Black –Scholes model with the following assumptions:  expected life of 5 year, volatility of 27% and an interest rate of 4.24%.

The Company recognized a beneficial conversion feature discount on the Series A preferred stock at its intrinsic value, which was the fair value of the common stock at the commitment date for the Series A preferred stock investment, less the effective conversion price but limited to the $21.5 million of proceeds received from the sale. The Company recognized the $8.0 million beneficial conversion feature as an increase in paid in capital in the accompanying consolidated balance sheets on the date of issuance of the Series A preferred shares since the Series A preferred shares were convertible at the issuance date.

The agreement also provides that if the Company doesn’t file, or if the registration statements aren’t declared effective throughout the required period, or if the company ceases to trade on certain exchanges as defined, the Company shall pay damages equal to 1.5% of the amount invested for each calendar month capped at a cumulative damage payment amount of 15%.  Further, if the Company fails to obtain a listing on NASDAQ or the New York Stock Exchange, then 1,000,000 shares of common stock of the company will be given to the investors.  The company is accounting for these penalties in accordance with FAS 5 - Accounting for Contingencies, whereby the penalty will not be recorded as a liability until and if it is probable the penalty will be incurred. No penalty has been recorded in the accompanying consolidated financial statements for this instance.

22

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

14.	CAPITALIZATION

As a result of the Group’s reverse-merger on October 3, 2007, the Group’s capital structure has been changed. The number of common stock was 20,000,003 after reverse-merger. The common stock is $20,000 with paid-in capital $38,389,635. The new capital structure will be retroactively restated in the consolidated balance sheet as of December 31, 2007, 2006, 2005 and 2004.

15.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

Earnings:	2007	2006	2005	2004

Net income	$10,324,028	$6,855,890	$2,001,075	$922,217
Beneficial conversion feature on Series A preferred stock	(7,988,359)	-	-	-

Net income attributable to common shareholders	$2,335,669	$6,855,890	$2,001,075	$922,217

Number of shares:

Weighted average number of common stock for the purpose of basic earnings per share	19,998,473	19,998,473	19,998,473	19,998,473
Effect of dilutive potential common stock - conversion of convertible preferred stock	9,999,999	-	-	-
Effect of dilutive potential common stock - conversion of warrants	4,004,566	-	-	-

Weighted average number of common stock for the purpose of dilutive earnings per share	34,003,038	19,998,473	19,998,473	19,998,473

Earnings per share

Basic earnings per share	0.12	0.34	0.10	0.05

Dilutive earnings per share	0.07	0.34	0.10	0.05

23

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

16.	INTEREST EXPENSES, NET

Interest expenses, net for the years ended December 31, 2007, 2006, 2005 and 2004 are as follows:

	2007	2006	2005	2004

Interests on bank borrowings	$457,647	$244,723	$155,925	$103,057
Bank charges	1,335	1,024	166	84
Bank deposit interest income	(64,277)	(26,715)	(5,721)	(2,686)

	$394,705	$219,032	$150,370	$100,455

17.	INCOME TAXES

(a)
The Company is registered in the State of Nevada whereas its subsidiary, Faith Winner (BVI) being incorporated in the British Virgin Islands is not subject to any income tax and conducts all of its business through its PRC subsidiary, Faith Winner (Jixian) and VIE, Yanglin (see note 1).

Faith Winner (Jixian), and Yanglin, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

However, Yanglin has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to 2008.  After 2008, review is required for the extension of the tax exemption status.

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	2007	2006	2005	2004

U.S. statutory rate	34%	34%	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%	(34)%	(34)%
PRC Enterprise Income Tax	33%	33%	33%	33%
Tax exemption	(33)%	(33)%	(33)%	(33)%

Provision for income tax	-	-	-	-

(b)	For 2004 to 2007, the PRC corporate income tax rate was 33%. Heilongjiang Yanglin Soybean Group Co., Ltd are entitled to tax exemptions (tax holidays) for 2004 to 2007.

Income before income tax expenses of $10,324,028, $6,855,890, $2,001,075, and $922,217 for 2007, 2006, 2005, and 2004 respectively, was attributed to subsidiaries with operations in China. Income tax (benefit) expense related to China income for 2007, 2006, 2005, and 2004 are nil, nil, nil, and nil, respectively.

24

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

17.	INCOME TAXES(Continued)

The combined effects of the income tax expense exemptions and reductions available to the Company for the years ended December 31, 2007, 2006, 2005, and 2004 are as follows:

	2007	2006	2005	2004

Tax holiday effect	$3,406,929	2,262,444	660,355	304,332
Basic net income per share effect	0.17	0.12	0.04	0.02

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Group.

25

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

19.	SALES BY PRODUCTS

The Company operates in one business segment, manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal throughout the Province of Heilongjiang, China.

Originally, the Group has four product types. Since 2006, Soybean trading was ceased. For the years ended December 31, 2007, 2006, 2005 and 2004, the Group’s net sales and cost of sales from these four product types, soybean meal, soybean oil, soybean and salad oil products are shown as follows:

2007	Soybean	Soybean
	meal	oil	Soybean	Salad oil	Consolidated

Net sales	92,563,442	47,071,641	-	15,571,784	155,206,867
Cost of sales	(86,654,275)	(42,075,631)	-	(13,838,752)	(142,568,658)

Segment result	5,909,167	4,996,010	-	1,733,032	12,638,209

2006	Soybean	Soybean
	meal	oil	Soybean	Salad oil	Consolidated

Net sales	58,770,932	22,149,399	-	7,158,163	88,078,494
Cost of sales	(53,256,342)	(20,080,631)	-	(6,525,206)	(79,862,179)

Segment result	5,514,590	2,068,768	-	632,957	8,216,315

2005	Soybean	Soybean
	meal	oil	Soybean	Salad oil	Consolidated

Net sales	25,762,803	11,420,786	194,008	1,052,868	38,430,465
Cost of sales	(23,541,691)	(10,409,603)	(197,274)	(984,096)	(35,132,664)

Segment result	2,221,112	1,011,183	(3,266)	68,772	3,297,801

2004	Soybean	Soybean
	meal	oil	Soybean	Salad oil	Consolidated

Net sales	17,069,225	7,153,854	834,659	1,267,873	26,325,611
Cost of sales	(15,849,872)	(6,980,263)	(728,516)	(998,645)	(24,557,296)

Segment result	1,219,353	173,591	106,143	269,228	1,768,315

26

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

20.	RELATED PARTIES TRANSACTIONS

The following material transactions with related companies, during the periods were opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

On October 3, 2007, we entered into a consulting agreement (“Consulting Agreement”) with our ex-President, Chief Executive Officer and Chief Financial Officer, Glenn A. Little. Pursuant to the Consulting Agreement, the services to be performed by Mr. Little include providing advice, information and true and correct copies of documents regarding our historical records and operations to our auditors, attorneys, officers and directors, and signing such documents as they may reasonably request and providing information to the extent the requested information is reasonably available to Mr. Little. In consideration thereof, Mr. Little will be paid the sum of $550,000; provided, however, that as a condition to the making of the foregoing payment, he shall have: (i) delivered a resignation from all officer positions effective upon delivery, (ii) delivered a resignation as director which shall be effective on the tenth (10th) day after we mail a Schedule 14f-1 to our shareholders of record; and (iii) appointed Mr. Shulin Liu as our director and Chief Executive Officer and Mr. Shaocheng Xu as our Chief Financial Officer. Mr. Little completed the provision of the services and was paid $550,000 as provided in the Consulting Agreement on October 4, 2007.

On November 2, 2006, Yanglin entered into a Financial Consulting Agreement (the “MHA Agreement”) with Mass Harmony Asset Management Limited (“MHA”). Pursuant to the MHA Agreement, Yanglin is to pay MHA an aggregate of RMB 300,000 (approximately US$ 39,891), half of which is payable within five business days upon the execution of the MHA Agreement, and the balance is due within five business days after the closing of a reverse merger.
Additionally. MHA is also to receive 1% of the issued and outstanding common stock of the Company post-private placement (including the underlying common stock of the Series A Preferred Stock) and warrants to purchase common stock of the Company valued at 5% of the dollar amount of private placement at an exercise price of 140% of the Series A Preferred Stock price. i.e. 500,000 warrants.
The services MHA shall render, pursuant to the MHA Agreement includes initial due diligence on Yanglin, preparing Yanglin’s business plan and assisting in the corporate restructuring and financial documentation. Our incumbent director, Yang Miao is the Managing Director and a shareholder of MHA.

27

YANGLIN SOYBEAN INC. F/K/A VICTORY DIVIDE MINING COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Stated in US Dollars)

21.	RESTATEMENT

In the course of the SEC review of registration statements on Form S-1 and Form S-1/A (File Nos. 333-150822), we restated our annual report on March 29, 2008 for the fiscal years ended December 31, 2007, 2006, 2005, and 2004. Our consolidated balance sheets as of December 31, 2007, 2006, 2005, and 2004, our consolidated statements of income, our consolidated statements of cash flows and our consolidated statements of changes in shareholders’ equity for the fiscal years ended December 31, 2007, 2006, 2005, and 2004, and also extended or modified certain notes to here consolidated financial statements. This restatement arose relating to: (1) the incorrect accounting treatment on the reverse acquisition including incorrect number of shares recorded as exchange for all the shares of Faith Winner Investments Limited, and the accumulated deficits had not been put into the additional paid-in capital. The impacts of the above have made the changes in figures as of December 31, 2007 by a decrease in additional paid-in capital by $88, and an increase of accumulated other comprehensive income by $88. The impacts of the above have made the changes in figures as of December 31, 2006, 2005, and 2004, by a decrease in share capital by $1,500, and an increase of additional paid-in capital by $1,500. (2) the inappropriate classification of the gain on disposal of fixed assets as other income. The impacts of the above have made the changes in figures as of December 31, 2007 by a decrease in other income by $13,048, and a decrease of general & administrative expenses by $13,048. (3) the omission of recognition of the beneficial conversion feature of convertible preferred stock as dividends. The impacts of the above have made the changes in figures as of December 31, 2007 by an increase in additional paid in capital and decrease in retained earnings by $7,988,359. Also the amount of earnings for purpose of basic earnings per share decreased as $2,335,669. (4) the omission of recognition of the effect of dilutive potential common stock by conversion of warrants. The impacts of the above have made the changes in figures as of December 31, 2007 by an increase in weighted average number of common stock for the purpose of dilutive earnings per share by 4,006,096, and a decrease of dilutive earnings per share by $0.275. (5)  the amount of preferred stock was not stated at par value. The impacts of the above have made the changes in figures as of December 31, 2007 by an increase in additional paid-in capital and decrease in preferred stock by $2,913,815.

28

YANGLIN SOYBEAN INC.

BALANCE SHEETS

	Original	Restated
	December 31,
	2007	2007
STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value 50,000,000 share authorized ; 9,999,999 issued and outstanding as of December 31, 2007	$2,923,815	$10,000

Additional paid-in capital	27,487,549	38,389,635

Retained earnings	17,410,219	9,421,860

Accumulated other comprehensive income	3,355,382	3,355,470

	Original	Restated
	December 31,
	2006	2006
STOCKHOLDERS’ EQUITY

Common stock - $0.001 par value 100,000,000 shares authorized; 18,500,000 shares issued and outstanding as of December 31, 2006	$20,000	$18,500

Additional paid-in capital	12,247,436	12,248,936

29

YANGLIN SOYBEAN INC.

BALANCE SHEETS (Continued)

	Original	Restated
	December 31,
	2005	2005
STOCKHOLDERS’ EQUITY

Common stock - $0.001 par value 100,000,000 shares authorized; 18,500,000 shares issued and outstanding as of December 31, 2005	$20,000	$18,500
Additional paid-in capital	12,227,436	12,228,936

	Original	Restated
	December 31,
	2004	2004
STOCKHOLDERS’ EQUITY
Common stock - $0.001 par value 100,000,000 shares authorized; 18,500,000 shares issued and outstanding as of December 31, 2004	$20,000	$18,500

Additional paid-in capital	12,227,436	12,228,936

30

YANGLIN SOYBEAN INC.

STATEMENTS OF INCOME

	Original	Restated
	For Year Ended December 31,
	2007	2007

General and administrative expenses	$(1,825,498)	$(1,812,450)

Income from continuing operations	10,666,300	10,679,348

Other income-gain on disposal of fixed assets	13,048	-

Foreign currency translation adjustment	2,466,192	2,466,280

Comprehensive income	12,790,220	4,801,949

Basic earnings per share	-	0.12

Diluted earnings per share	0.34	0.07

Diluted weighted average share outstanding	29,998,472	34,004,568

31

YANGLIN SOYBEAN INC.

STATEMENTS OF INCOME

	Original	Restated
	For Year Ended December 31,
	2005	2005

Net sales	$38,107,145	$38,430,465

Other sales	323,320	-

	Original	Restated
	For Year Ended December 31,
	2004	2004

Net sales	$26,046,389	$26,325,611

Other sales	279,222	-

32

YANGLIN SOYBEAN INC.

FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Stated in US dollars) (Unaudited)

YANGLIN SOYBEAN INC.

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

To:	The board of directors and shareholders of Yanglin Soybean Inc.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim consolidated balance sheets, and the related consolidated statements of income, stockholders’ equity and cash flows of Yanglin Soybean Inc. and consolidated subsidiaries as of September 30, 2008, and for the three-month and nine-month periods then ended. These interim financial information statements are the responsibility of the company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China	Albert Wong & Co.
October 30, 2008	Certified Public Accountants

1

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

	Notes	September 30, 2008	December 31, 2007
		(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	2(k)	$20,061,138	$9,210,121
Pledged deposits	4	484,000	500,000
Trade receivables	2(j)&5	89,048	13,854
Inventories	2(i)&7	2,415,051	17,883,652
Advances to suppliers		14,601,105	5,736,267
Prepaid VAT and other taxes		784,963	2,457,137
Other receivables	6	59,166	27,896

Total current assets		$38,494,471	$35,828,927
Property, plant and equipment, net	2(g)&8	22,797,235	22,563,196
Intangible assets, net	2(e),(f)&9	4,673,461	3,444,081
Prepaid deposits for equipment and construction		11,928,846	8,896,327

TOTAL ASSETS		$77,894,013	$70,732,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	10	$4,376,304	$12,305,000
Current portion of long-term bank loans	12	54,040	47,433
Accounts payable		61,283	12,921
Other payables	11	87,620	44,380
Customers deposits		1,624,486	2,656,777
Accrued liabilities		456,817	521,114

Total current liabilities		$6,660,550	$15,587,625
Long-term liabilities
Long-term bank loans	12	448,283	457,107

TOTAL LIABILITIES		$7,108,833	$16,044,732

See accompanying notes to consolidated financial statements

2

YANGLIN SOYBEAN INC.

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT SEPTEMBER 30, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

	Notes	September 30, 2008	December 31, 2007
		(Unaudited)	(Audited)
STOCKHOLDERS’ EQUITY
Preferred Stock – Series A $0.001 par value, 50,000,000 share authorized; 9,999,999 and 9,999,999 issued and outstanding as of September 30, 2008 and December 31, 2007 respectively	13	$10,000	$10,000

Common stock - $0.001 par value 100,000,000 shares authorized; 20,000,003 shares issued and outstanding as of September 30, 2008 and December 31, 2007 respectively	14	20,000	20,000
Additional paid-in capital	14	38,389,635	38,389,635
Statutory reserves	2(s)	3,490,834	3,490,834
Retained earnings		21,534,065	9,421,860
Accumulated other comprehensive income	2(t)	7,340,646	3,355,470

		$70,785,180	$54,687,799

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$77,894,013	$70,732,531

See accompanying notes to consolidated financial statements

3

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
(Stated in US Dollars)

		Nine months ended September 30,		Three months ended September 30,
		2008	2007	2008	2007
	Notes

Net sales	2(m)&18	$190,237,176	$92,218,105	$48,687,504	$23,025,069
Cost of sales	2(n)&18	(175,551,015)	(85,089,220)	(45,254,311)	(21,508,259)

Gross profit		$14,686,161	$7,128,885	$3,433,193	$1,516,810

Selling expenses		(180,726)	(98,453)	(61,756)	(29,386)
General and administrative expenses		(1,750,924)	(926,552)	(505,983)	(216,034)

Income from operation		$12,754,511	$6,103,880	$2,865,454	$1,271,390
Interest income		81,151	36,830	27,353	11,272
Interest expenses		(708,978)	(277,033)	(195,075)	(57,064)
Other expenses-donations		(14,479)	-	(131)	-

Income from operations before income taxes		$12,112,205	$5,863,677	$2,697,601	$1,225,598
Income taxes	2(r)&16	-	-	-	-

Net income		$12,112,205	$5,863,677	$2,697,601	$1,225,598

Foreign currency translation adjustment		3,985,176	980,047	112,368	24,601

Comprehensive income		$16,097,381	$6,843,724	$2,809,969	$1,250,199

Basic earnings per share	15	$0.61	$0.29	$0.13	$0.06

Diluted earnings per share	15	$0.32	$0.29	$0.07	$0.06

Basic weighted average share outstanding	15	20,000,003	19,998,473	20,000,003	19,998,473

Diluted weighted average share outstanding	15	38,339,885	19,998,473	40,661,881	19,998,473

See accompanying notes to consolidated financial statements

4

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2007 AND NINE MONTHS ENDED
SEPTEMBER 30, 2008 (Unaudited)
(Stated in US Dollars)

								Accumulated
	Common stock		Series A	Additional				other
	Number		preferred	paid-in	Statutory	Retained		comprehensive
	of share	Amount	stock	capital	reserves	earnings		income	Total

Bal., 1/1/2007	18,500,000	$18,500	-	12,248,936	1,716,827	8,860,198		889,190	23,733,651
Net income	-	-	-	-	-	10,324,028		-	10,324,028
Reverse acquisition	1,497,608	1,498	-	(88)	-	-		-	1,410
Addition of capital	2,395	2	10,000	26,140,787	-	-		-	26,150,789
Beneficial conversion feature on Series A preferred stock	-	-		-	-	(7,988,359	) -	-	(7,988,359)
Appropriations to surplus reserves	-	-	-	-	1,774,007	(1,774,007)		-	-
Foreign currency adjustment	-	-	-	-	-	-		2,466,280	2,466,280

Bal., 12/31/2007	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860		3,355,470	54,687,799

Bal., 1/1/2008	20,000,003	$20,000	10,000	38,389,635	3,490,834	9,421,860		3,355,470	54,687,799
Net income	-	-	-	-	-	12,112,205		-	12,112,205
Foreign currency adjustment	-	-	-	-	-	-		3,985,176	3,985,176

Bal., 9/30/2008	20,000,003	$20,000	10,000	38,389,635	3,490,834	21,534,065		7,340,646	70,785,180

See accompanying notes to consolidated financial statements

5

YANGLIN SOYBEAN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (Unaudited)
(Stated in US Dollars)

	Nine months ended September 30
	2008	2007
Cash flows from operating activities
Net income	$12,112,205	$5,863,677
Depreciation	1,546,582	1,519,796
Amortization	149,074	58,349
Gain on disposal of fixed assets	(7,144)	(11,777)

Adjustments to reconcile net income to net cash provided by operating activities:
Trade receivables	(72,740)	191,832
Inventories	16,323,716	(742,027)
Advances to suppliers	(8,306,554)	(2,210)
Amounts due to construction	(2,386,790)	(902,168)
Prepaid VAT and other taxes	1,798,972	(354,976)
Other receivables	1,080,275	(6,294)
Accounts payable	46,545	(734,617)
Other payables	(1,223,490)	1,166
Customers deposits	(1,185,324)	419,812
Accrued liabilities	(96,592)	(243,163)

Net cash provided by operating activities	$19,778,735	$5,057,400

Cash flows from investing activities
Payment of plant and equipment	(296,071)	(1,134,627)
Sales proceeds of plant and equipment	7,144	53,665
Payment of intangible assets	(1,127,332)	-
Decrease in pledged deposits	16,000	-

Net cash used in investing activities	$(1,400,259)	$(1,080,962)

Cash flows from financing activities
Bank borrowings	-	7,816,816
Bank loan repayments	(8,608,086)	(6,675,314)

Net cash (used in)/provided by financing activities	$(8,608,086)	$1,141,502

Net in cash and cash equivalents sourced	9,770,389	5,117,940

Effect of foreign currency translation on cash and cash equivalents	1,080,628	184,578

Cash and cash equivalents–beginning of period	9,210,121	3,013,520

Cash and cash equivalents–end of period	$20,061,138	$8,316,038

Supplementary cash flow information:
Interest received	$81,151	$36,830
Interest paid	708,978	277,033

See accompanying notes to consolidated financial statements

6

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Stated in US Dollars) (Unaudited)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yanglin Soybean Inc. (the “Company”) (formerly known as Victory Divide Mining Company) was incorporated in the state of Nevada on May 26, 1921. Prior to October 3, 2007 the company has only nominal operations and assets.

On October 3, 2007, the Company executed a reverse-merger with Faith Winner Investments Limited (“Faith Winner (BVI)”) by an exchange of shares whereby the Company issued 18,500,000 common shares at $0.001 par value in exchange for all Faith Winner (BVI) shares.

The exchange transaction was accounted for as a reverse acquisition in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141. “Business Combinations”. The 1,494,173 shares of Yanglin Soybean Inc. outstanding prior to the stock exchange transaction were accounted for at the net book value at the time of the transaction, which was a deficit of $210,496. Accordingly, the consolidated statements of income include the results of operations of Heilongjiang Yanglin Soybean Group Co., Ltd from the acquisition date through September 30, 2008, and 2007.

Faith Winner (BVI) formed Faith Winner (Jixian) Agriculture Development Company (“Faith Winner (Jixian)” or “WFOE”), which entered into a series of agreements with Heilongjiang Yanglin Soybean Group Co., Ltd. (“Yanglin”) including but not limited to management, loan, purchase option, consignment, trademark licensing, non-competition, etc. The Consignment Agreements was entered on September 1, 2007, and the other agreements were all signed on September 24, 2007. As a result of entering the abovementioned agreements, WFOE  deem to control Yanglin as a Variable Interest Entity as required by FASB Interpretation No. 46 (revised December 2003) Consolidated of Variable Interest Entities, an Interpretation of ARB No. 51. The reverse-merger also included an equity financing of $21,500,000 by the issuance of 10,000,000 Series A Convertible Preferred Stock at $2.15 per share to 10 accredited investors.

The Company, through its subsidiaries and Yanglin, (hereinafter, collectively referred to as “the Group”), is now engaged in the business of manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal throughout the Province of Heilongjiang, China.

On January 18, 2008, the Company changed its name from Victory Divide Mining Company to Yanglin Soybean Inc.

7

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company’s interim consolidated financial statements have been prepared in accordance with US GAAP.

The interim results of operations are not necessarily indicative of the results to be expected for the fiscal year ending December, 2008. The Company’s consolidated balance sheet as of December 31, 2007 has been taken from the Company’s audited consolidated balance sheet as of the date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the period presented. The Company’s accounting policies and certain other disclosure are set forth in the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying condensed interim consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with US GAAP.

(b)	Principles of consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Name of Company	Place of incorporation	Attributable interest

Faith Winner Investments Ltd	British Virgin Islands	100%

Faith Winner (Jixian) Agriculture Development Company	PRC	100%

Heilongjiang Yanglin Soybean Group Co. Ltd	PRC	100%
*Deemed variable interest entity member

8

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management made these estimates using the best information available at the time the estimates were made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Land use rights

Land use rights are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives range from 22 to 50 years.

(f)	Railway use rights

Railway use rights are stated at cost less accumulated amortisation. Amortisation is provided over the respective useful lives, using the straight-line method. Estimated useful life is 10 years.

9

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(g)	Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Buildings	10 - 35 years
Machinery and equipment	6 - 30 years
Office equipment	4 - 20 years
Motor vehicles	6 - 10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(h)	Accounting for the impairment of long-lived assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in SFAS No. 144. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognised based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting periods, there was no impairment loss.

(i)	Inventories

Inventories consist of finished goods, and raw materials, and are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

(j)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers in consideration of a variety of factors, including the length of past due, significant one-time events and the company’s historical experience.  Bad debts are written off as incurred.

10

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(k)	Cash and cash equivalents

The Company considers all highly liquidate investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	September 30, 2008	December 31, 2007
Cash on hand	$17,306	$18,362
Industrial And Commercial Bank of China	519	-
Agricultural Development Bank of China	1,113,144	1,362,651
Agricultural Bank of China	18,930,169	7,829,108

	$20,061,138	$9,210,121

(l)	Foreign currency translation

The accompanying financial statements are presented in United States dollars.  The reporting currency of the Group is the U.S. dollar (USD). Faith Winner (Jixian) and Yanglin use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	September 30, 2008	December 31, 2007	September 30, 2007
Twelve months ended
RMB : USD exchange rate	-	7.3141	-
Nine months ended
RMB : USD exchange rate	6.8551	-	7.5176
Average nine months ended
RMB : USD exchange rate	6.9989	-	7.6758
Average three months ended
RMB : USD exchange rate	6.8529	-	7.5691

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

11

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collection is reasonably assured.

(n)	Costs of sales

Cost of sales consists primarily of direct material costs, direct labor cost, direct depreciation and related direct expenses attributable to the production of products.  Written-down of inventory to lower of cost or market is also reflected in cost of revenues.

(o)	Advertising

The Group expensed all advertising costs as incurred.  Advertising expenses included in selling expenses were $4,418 and $7,921 for the nine months ended September 30, 2008 and 2007 respectively.

(p)	Shipping and handling

The distribution of shipping and handling expenses between selling expenses and general and administrative expenses is shown as follows:

	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Selling expenses	$67,919	$47,201
General and administrative expenses	2,639	-

	$70,558	$47,201

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit funding included in general and administrative expenses were $124,640 and $124,570 for the nine months ended September 30, 2008 and 2007 respectively.

12

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(r)	Income taxes

The Group accounts for income taxes using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

(s)	Statutory reserves

As stipulated by the PRC’s Company Law and as provided in the Faith Winner (Jixian), and Yanglin’s Articles of Association, Faith Winner and Heilongjiang Yanglin’s net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Making up cumulative prior years’ losses, if any;
(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is restricted for capital expenditure for the collective benefits of the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

On December 31, 2001, Heilongjiang Yanglin established a statutory surplus reserve as well as a statutory common welfare fund and commenced to appropriate 10% and 5%, respectively of the PRC net income after taxation to these reserves. The amounts included in the statutory reserves consisted of surplus reserve of $2,327,222 and common welfare fund of $1,163,612 as of September 30, 2008 and December 31, 2007.

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

13

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u)	Recent accounting pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.  SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), "Business Combinations”.  SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities”. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 directs the GAAP hierarchy to the entity, not the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to remove the GAAP hierarchy from the auditing standards. SFAS 162 is not expected to have a material impact on the Company’s financial statements.

14

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments which potentially expose the Group to concentrations of credit risk, consists of cash and trade receivable as of September 30, 2008 and December 31, 2007. The Group performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of September 30, 2008 and December 31, 2007, the Group’s bank deposits were all conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the nine months ended September 30, 2008, and 2007, all of the Group’s sales were generated from the PRC. In addition, all trade receivable as of September 30, 2008 and December 31, 2007, also arose in the PRC.

The maximum amount of loss exposure due to credit risk that the Group would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset in the balance sheet.

Normally the Group does not require collateral from customers or debtors.

For the nine months ended September 30, 2008 and 2007, there was no customer who account for 10% or more of the Group’s revenue.

For the nine months ended September 30, 2008 and year ended December 31, 2007, the customer account for 10% or more of the Group’s trade receivable are as follows:

	September 30, 2008	December 31, 2007

Customer A	$-	$7,927
Customer B	-	7,140
Customer C	90,342	-

4.	PLEDGED DEPOSITS

Pledged deposits are restricted cash kept in a trust account maintained in the United States for the purpose of investor and public relation affairs.

15

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

5.	TRADE RECEIVABLES, NET

Details of trade receivables are as follows:

	September 30, 2008	December 31, 2007

Trade receivables, gross	$90,342	$15,067
Provision for doubtful debts	(1,294)	(1,213)

	$89,048	$13,854

All of the above trade receivables are due within 12 months of aging.

An analysis of the allowance for doubtful accounts for the nine months ended September 30, 2008 and year ended December 31, 2007 is as follows:

	September 30, 2008	December 31, 2007

Balance at beginning of the period/year	$1,213	$1,689
Reduction of bad debt expense	-	(569)
Foreign exchange adjustment	81	93

Balance at end of the period/year	$1,294	$1,213

Allowance was made when collection of the full amount is no longer probable.  Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimations of future performance.

6.	OTHER RECEIVABLES

Details of other receivables are as follows:

	September 30, 2008	December 31, 2007

Advances to employees for purchasing materials	$32,268	$14,108
Loans to employees	1,717	9,777
Prepayments	20,902	-
Sundry	4,279	4,011

	$59,166	$27,896

Loans to employees are unsecured, interest-free, and repayable on demand.

16

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

7.	INVENTORIES

Inventories comprise the followings:

	September 30, 2008	December 31, 2007

Finished goods	$1,206,383	$537,360
Raw materials	1,208,668	17,346,292

	$2,415,051	$17,883,652

8.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net comprise the followings:

	September 30, 2008	December 31, 2007
At cost
Buildings	$6,715,805	$7,060,690
Machinery and equipment	19,653,982	17,900,662
Office equipment	143,036	134,060
Motor vehicles	1,202,164	1,054,995

	$27,714,987	$26,150,407
Less: accumulated depreciation	(7,745,275)	(5,931,919)

	$19,969,712	$20,218,488
Construction in progress	2,827,523	2,344,708

	$22,797,235	$22,563,196

As of September 30, 2008 and December 31, 2007, building with net book value of nil and $3,135,292 respectively and machinery and equipment with net book value of nil and $5,190,309 respectively of the Company were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

17

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

8.	PROPERTY, PLANT AND EQUIPMENT, NET (Continued)

Depreciation expense is included in the statement of income as follows:

	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Cost of sales	$1,107,195	$1,264,617
General and administrative expenses	439,387	255,179

	$1,546,582	$1,519,796

Construction in progress represents direct costs of construction and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.  Capital commitments in respect of these projects were $1,225,365 and $6,199,515 at September 30, 2008 and December 31, 2007 respectively.

Construction in progress mainly comprises capital expenditures for construction of the Group’s corporate campus, including offices, factories and staff dormitories.

9.	INTANGIBLE ASSETS, NET

Details of intangible assets, net are as follows:
	September 30, 2008	December 31, 2007

Land use rights, at cost	$3,994,072	$3,743,422
Railway rights, at cost	1,150,974	-
Less: accumulated amortization	(471,585)	(299,341)

	$4,673,461	$3,444,081

Amortization expense is included in the statement of income as follows:
	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Cost of sales	$63,992	$58,349
Selling expenses	85,082	-

	$149,074	$58,349

As of September 30, 2008 and December 31, 2007, land use rights with net book value of nil and $1,233,393 of the Group were pledged as collateral under certain loan arrangements. These loans were primarily obtained for general working capital.

18

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

10.	SHORT-TERM BANK LOANS

Details of short-term bank loans are as follows:

	September 30, 2008	December 31, 2007

Loans from Agricultural Development
Bank of China, interest rates at 7.02% -
7.47% per annum, due August 29, 2008	$-	$8,203,333

Loans from Agricultural Development
Bank of China, interest rates at 7.29% -
7.47% per annum, due November 21, 2008	4,376,304	4,101,667

	$4,376,304	$12,305,000

Interest expenses for the nine months ended September 30, 2008 and 2007 were $672,509, and $246,260 respectively.

11.	OTHER PAYABLES

Details of other payables are as follows:

	September 30, 2008	December 31, 2007

Due for employees	$34	$10,670
Deposits received for construction	87,586	-
Sundry	-	33,710

	$87,620	$44,380

Due for employees are unsecured, interest-free, and repayable on demand. They are travel and expenses reimbursements.

19

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

12.	LONG-TERM BANK LOANS

Details of long-term bank loans are as follows:
	September 30, 2008	December 31, 2007

Loans from Industrial And
Commercial Bank of China,
interest rates at 8.892% -9.405%
per annum with various installments,
final due October 28, 2016	$502,323	$504,540

Current portion due within one year	(54,040)	(47,433)

	$448,283	$457,107

Interest expenses for the nine months ended September 30, 2008 and 2007 were $36,469 and $30,773 respectively.

The future principal payments under the bank loans as of September 30, 2008 are as follows:

Year

2009	$54,040
2010	58,681
2011	63,727
2012	54,576
2013	57,875
2014 and thereafter	213,424
$502,323

20

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

13.	PREFERRED STOCK AND WARRANTS

On October 3, 2007, the Company sold 10,000,000 shares of Series A Preferred Stock and various stock purchase warrants for cash consideration totaling $21.5 million dollars. The exercise price, expiration date and number of share eligible to be purchased with the warrants are summarized in the following table:

Series of warrant	Number of shares	Exercise price	Contractual term
Series A	10,000,000	$2.75	5.00 years
Series B	5,000,000	$3.50	5.00 years
Series J	7,801,268	$2.37	1.50 years
Series C	7,801,268	$3.03	5.00 years
Series D	3,900,634	$3.85	5.00 years

The Series A preferred stock has liquidation rights senior to common stock and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Share.  In the event of a liquidation of the Company, holders of Series A preferred stock are entitled to receive a distribution equal to $2.15 per share of Series A preferred stock prior to any distribution to the holders of common stock or any other stock that ranks junior to the Series A Preferred Shares. The Series A preferred stock is entitled to non-cumulative dividends only upon declaration of dividends by the Company.  To date, no dividends have been declared or accrued.  The Series A preferred stock will participate based on their respective as-if conversion rates if the Company declares any dividends.  Holders of Series A Preferred Shares also have voting rights required by applicable law and the relevant number of votes shall be equal to the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares.

The gross proceeds of the transaction were $21.5 million. The proceeds from the transaction were allocated to the Series A preferred stock, warrants and beneficial conversion feature based on the relative fair value of the securities.  The value of the Preferred Series A was determined by reference to the market price of the common shares into which it converts, and the gross value of the warrants was calculated using the Black–Scholes model with the following assumptions:  expected life of 5 year, volatility of 27% and an interest rate of 4.24%.

The Company recognized a beneficial conversion feature discount on the Series A preferred stock at its intrinsic value, which was the fair value of the common stock at the commitment date for the Series A preferred stock investment, less the effective conversion price but limited to the $21.5 million of proceeds received from the sale. The Company recognized the $8.0 million beneficial conversion feature as an increase in paid in capital in the accompanying consolidated balance sheets on the date of issuance of the Series A preferred shares since the Series A preferred shares were convertible at the issuance date.

The agreement, also provides that if the Company doesn’t file, or if the registration statements aren’t declared effective throughout the required period, or if the company ceases to trade on certain exchanges as defined, the Company shall pay damages equal to 1.5% of the amount invested for each calendar month capped at a cumulative damage payment amount of 15%.  Further, if the Company fails to obtain a listing on NASDAQ or the New York Stock Exchange, then 1,000,000 shares of common stock of the company will be given to the investors.  The company is accounting for these penalties in accordance with FAS 5 - Accounting for Contingencies, whereby the penalty will not be recorded as a liability until and if it is probable the penalty will be incurred. No penalty has been recorded in the accompanying consolidated financial statements for this instance.

21

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

14.	CAPITALIZATION

As a result of the Group’s reverse-merger on October 3, 2007, the Group’s capital structure has been changed. The number of common stock was 20,000,003 after reverse-merger. The common stock is $20,000 with paid-in capital $38,389,635.

15.	EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	Nine months ended September 30,
Earnings:	2008	2007
Earnings for the purpose of basic
earnings per share	$12,112,205	$5,863,677
Effect of dilutive potential common
stock	-	-

Earnings for the purpose of dilutive
earnings per share	$12,112,205	$5,863,677

Number of shares:
Weighted average number of
common stock for the purpose of basic
earnings per share	20,000,003	19,998,473
Effect of dilutive potential common
stock - conversion of convertible preferred
stock	9,999,999	-
Effect of dilutive potential common
stock - conversion of warrants	8,339,883	-

Weighted average number of common
stock for the purpose of dilutive
earnings per share	38,339,885	19,998,473

22

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

16.	INCOME TAXES

(a)
The Company being registered in the State of Nevada and which conducts all of its business through its subsidiaries incorporated in PRC, is not subject to any income tax. The subsidiaries are Faith Winner (BVI), Faith Winner (Jixian), and Yanglin (see note 1).

Faith Winner (Jixian), and Yanglin, being registered in the PRC, are subject to PRC’s Enterprise Income Tax. Under applicable income tax laws and regulations, an enterprise located in PRC, including the district where our operations are located, is subject to a 25% enterprise income tax (“EIT”).

However, Yanglin has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to 2008.  After 2008, review is required for the extension of the tax exemption status.

A reconciliation between the income taxes computed at the U.S. statutory rate and the rate of Group’s provision for income taxes is as follows:

	Nine months ended September 30,
	2008	2007

U.S. statutory rate	34%	34%
Foreign income not recognized in the U.S.	(34)%	(34)%
PRC EIT	25%	33%
Tax exemption	(25)%	(33)%

Provision for income taxes	-	-

(b)	For 2008, the PRC EIT rate was 25% (2007: 33%). Heilongjiang Yanglin Soybean Group Co., Ltd are entitled to tax exemptions (tax holidays) for 2007 to 2008.

Income before income taxes of $12,112,205, and $5,863,677 for the nine months ended September 30, 2008, and 2007, respectively, was attributed to subsidiaries with operations in China. Income taxes related to China income for the nine months ended September 30, 2008, and 2007 are nil, and nil, respectively.

The combined effects of the income taxes exemptions and reductions available to the Company for the nine months ended September 30, 2008, and 2007 are as follows:

	Nine months ended September 30,
	2008	2007

Tax holiday effect	$3,028,051	1,935,013
Basic net income per share effect	0.15	0.10

(c)	No deferred tax has been provided as there are no material temporary differences arising during the nine months ended September, 2008 and 2007.

23

YANGLIN SOYBEAN INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
 (Stated in US Dollars) (Unaudited)

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade receivable, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest available to the Group.

18.   SALES BY PRODUCTS

The Group engaged in manufacturing, distribution, and selling of non-genetically modified soybean oil, soybean salad oil, and soybean meal throughout the Province of Heilongjiang, China. The Group has contracted with customers with three types of product altogether.

For the nine months ended September 30, 2008 and 2007, the Group’s net sales and cost of sales from these three product types, soybean meal, soybean oil and salad oil products are shown as follows:

For the nine months ended September 30, 2008
	Soybean meal	Soybean oil	Salad oil	Consolidated

Net sales	$113,332,034	55,754,467	21,150,675	190,237,176
Cost of sales	(104,983,766)	(51,377,511)	(19,189,738)	(175,551,015)

	$8,348,268	4,376,956	1,960,937	14,686,161

For the nine months ended September 30, 2007
	Soybean meal	Soybean oil	Salad oil	Consolidated

Net sales	$55,597,513	27,542,959	9,077,633	92,218,105
Cost of sales	(52,619,470)	(24,441,110)	(8,028,640)	(85,089,220)

	$2,978,043	3,101,849	1,048,993	7,128,885

The Group’s operations are located in the PRC.  All revenue is from customers in the PRC.  All of the Group’s assets are located in the PRC.  Sales are carried out in the PRC.  Accordingly, no analysis of the Group's sales and assets by geographical market is presented.

24

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with this offering:

SEC registration fee	$1,100.4
Printing expenses	$5,000
Fees and expenses of counsel for the Company	$75,000
Fees and expenses of accountants for the Company	$25,000
Miscellaneous	$10,000
TOTAL	$116,100.4

The Company will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers

The Nevada General Corporation Law provides that corporations may include a provision in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our Articles of Incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. In addition to the foregoing, our bylaws provide that we may indemnify directors to the fullest extent permitted by law that such law grants the corporation the power to indemnify.

The above provisions in our Articles of Incorporation and bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

(a)  Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Nevada General Corporation Law as the same exists or may hereafter be amended, the corporation may indemnify any director or officer whom it shall have power to indemnify under said section and the indemnification shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled.

(b)  Bylaws. Our Bylaws provide that we may indemnify our directors to the fullest extent permitted under the Nevada General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Series A Convertible Preferred Stock Purchase Agreement (the “Series A Preferred Agreement”) and Series A Convertible Preferred Stock

On October 3, 2007, we issued 10,000,000 shares of our series A Convertible Preferred Stock in exchange for consideration of $21,500,000.00 to Vision Opportunity Master Fund, Ltd. and other purchasers.

The offers, sales, and issuances of the securities described above were deemed to be exempted from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either accredited investor or had adequate access, through employment, business or other relationships, to information about us.

Pursuant to the Series A Convertible Preferred Stock Agreement, the purchasers were issued (i) Series A warrants (“Series A Warrants”) to purchase an aggregate of 10,000,000 shares of common stock at $2.75 per share and (ii) Series B warrants (“Series B Warrants”) to purchase an aggregate of 5,000,000 shares of Common Stock at $3.50 per share .

Further, the purchasers who purchased not less than $4 million worth of Series A Preferred were also issued an aggregate of 7,801,268 Series J Warrants, 7,801,268 Series C Warrants and 3,900,634 Series D Warrants. The Series J Warrants are exercisable for shares of our newly designated Series B Convertible Preferred Stock, par value $0.001 per share, at $2.37 per share. Each of the Series B Convertible Preferred Shares is convertible into one share of our common stock. The Series C and D Warrants are not exercisable by their holders unless and until the Series J Warrants are exercised. The exercise prices of the Series C and Series D Warrants are $ 3.03 and $3.85 respectively.

The Series A Warrants, the Series B Warrants, the Series J Warrants, the Series C Warrants and the Series D Warrants are collectively referred to herein as the “Warrants”.

The Warrants shall expire five (5) years from October 3, 2007, except for the Series J Warrant, which shall expire eighteen (18) months from October 3, 2007.

Item 16. Exhibits

The following exhibits are included with this filing or incorporated by reference as listed herein:

3.1*	Amended and Restated Articles of Incorporation

3.2	Bylaws incorporated by reference to the exhibit of the same number to our report on Form 10 SB 12G filed with the SEC on July 12, 2006.

3.3	Specimen of Common Stock certificate incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

3.4
Certificate of Designations authorizing the Series A Convertible Preferred Stock incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

3.5
Certificate of Designations authorizing the Series B Convertible Preferred Stock incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.1	Form of Series A Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.2	Form of Series B Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.3	Form of Series J Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.4	Form of Series C Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.5	Form of Series D Warrant incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.6	Form of Series E Warrant issued to Kuhns Brothers, Inc. incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.7	Form of Series F Warrant issued to Mass Harmony Asset Management Limited incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.8
Registration Rights Agreement dated October 3, 2007, by and among the Company and the Purchasers, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.9
Series J Registration Rights Agreement dated October 3, 2007, by and among the Company, Vision Opportunity Master Fund Ltd., Sansar Capital Special Opportunity Master Fund, LP (Cayman Master) and Vicis Capital Master Fund, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.10
Lock-Up Agreement, dated as of October 3, 2007, by and among the Company and Winner State (BVI), incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

4.11
Share Exchange Agreement, dated as of October 3, 2007 between the Company, Winner State (BVI), Fang Chen, Yang Miao and Ying Zhang, incorporated by reference to the exhibit of the 10.1 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.12
Series A Convertible Preferred Stock Purchase Agreement, dated as of October 3, 2007 between the Company and the Purchasers, incorporated by reference to the exhibit of 10.2 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.13
Securities Escrow Agreement, dated October 3, 2007, by and between the Company, Vision Opportunity Master Fund, Ltd as representative of the Purchasers, Winner State (BVI) and Loeb & Loeb LLP, as escrow agent, incorporated by reference to the exhibit of 10.3 to our report on Form 8-k filed with the SEC on October 10, 2007.

4.14*	Investor and Public Relations Escrow Agreement dated October 3, 2007, by and between the Company, Vision Opportunity Master Fund, Ltd. and Loeb & Loeb LLP, as escrow agent.

5.1*	Legal Opinion of Jolley Urga Wirth Woodbury & Standish.

10.1
Consulting Agreement, dated as of October 3, 2007, by and among the Company and Glenn A. Little, incorporated by reference to the exhibit of 10.4 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.2
Engagement Letter Agreement, dated December 12, 2006, by and between Yanglin and Kuhns Brothers, Inc, incorporated by reference to the exhibit of 10.5 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.3
Mass Harmony Financial Consulting Agreement (MHA Agreement), dated November 2, 2006 by and between Yanglin and Mass Harmony Asset Management Limited, incorporated by reference to the exhibit of 10.6 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.4	The Consignment Agreements, dated as of September 1, 2007, incorporated by reference to the exhibit of 10.7 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.5	Exclusive Purchase Option Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.8 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.6	Registered Trademark Transfer Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.9 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.7	Trademark Licensing Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.10 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.8	Consigned Management Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.11 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.9	Loan Agreement, dated as of September 24, 2007, incorporated by reference to the exhibit of 10.12 to our report on Form 8-k filed with the SEC on October 10, 2007.

10.10	Form of Soybean Purchase Contract incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.11	Form of Sales Contract for Soybean Product incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.12	Employment Contract-Shulin Liu as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.13	Employment Contract-Shaocheng Xu as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.14	Employment Contract-Zongtai Guo as of Sept. 24, 2007 incorporated by reference to the same number to our report on Form 10-k filed with the SEC on March 31, 2008.

10.15*	English Translation of Consulting Agreement dated Nov. 2, 2006 between the Company and Mass Harmony Management Ltd (Exhibit 10.3).

10.16
Agreement dated December 31, 2008 by and among the Company and the Holders incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2009.

10.17**	English Translation of Credit Line Approval Document.

15.1**	Consent of CPA, Albert Wong & Co dated February 11, 2009.

16.1	Letter from the Company to Hatfield, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

16.2	Letter from Hatfield to the SEC, incorporated by reference to the exhibit of the same number to our report on Form 8-k filed with the SEC on October 10, 2007.

16.3	Letter of Samuel H. Wong & Company, LLP, dated February 26, 2008, incorporated by reference to the exhibit of 16.1 to our report on Form 8-k/A filed with the SEC on February 28, 2008.

16.4	Letter of Samuel H. Wong & Company, LLP, dated March 17, 2008, incorporated by reference to the exhibit of 16.1 to our report on Form 8-k/A filed with the SEC on March 28, 2008.

21.1	List of Subsidiaries incorporated by reference to the exhibit of same number to our report on Form 10-k filed with the SEC on March 31, 2008

23.1*	Consent of Jolley Urga Wirth Woodbury & Standish (included in Exhibit 5.1 filed herewith)

23.2*	Consent of CPA, Albert Wong & Co dated April 30, 2008.

23.3*	Consent of CPA, Albert Wong & Co dated August 22, 2008.

23.4**	Consent of CPA, Albert Wong & Co dated February 11, 2009.

* filed previously.
** filed herewith.

Item 17. Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)  For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)  If the registrant is relying on Rule 430B:

(i)
Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2)  If the registrant is subject to Rule 430C:

Each prospectus filed pursuant to Rue 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jixian, Heilongjiang Province, P. R. China.

YANGLIN SOYBEAN, INC.
(Registrant)
February 17, 2009
	By:	/s/ SHULIN LIU
	Name:	Shulin Liu
	Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Shulin Liu	President and Chief Executive Officer (principal	February 17, 2009
Shulin Liu	executive officer) and Director

/s/ Shaocheng Xu	Chief Financial Officer (principal financial	February 17, 2009
Shaocheng Xu	officer and principal accounting officer)

/s/ Yang Miao	Director	February 17, 2009
Yang Miao

/s/ Zhongtai Guo	Director	February 17, 2009
Zhongtai Guo